EXECUTION VERSION	Exhibit 10.01

DEAL CUSIP: 45173JAF1

REVOLVER CUSIP: 45173JAG9

TERM A CUSIP: 45173JAH7

TERM B CUSIP: [  ]

CREDIT AGREEMENT

Dated as of March 4, 2019

among

II-VI INCORPORATED,

as the Borrower,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and an L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

BANK OF AMERICA, N.A.,

PNC CAPITAL MARKETS LLC,

BMO CAPITAL MARKETS CORP, CITIZENS BANK, N.A., FIFTH THIRD BANK,

MUFG BANK, LTD., SUNTRUST ROBINSON HUMPHREY, INC. and

TD SECURITIES (USA) LLC

as Joint Lead Arrangers and Joint Bookrunners

PNC CAPITAL MARKETS LLC,

BMO CAPITAL MARKETS CORP and CITIZENS BANK, N.A.

as Co-Syndication Agents

FIFTH THIRD BANK, FIRST NATIONAL BANK OF PENNSYLVANIA,

HSBC BANK USA, N.A., SANTANDER BANK, N.A.,

SUNTRUST BANK, MUFG BANK, LTD. and TD BANK, N.A.

as Co-Documentation Agents

i

3.07	Successor LIBOR	94
3.08	Survival	95

	ARTICLE IV. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions to the Closing Date	96
4.02	Conditions to all Credit Extensions	99
4.03	Conditions to Delayed Draw Term A Loans	100
4.04	Conditions to the Effective Date	100
4.05	Certain Funds Provisions	101

	ARTICLE V. REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	101
5.02	Authorization; No Contravention	102
5.03	Governmental Authorization; Other Consents	102
5.04	Binding Effect	102
5.05	Financial Statements; No Material Adverse Effect	102
5.06	Litigation	102
5.07	No Default	103
5.08	Ownership of Property; Liens	103
5.09	Environmental Compliance	103
5.10	Insurance	103
5.11	Taxes	103
5.12	ERISA Compliance	104
5.13	Subsidiaries; Equity Interests	104
5.14	Margin Regulations; Investment Company Act	105
5.15	Disclosure	105
5.16	Compliance with Laws	105
5.17	[Reserved]	105
5.18	Casualty, Etc	105
5.19	Solvency	105
5.20	Intellectual Property; Licenses, Etc	105
5.21	Labor Matters	106
5.22	OFAC and Anti-Money Laundering	106
5.23	Anti-Corruption Laws	106
5.24	Collateral Documents	106
5.25	Status as Senior Debt	106
5.26	EEA Financial Institutions	106

	ARTICLE VI. AFFIRMATIVE COVENANTS

6.01	Financial Statements	107
6.02	Certificates; Other Information	107
6.03	Notices	109
6.04	Payment of Obligations	110
6.05	Preservation of Existence, Etc	110
6.06	Maintenance of Properties	110

6.07	Maintenance and Evidence of Insurance	110
6.08	Compliance with Laws	111
6.09	Books and Records	111
6.10	Inspection Rights	111
6.11	Use of Proceeds	112
6.12	Compliance with Environmental Laws	112
6.13	Ratings	112
6.14	Covenant to Guarantee Obligations	112
6.15	Covenant to Give Security	113
6.16	Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions	113
6.17	Further Assurances	114
6.18	[Reserved]	114
6.19	Post-Closing Obligations	114

	ARTICLE VII. NEGATIVE COVENANTS

7.01	Liens	114
7.02	Investments	117
7.03	Indebtedness	119
7.04	Fundamental Changes	122
7.05	Dispositions	123
7.06	Restricted Payments and Junior Payments	125
7.07	Change in Nature of Business	126
7.08	Transactions with Affiliates	126
7.09	Burdensome Agreements	126
7.10	Use of Proceeds	128
7.11	Financial Covenants	128
7.12	Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity	129
7.13	Sale Leasebacks	129
7.14	Amendments to and Prepayments of Additional Indebtedness	129
7.15	Unrestricted Subsidiaries	130
7.16	Sanctions	130
7.17	Anti-Corruption Laws	130

	ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	131
8.02	Remedies Upon Event of Default	133
8.03	Application of Funds	134

	ARTICLE IX. ADMINISTRATIVE AGENT

9.01	Appointment and Authority	135
9.02	Rights as a Lender	136
9.03	Exculpatory Provisions	136
9.04	Reliance by Administrative Agent	137
9.05	Delegation of Duties	137

9.06	Resignation of Administrative Agent	138
9.07	Non-Reliance on Administrative Agent and Other Lenders	139
9.08	No Other Duties, Etc	139
9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	139
9.10	Collateral and Guaranty Matters	141
9.11	Secured Cash Management Agreements and Secured Swap Contracts	142
9.12	ERISA Matters	142

	ARTICLE X. MISCELLANEOUS

10.01	Amendments, Etc	143
10.02	Notices; Effectiveness; Electronic Communication	148
10.03	No Waiver; Cumulative Remedies; Enforcement	150
10.04	Expenses; Indemnity; Damage Waiver	151
10.05	Payments Set Aside	153
10.06	Successors and Assigns	153
10.07	Treatment of Certain Information; Confidentiality	159
10.08	Right of Setoff	161
10.09	Interest Rate Limitation	161
10.10	Counterparts; Integration; Effectiveness	161
10.11	Survival of Representations and Warranties	162
10.12	Severability	162
10.13	Replacement of Lenders	162
10.14	Governing Law; Jurisdiction; Etc	163
10.15	[Reserved]	164
10.16	Waiver of Jury Trial	164
10.17	No Advisory or Fiduciary Responsibility	164
10.18	Electronic Execution of Assignments and Certain Other Documents	165
10.19	USA PATRIOT Act	165
10.20	Judgment Currency	165
10.21	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	166

SCHEDULES

1.01	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.11	Tax Sharing Agreements
5.13	Subsidiaries
5.21	Labor Matters
6.19	Post-Closing Obligations
7.01	Existing Liens
7.02	Permitted Investments
7.02(u)	Post-Closing Reorganizations
7.03	Existing Indebtedness
7.04	Permitted Dissolutions
7.05	Permitted Dispositions
7.08	Existing Transactions with Affiliates
7.09	Existing Burdensome Agreements
10.02	Administrative Agent’s Office; Certain Addresses for Notices
10.06	Disqualified Institutions

EXHIBITS

A	Form of Loan Notice
B	Form of Swing Line Loan Notice
C	Form of Notice of Loan Prepayment
D	Form of Note
E	Form of Compliance Certificate
F-1	Form of Assignment and Assumption
F-2	Form of Administrative Questionnaire
G	Form of Solvency Certificate
H	Form of Guaranty Agreement
I	Form of U.S. Tax Compliance Certificate
J	Form of Perfection Certificate
K	Form of Secured Party Designation Notice

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of March 4, 2019, among II-VI Incorporated, a Pennsylvania corporation (the “Borrower”), each Lender from time to time party hereto, and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer.

WHEREAS, the Borrower will directly or indirectly acquire (such acquisition, the “Finisar Acquisition”) 100% of the capital stock and other equity interests of Finisar Corporation, a Delaware corporation (the “Company”), pursuant to an Agreement and Plan of Merger, dated as of November 8, 2018 (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Merger Agreement”) by and among the Company, the Borrower and Mutation Merger Sub Inc., a wholly-owned subsidiary of the Borrower.

WHEREAS, the Borrower has requested that the Lenders provide revolving and term loan credit facilities for the purposes set forth herein, and the Lenders are willing to do so on the terms and conditions set forth herein.

THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2022 Notes” means the Borrower’s Convertible Senior Notes due 2022 issued pursuant to an indenture dated as of August 29, 2017 between the Borrower, as issuer, and U.S. Bank, National Association, as trustee.

“2033 Notes” means the Company’s Convertible Notes issued pursuant to an indenture dated as of December 16, 2013 between the Company, as issuer, and Wells Fargo Bank, National Association, as trustee, in an aggregate principal amount outstanding of $1.1 million.

“2036 Notes” means the Company’s Convertible Notes issued pursuant to an indenture dated as of December 21, 2016 between the Company, as issuer, and Wells Fargo Bank, National Association, in an aggregate principal amount outstanding of $575 million.

“Accepting Lenders” has the meaning specified in Section 10.01(c).

“Acquired Indebtedness” has the meaning specified in Section 7.03(i).

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger, amalgamation or consolidation or any other combination with another Person (other than a Person that is a Restricted Subsidiary before giving effect to such merger, amalgamation or consolidation), provided that the Borrower or the Restricted Subsidiary is the surviving entity.

“Additional Indebtedness” has the meaning specified in Section 7.03(h).

“Additional Secured Obligations” means (a) all debts, liabilities, obligations, covenants and duties of any Loan Party or any Subsidiary arising under any Secured Swap Contract and (b) all debts, liabilities, obligations, covenants and duties of any Loan Party or any Subsidiary arising under any Secured Cash Management Agreement, in the case of each of clauses (a) and (b), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including all costs and expenses incurred in connection with the enforcement and collection of the foregoing and interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that Additional Secured Obligations of a Person shall exclude any Excluded Swap Obligations with respect to such Person.

“Administrative Agent” means Bank of America (or any of its designated branch offices or affiliates) in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent; provided that, for purposes of the Collateral Documents, each reference to the Administrative Agent with respect to the identity of the holder of the Lien or security interest granted therein shall mean Bank of America, N.A., in its capacity as Administrative Agent under any of the Loan Documents (except as may be expressly stated otherwise in such Collateral Document).

“Administrative Agent’s Office” means, with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02 with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Agent Fee Letter” means the fee letter dated as of December 7, 2018 by and between the Administrative Agent and the Borrower.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Revolving Lenders. The initial amount of the Aggregate Revolving Commitments in effect on the Closing Date is $450,000,000.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 10.20.

“All-In-Yield” means, with respect to the Term B Facility or any Incremental Term Facility as of any date, the weighted average yield to maturity with respect to such Term Facility which shall take into account any interest rate margins, interest rate floors or similar devices and shall be deemed to include any original issue discount and any fees (other than facility arrangement, underwriting or other closing fees and expenses not paid for the account of, or distributed to, all Lenders providing such Term Facility) paid or payable to such Lenders in connection with such Term Facility, in each case, as reasonably determined in a manner consistent with customary financial practice based on the Weighted Average Life of such Term Facility and assuming that the interest rate (including the Applicable Rate) for such Term Facility in effect on such date (after giving effect to any Indebtedness incurred on such date) shall be the intereste rate for the entire Weighted Average Life of such Term Facility.

“Alternative Currency” means each of the following currencies: Euro, Japanese Yen, Swiss Francs, Swedish Krona and Sterling, together with each other currency (other than Dollars) that is approved in accordance with Section 1.06; provided that for each Alternative Currency, such requested currency is an Eligible Currency.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Aggregate Revolving Commitments. The Alternative Currency Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 5.23

“Anti-Money Laundering Laws” means the Bank Secrecy Act of 1970, as amended by the PATRIOT Act, and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business and the applicable rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority.

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Loan Commitment at such time, subject to adjustment as provided in Section 2.18, and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time (including, after the Delayed Draw Term A Loan Funding Date, such Term A Lender’s Delayed Draw Term A Loans), (b) in respect of the Term B Facility, with respect to any Term B Lender at any time, the percentage (carried out to the ninth decimal place) of the Term B Facility represented by (i) on or prior to the Closing Date, such Term B Lender’s Term B Loan Commitment at such time, subject to adjustment as provided in Section 2.18, and (ii) thereafter, the principal amount of such Term B Lender’s Term B Loans at such time and (c) in respect of the Revolving Facility, with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Facility represented by such Revolving Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.18.  If the commitment of each Revolving Lender to make Loans and the obligation of the L/C Issuers to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Commitments have expired, then the Applicable Percentage of each Revolving Lender in respect of the Revolving Facility shall be determined based on the Applicable Percentage of such Revolving Lender in respect of the Revolving Facility most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination.  The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) with respect to the Term B Loan, [TO BE DETERMINED]% per annum in the case of Eurocurrency Rate Loans and [TO BE DETERMINED]% per annum in the case of Base Rate Loans, (b) with respect to any Incremental Term Loan, the rate per annum set forth in the Incremental Facility Amendment establishing such Incremental Term Loans, subject, in the case of any Incremental Tranche B Term Loan, to the provisions of Section 2.16(j), (c) with respect to any Specified Refinancing Debt, the rate per annum set forth in the Refinancing Amendment establishing such Specified Refinancing Debt and (d) with respect to Term A Loans, Revolving Loans, Swing Line Loans and Letter of Credit Fees the following percentages per annum, based upon the Consolidated Total Net Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Total Net Leverage Ratio	Eurocurrency Rate Loans / Letter of Credit Fees	Base Rate Loans
1	> 4.00:1.00	2.25%	1.25%
2	> 3.00:1.00 but ≤ 4.00:1.00	2.00%	1.00%
3	> 2.00:1.00 but ≤ 3.00:1.00	1.75%	0.75%
4	> 1.00:1.00 but ≤ 2.00:1.00	1.50%	0.50%
5	≤ 1.00:1.00	1.375%	0.375%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Total Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Revolving Lenders, Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the first Business Day immediately following the date on which such Compliance Certificate is delivered, whereupon the Applicable Rate shall be adjusted based upon the calculation of the Consolidated Total Net Leverage Ratio contained in such Compliance Certificate. The Applicable Rate in effect from the Closing Date through the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) for the first fiscal quarter ending after the Closing Date shall be determined based upon Pricing Level 2. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.11(b).

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Bank” has the meaning set forth in clause (b) of the definition of “Cash Equivalents”.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Bank of America, N.A., PNC Capital Markets LLC, BMO Capital Markets Corp., Citizens Bank, N.A., Fifth Third Bank, an Ohio Banking Corporation, MUFG Bank, Ltd., SunTrust Robinson Humphrey, Inc. and TD Securities (USA) LLC.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit F-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.

“Attributable Indebtedness” means, with respect to any Person on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended June 30, 2018, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Authorization to Share Insurance Information” means the authorization, duly executed by the applicable Loan Party or Loan Parties, in form and substance reasonably acceptable to the Administrative Agent, authorizing the sharing of insurance information of the Loan Parties and their Subsidiaries.

“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Auto-Reinstatement Letter of Credit” has the meaning specified in Section 2.03(b)(iv).

“Availability Period” means, with respect to the Revolving Commitments, the period from and including the Closing Date to the earliest of (a) the Maturity Date applicable to Revolving Loans, Swing Line Loans and Letters of Credit (and the related L/C Obligations), (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.07, and (c) the date of termination of the commitment of each Lender to make Revolving Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Amount” means, at any date, an amount equal to the sum of:

(a)$75,000,000; plus

(b)an amount, not less than zero in the aggregate, equal to the Cumulative Retained Excess Cash Flow Amount; plus

(c)the Net Cash Proceeds actually received by the Borrower from and after the Closing Date to such date from any capital contributions to, or the sale or issuance of Equity Interests of the Borrower (other than (i) Disqualified Equity Interests, (ii) Equity Interests issued or sold to a Restricted Subsidiary or an employee stock ownership plan or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by loans from or Guaranteed by the Borrower or any Restricted Subsidiary unless such loans have been repaid with cash on or prior to the date of determination, (iii) Equity Interests the Net Cash Proceeds of which are stated to be and are in fact used to repay long-term Indebtedness for borrowed money (other than (x) revolving loans or (y) Indebtedness of a Person, or Indebtedness secured by a Lien on the assets, being acquired in connection with acquisitions permitted hereunder for which the Borrower issues Equity Interests as consideration) and (iv) amounts that have previously been (or are simultaneously being) applied to the Available Amount); plus

(d)the Net Cash Proceeds received by the Borrower and its Restricted Subsidiaries of Dispositions of Investments made using the Available Amount in an amount not to exceed the original amount of such Investment; plus

(e)returns received in cash or Cash Equivalents by the Borrower and its Restricted Subsidiaries on Investments made using the Available Amount (including Investments in Unrestricted Subsidiaries) in an amount not to exceed the original amount of such Investment; plus

(f)(x) the Investments of the Borrower and its Restricted Subsidiaries made using the Available Amount in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or that has been merged or consolidated with or into any Borrower or any of its Restricted Subsidiaries (up to the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger or consolidation) and (y) the fair market value (as determined in good faith by the Borrower) of the assets of any Unrestricted Subsidiary acquired by such Unrestricted Subsidiary with the proceeds of Investments of the Borrower and its Restricted Subsidiaries made using the Available Amount in such Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Borrower and its Restricted Subsidiaries (up to the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower and its Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such transfer, conveyance or other distribution), in each case, in an amount not to exceed the original amount of such Investment.

“Back-Up Indemnity Payment” has the meaning specified in Section 3.01(c).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus ½ of one percent (0.50%), (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurocurrency Rate plus one percent (1.00%); provided that if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans are only available for Loans denominated in Dollars.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower’s Existing Credit Agreement” means that certain credit agreement dated as of July 28, 2016 by and among the Borrower, the guarantors from time to time party thereto, PNC Bank, National Association as Administrative Agent and the lenders from time to time party thereto (as amended, restated, amended and restated, supplemented or modified from time to time).

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type, in the same currency, and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Obligations denominated in Dollars is located and:

(a)if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day that is also a London Banking Day;

(b)if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c)if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable interbank market for such currency; and

(d)if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer(s) shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer(s). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, at any date:

(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America, or, in the case of any Non-U.S. Subsidiary, by the government of the country of such Non-U.S. Subsidiary, or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America, or, in the case of any Non-U.S. Subsidiary, the country of such Non-U.S. Subsidiary, is pledged in support thereof;

(b)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof (each such commercial bank, an “Approved Bank”);

(c)commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within one hundred eighty (180) days of the date of acquisition;

(d)repurchase agreements entered into by any Person with a bank or trust company (including any Lender under the Revolving Facility) or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations; and

(e)investments, classified in accordance with GAAP as current assets, in money market investment programs registered under the Investment Company Act of 1940 which have the highest rating obtainable from either Moody’s or S&P and the portfolios of which substantially all of the Investments in such portfolios are of the character described in the foregoing clauses (a) through (d).

“Cash Management Agreement” means any agreement that is not prohibited by the terms hereof to provide treasury or cash management services, including deposit accounts, overnight draft, credit cards, debit cards, p-cards (including purchasing cards and commercial cards), funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Cash Management Bank” means any Person in its capacity as a party to a Cash Management Agreement that, (a) at the time it enters into a Cash Management Agreement with a Loan Party or any Subsidiary, is a Lender, an Agent or an Affiliate of a Lender or Agent, or (b) at the time it (or its Affiliate) becomes a Lender, is a party to a Cash Management Agreement with a Loan Party or any Subsidiary, in each case in its capacity as a party to such Cash Management Agreement (even if such Person ceases to be a Lender or Agent or such Person’s Affiliate ceases to be a Lender or Agent); provided, however, that for any of the foregoing to be included as a “Secured Cash Management Agreement” on any date of determination by the Administrative Agent, the applicable Cash Management Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“CFC” means any Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code and that is owned, directly or indirectly, by a U.S. Subsidiary.

“CFC Holdco” means (a) any direct or indirect U.S. Subsidiary that has no material assets other than the Equity Interests of one or more CFCs and (b) any direct or indirect U.S. Subsidiary that has no material assets other than the Equity Interests or Indebtedness of one or more other U.S. Subsidiaries of the type referred to in the immediately preceding clause (a).

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of equity securities of the Borrower carrying thirty-five percent (35%) or more of the voting power of all outstanding equity securities of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b)during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c)a “change of control” or any comparable term under, and as defined in, the 2022 Notes (if the 2022 Notes are then outstanding) shall have occurred.

“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Term A Loans, Delayed Draw Term A Loans, Term B Loans, Revolving Loans, Incremental Term Loans or Incremental Revolving Increases; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Term A Loans, Delayed Draw Term A Loans, Term B Loans, Revolving Loans, or Incremental Term Loans or Incremental Revolving Increases.

“Closing Date” means the date on or prior to the Commitment Termination Date on which the conditions set forth in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means a collective reference to all property with respect to which Liens in favor of the Administrative Agent are purported to be granted pursuant to and in accordance with the Collateral Documents.

“Collateral Agent” means Bank of America, acting as collateral agent for the Secured Parties, together with its permitted successors and assigns in such capacity.

“Collateral Documents” means a collective reference to the Security Agreement, the Guaranty Agreement and all other security or pledge agreements or documents as may be executed and delivered by any Loan Party pursuant to the terms of Section 6.14 or Section 6.15 or any of the Loan Documents.

“Commitment” means, as to each Lender, the Revolving Commitment of such Lender, the Term B Loan Commitment of such Lender, the Term A Loan Commitment of such Lender and/or the Delayed Draw Term A Loan Commitment of such Lender and shall include, as the context requires, any unfunded commitment of such Lender to fund any portion of an Incremental Term Loan.

“Commitment Letter” means that certain Second Amended and Restated Commitment Letter dated as of December 14, 2018 by and among the Arrangers and the Borrower.

“Commitment Termination Date” means the earliest of (a) the Termination Date (as defined in the Merger Agreement as in effect on November 8, 2018), (b) the closing of the Acquisition without the use of the Facilities, (c) the date the Borrower has delivered written notice to terminate its obligations under the Merger Agreement pursuant to the terms thereof or the date that the Merger Agreement is terminated and (d) the date the Borrower has delivered written notice to terminate its Commitments in full pursuant to Section 2.07.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. Section 1 et seq.).

“Company” has the meaning specified in the introductory paragraph hereto.

“Company Existing Convertible Notes” means (a) the 2036 Notes and (b) the 2033 Notes.

“Compliance Certificate” means a certificate substantially in the form of Exhibit E.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net earnings (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Current Assets” shall mean, as of any date of determination, all assets of the Borrower and its Restricted Subsidiaries (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower as current assets as of such date.

“Consolidated Current Liabilities” shall mean, as of any date of determination, all liabilities (without duplication) of the Borrower and its Restricted Subsidiaries that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities as of such date; provided, however, that Consolidated Current Liabilities shall not include (a) current maturities of any long-term Indebtedness, (b) outstanding revolving loans and (c) the current portion of any other long-term liabilities.

“Consolidated EBITDA” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following without duplication and to the extent deducted (and not added back) in calculating such Consolidated Net Income (other than clauses (v), (x) and (xi) below): (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, provincial, franchise, excise, local and foreign Taxes by the Borrower and its Restricted Subsidiaries for such period, including penalties and interest related to such taxes or arising from any tax examination, (iii) amounts attributable to depreciation and amortization for such period, (iv) Non-Cash Charges for such period, (v) the amount of synergies and cost savings reasonably expected by the Borrower to be realized as a result of any Permitted Acquisition, Dispositions and Investments (in each case, permitted hereunder and other than the Transactions) (the “Specified Transactions”) so long as such synergies and cost savings are (A) reasonably identifiable and factually supportable and (B) the benefits resulting therefrom are reasonably expected to be realized within twelve (12) months of the closing date of such Specified Transaction; provided that the aggregate amount added pursuant to clauses (v), (vi) and (xi) shall not exceed twenty percent (20%) of Consolidated EBITDA for any period (calculated prior to giving effect to any such adjustment made pursuant to clauses (v), (vi) and (xi)), (vi) the amount of fees, charges, costs and expenses incurred in respect of restructuring, severance, relocation and integration; provided that the aggregate amount added pursuant to clauses (v), (vi) and (xi) shall not exceed twenty percent (20%) of Consolidated EBITDA for any period (calculated prior to giving effect to any such adjustment made pursuant to such clauses (v), (vi) and (xi)), (vii) all fees, costs and expenses in connection with the Transactions and any fees, costs and expenses (in each case, other than any acquisition consideration paid) related to any actual, proposed or contemplated issuance of equity or any Permitted Investment or Disposition, (viii) without duplication of any amounts in clause (vi) above, fees, charges, costs and expenses incurred in respect of restructuring, severance and relocation to achieving synergies identified in the financial model delivered by the Borrower to the Arrangers on November 7, 2018, (ix) any customary fees and expenses incurred in connection with any amendments or waivers to this Agreement and the other Loan Documents or the issuance, prepayment or amendment or refinancing of Indebtedness permitted hereunder or issuance of capital stock, (x) the amount of synergies, operating expense reductions and cost savings reasonably expected by the Borrower to be realized as a result of the Transaction so long as such synergies and cost savings are (A) reasonably identifiable and factually supportable and (B) the benefits resulting therefrom are reasonably expected to be realized within twenty four (24) months of the Closing Date, provided that the aggregate amount added pursuant to this clause (x) shall not exceed $100,000,000, (xi) after the Closing Date, the amount of synergies, operating expense reductions and cost savings reasonably expected by the Borrower to be realized as a result of the Transaction so long as such synergies and cost savings are (A) reasonably identifiable and factually supportable and (B) the benefits resulting therefrom are reasonably expected to be realized within twelve (12) months after the second anniversary of the Closing Date; provided that the aggregate amount added pursuant to clauses (v), (vi) and (xi) shall not exceed twenty percent (20%) of Consolidated EBITDA for any period (calculated prior to giving effect to any such adjustment made pursuant to such clauses (v), (vi) and (xi)), (xii) customary costs and expenses incurred or paid in connection with Investments (including Permitted Acquisitions) and Dispositions permitted hereunder whether or not such Investment or Disposition is consummated and (xiii) the aggregate net loss on Dispositions of property  outside the ordinary course of business, minus (b) the following without duplication and to the extent included (and not deducted) in calculating such Consolidated Net Income: (i) federal, state, provincial, franchise, excise, local and foreign Tax recoveries of the Borrower and its Restricted Subsidiaries for such period, (ii) non-cash items (excluding (A) any non-cash recovery that is expected to be received in cash in any future period and (B) any reversal of a write-down of current assets) increasing Consolidated Net Income for such period and (iii) the aggregate net gain on Dispositions of property outside the ordinary course of business for such period; provided that in the event of the acquisition by the Borrower or a Restricted Subsidiary of a newly acquired Restricted Subsidiary or operation (as such term is used in the definition of “Pro Forma Basis”), Consolidated EBITDA will include the Target EBITDA of the newly acquired Restricted Subsidiary or operation on a Pro Forma Basis in accordance with the terms of the definition of “Pro Forma Basis”.

“Consolidated Excess Cash Flow” means, for any Excess Cash Flow Period for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount (if positive) equal to Consolidated Net Income for such period plus (a) the following without duplication: (i) an amount equal to any net decrease in Consolidated Working Capital from the first day to the last day of such period, (ii) to the extent not included in Consolidated Net Income, any cash gains and income (actually received in cash) during such period and (iii) the amount of all non-cash losses, charges and expenses deducted in calculating Consolidated Net Income including for depreciation and amortization for such period, minus (b) the following without duplication: (i) Consolidated Interest Charges actually paid in cash for such period, (ii) cash taxes paid by the Borrower and its Restricted Subsidiaries during such period, (iii) all scheduled payments of principal on Consolidated Funded Indebtedness (including, without limitation, the Term Loans) actually paid in such period, (iv) an amount equal to any net increase in Consolidated Working Capital from the first day to the last day of such period, (v) the amount of (A) any non-cash gains and income included in calculating Consolidated Net Income for such period and (B) all cash expenses, charges and losses excluded in arriving at such Consolidated Net Income, in each case, to the extent not financed with the proceeds of long-term, non-revolving Indebtedness, (vi) any required up-front cash payments in respect of Swap Contracts to the extent not financed with the proceeds of long-term, non-revolving Indebtedness and not deducted in arriving at such Consolidated Net Income, (vii) any cash payments actually made during such period that represent a non-cash charge from a previous period and deducted in calculating Consolidated Excess Cash Flow in a previous period, (viii) the aggregate amount of expenditures actually made by the Borrower or any of its Restricted Subsidiaries in cash during such period for the payment of financing fees, rent and pension and other retirement benefits to the extent that such expenditures are not from such period, (ix) capital expenditures actually paid in cash by the Borrower or any Restricted Subsidiary, (x) the aggregate amount actually paid in cash by the Borrower and its Restricted Subsidiaries on account of Investments pursuant to Section 7.02(v), (xi) to the extent not deducted in the calculation of Consolidated Net Income for such period, the amount of Restricted Payments pursuant to Section 7.06(f)(i) made in cash and (xii) without duplication, the aggregate amount of cash payments made in respect of finance leases for such period; provided that in the case of each of the preceding clauses (b)(viii) through (b)(xi), such amount shall be deducted only to the extent any such amount is (I) paid (1) during such period (other than any such amount paid during such period but prior to the Consolidated Excess Cash Flow Prepayment Date for the immediately preceding period and previously deducted from Consolidated Excess Cash Flow for the immediately preceding period) or (2) following the end of such period but prior to the Consolidated Excess Cash Flow Prepayment Date for such period and, upon the election of the Borrower by written notice delivered to the Administrative Agent prior to the Consolidated Excess Cash Flow Prepayment Date for such period, deducted from Consolidated Excess Cash Flow for such period and (II) not financed with long-term, non-revolving Indebtedness.

“Consolidated Excess Cash Flow Prepayment Date” has the meaning specified in Section 2.06(b)(iii).

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all debt for borrowed money (including Obligations hereunder) and all debt evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) without duplication, all obligations (whether direct or contingent) arising under drawn letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Restricted Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Restricted Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Restricted Subsidiary; provided, that Consolidated Funded Indebtedness shall exclude any intercompany loans amongst the Borrower and its Restricted Subsidiaries.

“Consolidated Interest Charges” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, original issue discount, commissions, debt discount, fees, charges and related expenses of the Borrower and its Restricted Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four (4) prior fiscal quarters ending on (or immediately prior to) such date to (b) Consolidated Interest Charges for such period.

“Consolidated Net Income” means, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net earnings of the Borrower and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period.

“Consolidated Secured Indebtedness” means, as of any date of determination, for the Borrower and its Restricted Subsidiaries on a consolidated basis, all Consolidated Funded Indebtedness secured by Liens.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Indebtedness as of such date minus the unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as determined in accordance with GAAP to (b) Consolidated EBITDA for the period of the four (4) fiscal quarters most recently ended.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date minus the unrestricted cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as determined in accordance with GAAP to (b) Consolidated EBITDA for the period of the four (4) fiscal quarters most recently ended.

“Consolidated Working Capital” means, as of any date of determination, Consolidated Current Assets as of such date minus Consolidated Current Liabilities as of such date; provided that there shall be excluded (a) the effect of reclassification during such period between current assets and long term assets and current liabilities and long term liabilities (with a corresponding restatement of the prior period to give effect to such reclassification), (b) the effect of any Disposition of any Person, facility or line of business or acquisition of any Person, facility or line of business during such period, (c) the effect of any fluctuations in the amount of accrued and contingent obligations under any Swap Contract, and (d) the application of purchase or recapitalization accounting.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote more than twenty-five percent (25%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Controlled Account” means each deposit account and securities account that is subject to an account control agreement and/or blocked account agreement in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero, equal to the aggregate sum of the Retained Percentage of Consolidated Excess Cash Flow for all Excess Cash Flow Periods commencing with the Excess Cash Flow Period ending June 30, 2020 (which for the avoidance of doubt, shall not be less than zero for any single Excess Cash Flow Period).

“Debt Issuance” means the issuance by any Loan Party of any Indebtedness other than Indebtedness permitted under Section 7.03.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions (including any applicable foreign jurisdiction) from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) with respect to any Obligation for which a rate is specified, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto and (b) with respect to any Obligation for which a rate is not specified or available, a rate per annum equal to the Base Rate plus the Applicable Rate for Revolving Loans that are Base Rate Loans plus two percent (2%), in each case, to the fullest extent permitted by applicable Law.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, any L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, provincial or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.18(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuers, the Swing Line Lender and each other Lender promptly following such determination.

“Delayed Draw Term A Facility” means, at any time, (a) prior to the Delayed Draw Term A Loan Termination Date in respect of such Term Facility, the sum of the aggregate amount of the Delayed Draw Term A Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Delayed Draw Term A Loans of all Delayed Draw Term A Lenders outstanding at such time.

“Delayed Draw Term A Lender” means at any time (a) prior to the Delayed Draw Term A Loan Termination Date, any Lender that has a Delayed Draw Term A Loan Commitment at such time and (b) thereafter any Lender that holds Delayed Draw Term A Loans at such time.

“Delayed Draw Term A Loan Commitment” means, as to each Delayed Draw Term A Lender, its obligation to make Delayed Draw Term A Loans to the Borrower pursuant to Section 2.01(d) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Delayed Draw Term A Lender’s name on Schedule 2.01.

“Delayed Draw Term A Loan” has the meaning specified in Section 2.01(d).

“Delayed Draw Term A Loan Funding Date” means the date on or prior to the Delayed Draw Term A Loan Termination Date on which Delayed Draw Term A Loans are made and the conditions set forth in Section 4.03 are satisfied on such date.

“Delayed Draw Term A Loan Termination Date” means the earlier to occur of (a) the date on which the Delayed Draw Term A Loan have been made (in full or in part) and (b) forty (40) Business Days after the Closing Date.

“Delayed Draw Term A Ticking Fee” has the meaning assigned to such term in Section 2.10(c).

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Designated Lender” has the meaning assigned to such term in Section 2.19.

“Disposition” or “Dispose” or “Disposal” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disposition Reserves” has the meaning specified in the definition of “Net Cash Proceeds”.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligations or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interest that would constitute Disqualified Equity Interests, in each case, on or prior to the 91st day following the Term B Loan Maturity Date.

“Disqualified Institution” means, on any date, (a) those particular banks, institutions and other institutional lenders identified by name in writing by the Borrower to the Arrangers prior to November 8, 2018 (collectively, and with affiliates (other than bona fide debt fund affiliates)  identifiable by name) and set forth on Schedule 10.06 and (b) any other Person that is a competitor (collectively, and with affiliates,(other than bona fide debt fund affiliates) of the Borrower or any of its Subsidiaries, which Person has been designated by the Borrower as a “Disqualified Institution” by written notice to the Administrative Agent and the Lenders (by posting such notice to the Platform) not less than two (2) Business Days prior to such date; provided, that, the foregoing shall not apply to retroactively disqualify any Person that has previously acquired an assignment in the Loans or Commitments under this Agreement to the extent that any such Person was not a Disqualified Institution at the time of the applicable assignment; provided, further, that “Disqualified Institutions” shall exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and the Lenders from time to time.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“DQ List” has the meaning specified in Section 10.06(h)(iv).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 4.04.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)). For the avoidance of doubt, any Disqualified Institution is subject to Section 10.06(h).

“Eligible Currency” means any lawful currency other than Dollars that is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Revolving Lenders in such market and as to which a Dollar Equivalent may be readily calculated. If, after the designation by the Revolving Lenders or the applicable L/C Issuer, as applicable, of any currency as an Alternative Currency, any change in currency controls or exchange regulations or any change in the national or international financial, political or economic conditions are imposed in the country in which such currency is issued, result in, in the reasonable opinion of the Administrative Agent or the Required Revolving Lenders (in the case of any Revolving Loans to be denominated in an Alternative Currency) or the applicable L/C Issuer (in the case of any Letter of Credit to be denominated in an Alternative Currency), (a) such currency no longer being readily available, freely transferable and convertible into Dollars, (b) a Dollar Equivalent is no longer readily calculable with respect to such currency, (c) providing such currency is impracticable for the Revolving Lenders or (d) such currency is no longer a currency in which the Required Revolving Lenders are willing to make such Credit Extensions (each of clauses (a), (b), (c), and (d) a “Disqualifying Event”), then the Administrative Agent shall promptly notify the Revolving Lenders, the L/C Issuers and the Borrower, and such country’s currency shall no longer be an Alternative Currency until such time as the Disqualifying Event(s) no longer exist. Within five (5) Business Days after receipt of such notice from the Administrative Agent, the Borrower shall repay all Revolving Loans denominated in such currency to which the Disqualifying Event applies or convert such Revolving Loans into the Dollar Equivalent of Loans in Dollars, subject to the other terms contained herein.

“Environmental Laws” means any and all federal, state, provincial, territorial, local, foreign and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate or the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (i) a failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or the failure by the Borrower or any ERISA Affiliate to make any required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” and “€” mean the single currency of the Participating Member States.

“Eurocurrency Rate” means:

(a)for any Interest Period with respect to a Eurocurrency Rate Loan:

(i)that is denominated in a LIBOR Quoted Currency, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for such currency for a period equal in length to such Interest Period) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(ii)that is denominated in Swedish Krona, the rate per annum equal to the Stockholm Interbank Offered Rate (“STIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as  published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., Stockholm, Sweden time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;

(iii)that is denominated in a Non-LIBOR Quoted Currency (other than those currencies listed in (i) and (ii) above), the rate per annum designated with respect to such Alternative Currency at the time such Alternative Currency is approved by the Administrative Agent and the Lenders pursuant to Section 1.06(a); and

(b)for any interest rate calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided that if the Eurocurrency Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate”. Eurocurrency Rate Loans may be denominated in Dollars or in an Alternative Currency. All Loans denominated in an Alternative Currency must be Eurocurrency Rate Loans.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow Period” means each fiscal year of the Borrower, commencing with its fiscal year ending June 30, 2020.

“Excluded Accounts” means (a) payroll and other employee wage and benefit accounts, (b) tax accounts, including, without limitation, sales tax accounts and import duties, (c) escrow accounts, (d) fiduciary or trust accounts and (e) petty cash accounts and, in the case of clauses (a) through (e), the funds or other property held in or maintained in any such account.

“Excluded Property” means, with respect to any Loan Party:

(i)any fee-owned real property and any leasehold interest in real property (it being understood that there shall be no requirement to obtain any leasehold mortgages, landlord waivers, estoppels, collateral access letters or similar third party agreements);

(ii)letter of credit rights (other than letter of credit rights that are supporting obligations for other Collateral as to which perfection of the security interest in such other Collateral is accomplished solely by the filing of a UCC financing statement) with a value of less than $5,000,000;

(iii)commercial tort claims with a value of less than $5,000,000;

(iv)any lease, license or other agreement or any property subject to a purchase money security interest or similar arrangement, in each case, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money security interest or similar arrangement or create a right of termination in favor of any party thereto after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or such other applicable law notwithstanding such prohibition;

(v)those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby;

(vi)any particular asset or right under contract, if the pledge thereof or security interest therein is prohibited or restricted by applicable law, rule or regulation (including any requirement thereunder to obtain the consent of any governmental or regulatory authority), or third party, other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or such other applicable law notwithstanding such prohibition or limitation

(vii)“intent-to-use” trademark applications prior to a statement of use;

(viii)governmental licenses or state or local franchises, charters and authorizations and any other property and assets to the extent that the Collateral Agent may not validly possess a security interest therein under applicable laws (including, without limitation, rules and regulations of any governmental authority or agency) or the pledge thereof or creation of a security interest therein would require governmental or other third party consent, approval, license or authorization (except to the extent already received), other than to the extent such prohibition or limitation is rendered ineffective under the UCC or other applicable law notwithstanding such prohibition, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or such other applicable law notwithstanding such prohibition or limitation;

(ix)(A) margin stock, (B) Equity Interests in any Person other than a wholly-owned Restricted Subsidiary and (C) voting Equity Interests in a Restricted Subsidiary that is a first-tier CFC or a CFC Holdco to the extent they exceed 66% of the voting interest therein;

(x)motor vehicles, aircraft and other assets subject to certificates of title, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement;

(xi)any property or assets for which the creation or perfection of pledges of, or security interests in, pursuant to the Collateral Documents would result in material adverse tax consequences to the Borrower or any Loan Party, as reasonably determined by the Borrower in consultation with the Administrative Agent; and

(xii)Excluded Accounts;

provided, however, that the security interest granted under the Collateral Documents in favor of the Administrative Agent shall attach immediately to any asset of such Loan Party at such time as such asset ceases to meet any of the criteria for “Excluded Property” described in any of the foregoing clauses (iv), (vi) or (viii), including, without limitation, if the terms of the agreement(s) relating thereto that prohibit or limit the pledge or granting of security interest therein, that would give rise to a violation or invalidation of the agreement(s) with respect thereto, (i) are no longer in effect or (ii) have been waived by the other party to any such lease, license or other agreement.  Notwithstanding anything herein or in any other Loan Document to the contrary, (A) no actions in any jurisdiction or required by the laws of any jurisdiction, other than the United States, any state or territory thereof and the District of Columbia shall be required in order to create or perfect any security interests, including any intellectual property registered outside the United States and (B) no control agreements or perfection by control or possession shall be required with respect to any Collateral (other than the delivery of certificated Equity Interest constituting Collateral).

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, (c) any Non-U.S. Subsidiary, (d) any Subsidiary that is prohibited by applicable Law or Contractual Obligation existing on the Closing Date (or, with respect to any Subsidiary acquired by the Borrower or a Restricted Subsidiary (and so long as such Contractual Obligation was not incurred in contemplation of such acquisition), on the date such Subsidiary is so acquired) from providing the Guaranty, or if such Guaranty would require the consent, approval, license or authorization of any Governmental Authority or other third party, unless such consent, approval, license or authorization has been received, (e) any domestic Subsidiary that has no material assets other than the capital stock of one or more CFCs, (f) any Subsidiary that is not a wholly owned Subsidiary and (g) any other Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree that the burden or cost of providing the Guaranty shall outweigh the benefits to be obtained by the Lenders therefrom. Notwithstanding anything to the contrary in this Agreement, the Borrower shall not constitute an Excluded Subsidiary; provided, however that in no event shall any “Guarantor” under (and as defined in) the Borrower’s Existing Credit Agreement on the Effective Date constitute an Excluded Subsidiary on the Closing Date.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to any applicable “keepwell” provisions in any Loan

Document and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply to only the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(i), 3.01(b) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Letters of Credit” means those certain letters of credit set forth on Schedule 1.01.

“Facility” means each of the Revolving Facility, the Term A Loan Facility (including the Delayed Draw Term A Loan Facility) and the Term B Loan Facility.

“Facility Termination Date” means the date as of which all of the following shall have occurred: (a) the Aggregate Commitments have terminated, (b) all Obligations have been paid in full (other than contingent indemnification obligations for which no claim or demand has yet been made), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit as to which other arrangements with respect thereto reasonably satisfactory to the Administrative Agent and each applicable L/C Issuer shall have been made).

“FATCA” means Sections 1471 through 1474 of the Code, as of the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of one percent (1%)) charged to Bank of America on such day on such transactions as determined by the Administrative Agent and (c) if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fee Letters” means (i) the Agent Fee Letter, (ii) the Joint Fee Letter and (iii) any other fee letter entered into by the Borrower and any Arranger.

“Finisar Acquisition” has the meaning specified in the introductory paragraph hereto.

“First ECF Applicable Level” means the Consolidated Secured Net Leverage Ratio that is 0.50 to 1.00 less than the Consolidated Secured Net Leverage Ratio of the Borrower as of the Delayed Draw Term A Loan Termination Date (after giving effect to the funding thereof).

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to each L/C Issuer, such Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all outstanding L/C Obligations relating to Letters of Credit issued by such L/C Issuer other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, subject to Section 1.03, generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial, territorial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such

Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided, however, with respect to any Guarantee described in clause (b) above, to the extent the Indebtedness or obligation secured thereby has not been assumed by the guarantor or is nonrecourse to the guarantor, the amount of such Guarantee shall be deemed to be an amount equal to the lesser of the fair market value of the assets subject to such Lien or the Indebtedness or obligation secured thereby. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, (a) each U.S. Subsidiary identified as a “Guarantor” on the signature pages to the Guaranty Agreement, (b) each other U.S. Subsidiary that joins as a Guarantor pursuant to Section 6.14 or otherwise, (c) with respect to Additional Secured Obligations owing by any Subsidiary, the Borrower, and (d) the successors and permitted assigns of each of the foregoing to the extent  in the case of a Subsidiary that any such successor or permitted assign is a U.S. Subsidiary.

“Guaranty” means, collectively, the Guarantee made by the Guarantors pursuant to the Guaranty Agreement in favor of the Secured Parties, together with each other guaranty delivered pursuant to Section 6.14.

“Guaranty Agreement” means the Guaranty Agreement  dated as of the Closing Date as may be amended, restated, supplemented or otherwise modified from time to time, among the Borrower, each Guarantor and the Administrative Agent, substantially in the form of Exhibit H.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person in its capacity as a party to a Swap Contract that, (a) at the time it enters into a Swap Contract not prohibited under Article VII, is an Agent, a Lender or an Affiliate of any Lender or Agent, or (b) at the time it (or its Affiliate) becomes a Lender or Agent, is a party to a Swap Contract not prohibited under Article VII, in each case, in its capacity as a party to such Swap Contract (even if such Person ceases to be a Lender or Agent or such Person’s Affiliate ceases to be a Lender or Agent); provided, in the case of a Secured Swap Contract with a Person who is no longer a Lender or Agent (or Affiliate of a Lender or Agent), such Person shall be considered a Hedge Bank only through the stated termination date (without extension or renewal) of such Secured Swap Contract and provided, further, that for any of the foregoing to be included as a “Secured Swap Contract” on any date of determination by the Administrative Agent, the applicable Hedge Bank (other than the Administrative Agent or an Affiliate of the Administrative Agent) must have delivered a Secured Party Designation Notice to the Administrative Agent prior to such date of determination.

“HMT” has the meaning specified in the definition of “Sanction(s)”.

“Honor Date” has the meaning specified in Section 2.03(c).

“Immaterial Subsidiary” means each Subsidiary (a)(i) which, as of the most recent fiscal quarter of the Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 6.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 6.01(a) or (b), the most recent financial statements referred to in Section 5.05(a)), contributed less than five percent (5%) of consolidated revenue (after giving effect to intercompany eliminations) for such period and (b) which contributed less than five percent (5%) of consolidated total assets (after giving effect to intercompany eliminations) as of such date or (b) which is designated by the Borrower as an Immaterial Subsidiary on Schedule 5.13 on the Closing Date; provided that, if at any time the aggregate amount of consolidated revenues or consolidated total assets attributable to all Immaterial Subsidiaries exceeds ten percent (10%) of consolidated revenues for any such period or ten percent (10%) of consolidated total assets  as of the end of any such fiscal quarter, the Borrower (or, in the event the Borrower has failed to do so within ten (10) days after written request by the Administrative Agent, the Administrative Agent) shall designate by written notice to the Administrative Agent one or more of such Immaterial Subsidiaries as no longer constituting Immaterial Subsidiaries (which Immaterial Subsidiaries shall be determined by the Company in its sole discretion) such that after such designation the aggregate amount of consolidated revenues or consolidated total assets attributable to all Immaterial Subsidiaries does not exceed ten percent (10%) of consolidated revenues for any such period or ten percent (10%) of consolidated total assets  as of the end of any such fiscal quarter.

“Impacted Loans” has the meaning specified in Section 3.03.

“Incremental Facilities” has the meaning specified in Section 2.16.

“Incremental Facility Amendment” has the meaning specified in Section 2.16.

“Incremental Facility Commitment” has the meaning specified in Section 2.16(g).

“Incremental Incurrence Ratio” has the meaning specified in Section 2.16(a)(ii).

“Incremental Revolving Increase” has the meaning specified in Section 2.16.

“Incremental Term Facility” has the meaning specified in Section 2.16.

“Incremental Term Loan” means a term loan made by a Lender to the Borrower under an Incremental Term Facility.

“Incremental Tranche A Facility Commitment” means an Incremental Facility Commitment in respect of an Incremental Tranche A Term Facility.

“Incremental Tranche A Term Facility” has the meaning specified in Section 2.16(h).

“Incremental Tranche A Term Loan” means a term loan made by a Lender to the Borrower under an Incremental Tranche A Term Facility.

“Incremental Tranche B Term Facility” has the meaning specified in Section 2.16(h).

“Incremental Tranche B Term Loan” means a term loan made by a Lender to the Borrower under an Incremental Tranche B Term Facility.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)net obligations of such Person under any Swap Contract;

(d)all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e)indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements, other than in connection with trade receivables in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)all Attributable Indebtedness of such Person;

(g)all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Indebtedness described in clause (e), if such Indebtedness has not been assumed or is limited in recourse to the property subject to such Lien, shall be deemed to be an amount equal to the lesser of the fair market value of such property or the Indebtedness secured thereby.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable thereto; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date applicable thereto under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Facility for purposes of this definition).

“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter (in each case with respect to a currency, subject to availability for the interest rate applicable to such currency), as selected by the Borrower in its Loan Notice, or such other period that is twelve (12) months or less requested by the Borrower and consented to by the applicable Lenders required to fund or maintain a portion of such Loan; provided that:

(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)no Interest Period shall extend beyond the Maturity Date applicable to such Loan.

“Interim Financial Statements” has the meaning specified in Section 4.01(a)(xiv).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) an Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.20.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the applicable L/C Issuer and the Borrower (or any Subsidiary) or in favor of the applicable L/C Issuer and relating to such Letter of Credit.

“Joint Fee Letter” means the fee letter dated as of December 7, 2018 by and among the Arrangers and the Borrower.

“Judgment Currency” has the meaning specified in Section 10.20.

“Junior Payment” means any principal payment on any Additional Indebtedness.

“Laws” means, collectively, all international, foreign, federal, state, provincial, territorial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means each of (a) Bank of America, (b) PNC Capital Markets LLC, (c) any Lender appointed by the Borrower (with the consent of the Administrative Agent and such Lender) as an L/C Issuer by written notice to the Administrative Agent as a replacement for any L/C Issuer who, at the time of such notice, is a Defaulting Lender and (d) any successor issuer of Letters of Credit hereunder, in each case its capacity as issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LCA Election” has the meaning specified in Section 1.10.

“LCA Test Date” has the meaning specified in Section 1.10.

“Lender” means each of the Persons identified as a “Lender” on the signature pages hereto, each other Person that becomes a “Lender” in accordance with this Agreement and their successors and assigns and, as the context requires, includes the Swing Line Lender and each L/C Issuer.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. A Letter of Credit shall be a standby letter of credit (and not, for the avoidance of doubt, a commercial letter of credit). Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the applicable L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect for Letters of Credit (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $25,000,000 and (b) the Aggregate Revolving Commitments; provided that as of the Closing Date, with respect to each of Bank of America and PNC Capital Markets LLC, each in its capacity as an L/C Issuer, such L/C Issuer shall not be obligated to issue Letters of Credit in an amount greater than the amount set forth as its “Letter of Credit Commitment” on Schedule 2.01. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“LIBOR” has the meaning specified in the definition of Eurocurrency Rate.

“LIBOR Quoted Currency” means Dollars, Euro, Japanese Yen, Swiss Francs and Sterling, in each case as long as there is a published LIBOR rate with respect thereto.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“LIBOR Successor Rate” has the meaning specified in Section 3.07.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with the Borrower).

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), hypothec, charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Limited Condition Acquisition” means any Permitted Acquisition by one or more of the Loan Parties or their Subsidiaries (a) that is not prohibited hereunder, (b) is financed in whole or in part with a substantially concurrent incurrence of Incremental Term Facilities and (c) whose consummation is not conditioned on the availability of, or on obtaining, third-party financing.

“Limited Condition Acquisition Agreement” has the meaning specified in Section 1.10.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Revolving Loan, Swing Line Loan or Term Loan.

“Loan Documents” means, collectively, this Agreement, the Collateral Documents, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17, the Agent Fee Letter, each Incremental Facility Amendment, each Refinancing Amendment, each Loan Modification Agreement, each intercreditor agreement or subordination agreement contemplated hereby and entered into by the Administrative Agent and each other agreement designated by its terms as a Loan Document (but specifically excluding any Secured Cash Management Agreement and any Secured Swap Contract).

“Loan Modification Agreement” has the meaning specified in Section 10.01(c).

“Loan Modification Offer” has the meaning specified in Section 10.01(c).

“Loan Notice” means a notice of (a) a Borrowing of Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Master Agreement” has the meaning specified in the definition of “Swap Contract”.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Documents, or of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties, taken as a whole, of the Loan Documents.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable by such Person equal to or in excess of the Threshold Amount.

“Material Restricted Subsidiary” means any Restricted Subsidiary that is not an Immaterial Subsidiary.

“Maturity Date” means (a) as to the Revolving Loans, Swing Line Loans and Letters of Credit (and the related L/C Obligations) the earlier to occur of (x) the fifth anniversary of the Closing Date and (y) the Springing Maturity Trigger Date, (b) as to the Term A Loan and the Delayed Draw Term A Loans, the earlier to occur of (x) the fifth anniversary of the Closing Date and (y) the Springing Maturity Trigger Date, (c) as to the Term B Loan, the earlier to occur of (x) the seventh anniversary of the Closing Date and (y) the Term B Loan Springing Maturity Trigger Date; (d) with respect to any Incremental Facility, the final maturity date, as specified in the applicable Incremental Facility Amendment, and (e) with respect to any Specified Refinancing Debt, the final maturity date as specified in the applicable Specified Refinancing Amendment; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Merger Agreement” has the meaning specified in the introductory paragraph hereto.

“Minimum Collateral Amount” means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to one hundred three percent (103%) of the Fronting Exposure of each applicable L/C Issuer with respect to Letters of Credit issued and outstanding at such time, and (b) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.17(a)(i), (a)(ii) or (a)(iii), an amount equal to one hundred three percent (103%) of the Outstanding Amount of all L/C Obligations.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means the aggregate cash or Cash Equivalents proceeds received by the Borrower or any Restricted Subsidiary in respect of any Disposition, Debt Issuance or Recovery Event, net of (a) costs and direct expenses incurred in connection therewith (including, without limitation, legal, accounting and investment banking fees, costs, underwriting discounts, and sales commissions), (b) Taxes paid or reasonably estimated to be payable as a result thereof or in connection therewith (including pursuant to any Tax sharing arrangement), (c) in the case of any Disposition or any Recovery Event, the amount necessary to retire any Indebtedness secured by a Lien on the related property to the extent such Indebtedness is actually retired, such Indebtedness is not secured on the Collateral on a pari passu basis with the Loans and such payment is not prohibited under Section 7.14 and (d) in connection with any Disposition, a reasonable reserve determined by the Borrower or such Subsidiary in its reasonable business judgment for (i) any reasonably anticipated adjustment in sale price of such asset or assets and (ii) reasonably anticipated liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such Disposition, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or with respect to any indemnification payments (fixed or contingent) or purchase price adjustments attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Disposition undertaken by the Borrower or such Subsidiary in connection with such Disposition (the “Disposition Reserves”); it being understood that “Net Cash Proceeds” shall include, without limitation, (a) any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received by the Borrower or any Restricted Subsidiary in any Disposition, Debt Issuance or Recovery Event and (b) any Disposition Reserves that are no longer necessary with respect to the applicable Disposition; provided, that (x) any amount of the purchase price in connection with any Disposition that is held in escrow shall not be deemed to be received by the Borrower or any of its Restricted Subsidiaries until such amount is paid to the Borrower or such Subsidiary out of escrow and (y) (i) Net Cash Proceeds received by the Borrower or any wholly owned Restricted Subsidiary of the Borrower shall equal one hundred percent (100%) of the cash proceeds received by the Borrower or such Restricted Subsidiary pursuant to the foregoing definition and (ii) Net Cash Proceeds received by any Restricted Subsidiary other than a wholly owned Subsidiary of the Borrower shall equal a percentage of the cash proceeds received by such Subsidiary pursuant to the foregoing definition equal to the percentage of such Restricted Subsidiary’s total outstanding Equity Interests owned by the Borrower and its Restricted Subsidiaries.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities or as a result of a change in law or regulation, in each case pursuant to GAAP, and the amortization of intangibles pursuant to GAAP (which, without limiting the foregoing, shall include any impairment charges resulting from the application of FASB Statements No. 142 and 144 and the amortization of intangibles arising pursuant to No. 141), (b) all non-cash losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting and (e) other non-cash charges (including non-cash charges related to deferred rent).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders or a majority of such affected Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Non-LIBOR Quoted Currency” means any currency other than a LIBOR Quoted Currency.

“Non-Reinstatement Deadline” has the meaning specified in Section 2.03(b)(iv).

“Non-U.S. Lender” means a Lender that is not a U.S. Person. For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Non-U.S. Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States, a state thereof or the District of Columbia.

“Note” has the meaning specified in Section 2.12.

“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit C or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Obligations” means (a) all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit and (b) all debts, liabilities, obligations, covenants and duties of any Loan Party or any Subsidiary arising under any Secured Cash Management Agreement and any Secured Swap Contract, in the case of each of clauses (a)and (b), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including all costs and expenses incurred in connection with the enforcement and collection of the foregoing and interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation or, to the extent organized under the laws of a foreign jurisdiction, any company, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments thereof occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of Unreimbursed Amounts or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable L/C Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Participating Member State” means any member state of the European Union that adopts or has adopted the Euro, and in each case continues to adopt, as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“PATRIOT Act” has the meaning specified in Section 10.19.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means an Acquisition by the Borrower or any Restricted Subsidiary, provided that (a) no Default or Event of Default has occurred and is continuing or would result from such Acquisition, (b) the property acquired (or the property of the Person acquired) in such Acquisition is used or useful in the same or a similar line of business as the Borrower and its Subsidiaries were engaged in on the Effective Date (or with respect to the Company and its Subsidiaries, as of the Closing Date) (or any reasonable extensions or expansions thereof), (c) in the case of an Acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition, (d) subject to the terms of Section 1.10, the representations and warranties made by the Loan Parties contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of the date of such Acquisition (after giving effect thereto), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality or reference to Material Adverse Effect, in all respects) as of such earlier date and (e) with respect to any acquisition for which the consideration is in excess of $35,000,000, the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, after giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would be in Pro Forma Compliance.

“Permitted Amendments” has the meaning specified in Section 10.01(c).

“Permitted Investment” means an Investment permitted under Section 7.02.

“Permitted Liens” means, at any time, Liens in respect of property of the Borrower or any Restricted Subsidiary permitted to exist at such time pursuant to the terms of Section 7.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate or any such Plan to which the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate is required to contribute on behalf of any of its employees and which is subject to ERISA.

“Plan of Reorganization” has the meaning specified in Section 10.06(h)(iii).

“Platform” has the meaning specified in Section 6.02.

“Post-Closing Compliance Date” has the meaning specified in Section 6.19.

“Pro Forma Basis” and “Pro Forma Effect” means, in respect of a Specified Transaction, that such Specified Transaction and the following transactions in connection therewith (to the extent applicable) shall be deemed to have occurred as of the first day of the applicable four (4) fiscal quarter period for the applicable covenant or requirement: (a) (i) with respect to any Disposition, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property disposed of shall be excluded, (ii) with respect to any Investment, income statement and cash flow statement items (whether positive or negative) attributable to the Person or property acquired shall be included to the extent relating to any period applicable in such calculations to the extent (A) such items are not otherwise included in such income statement items for the Borrower and its Restricted Subsidiaries in accordance with GAAP or in accordance with any defined terms set forth in Section 1.01, and (B) such items are supported by financial statements or other information reasonably satisfactory to the Administrative Agent, and (iii) with respect to any Acquisition by the Borrower or a Restricted Subsidiary of (A) a Person which becomes a new Restricted Subsidiary or (B) any Person or a group of assets or an operation, provided that such operation comprises a going concern which becomes a division or part of the business of the Borrower or a Restricted Subsidiary (each, an “operation”), Consolidated EBITDA will include the Target EBITDA of the newly acquired Restricted Subsidiary or operation for its immediately preceding four (4) fiscal quarters completed prior to such acquisition as determined using the following method: (x) if such newly acquired Restricted Subsidiary or operation was, immediately prior to such acquisition, accounted for on a stand- alone basis, each of the components of Consolidated EBITDA applied mutatis mutandis as if such definition and its component definitions referred to such newly acquired Restricted Subsidiary or operation (“Target EBITDA”) shall only be included in the calculation of Consolidated EBITDA for such newly acquired Restricted Subsidiary or operation, as the case may be, if Target EBITDA can be determined by reference to historical financial statements reasonably satisfactory to the Administrative Agent and (y) if such newly acquired Restricted Subsidiary or operation: (A) was not, immediately prior to such acquisition, accounted for on a stand-alone basis; or (B) was immediately prior to such acquisition, accounted for on a stand-alone basis but, in the determination of the Administrative Agent acting reasonably, the business of such newly acquired Restricted Subsidiary or operation will not be conducted by the Borrower or its Restricted Subsidiary, as the case may be, in substantially the same form or the same manner as conducted by the seller immediately prior to such acquisition, then subject to the satisfaction of the Administrative Agent with the method of determination thereof acting reasonably, Target EBITDA for such newly acquired Restricted Subsidiary or operation will be determined having regard to historical financial results together with, and having regard to, contractual arrangements and any other changes made or proposed to be made by the Borrower or its Restricted Subsidiary, as the case may be, to the business of such newly acquired Restricted Subsidiary or operation; (b) any retirement or prepayment of Indebtedness; (c) any incurrence or assumption of Indebtedness by the Borrower or any of its Restricted Subsidiaries (and if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination); and (d) with respect to the designation of any Unrestricted Subsidiary as an Restricted Subsidiary, (i) income statement and cash flow statement items (whether positive or negative) attributable to such Subsidiary shall be included to the extent relating to any period prior to the date of such designation to the extent such items are not otherwise included in such income statement and cash flow statement items for the Borrower and its Restricted Subsidiaries in accordance with any defined terms set forth in Section 1.01 and (ii) Indebtedness of such Subsidiary shall be included and deemed to have been incurred as of the first day of the applicable period.

“Pro Forma Compliance” means, with respect to any transaction, that after giving effect to such transaction on a Pro Forma Basis, the Loan Parties would be in compliance with the financial covenants set forth in Section 7.11 recomputed as of the end of such period.

“Pro Forma Compliance Certificate” means a certificate of a Responsible Officer of the Borrower containing reasonably detailed calculations of the financial covenants set forth in Section 7.11 recomputed as of the end of the applicable period after giving effect to the applicable transaction on a Pro Forma Basis.

“Pro Rata Ticking Fee” has the meaning set forth in Section 2.09(d).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“Recipient” means the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Recovery Event” means any casualty loss of, damage to or destruction of, or any condemnation or other taking for public use of, any property of the Borrower or other Loan Party.

“Refinancing” means the repayment in full of all outstanding indebtedness of the Borrower and the termination of commitments under the Borrower’s Existing Credit Agreement.

“Refinancing Amendment” means an amendment to this Agreement, in form and substance reasonably satisfactory to the Borrower, the Administrative Agent and the Lenders providing the applicable Specified Refinancing Debt, effecting the incurrence of such Specified Refinancing Debt in accordance with Section 2.20.

“Register” has the meaning specified in Section 10.06(c).

“Related Indemnified Parties” means, with respect to any Indemnitee, (a) any Affiliate of such Person, (b) the respective directors, officers or employees of such Person or any of its Affiliates and (c) the respective agents of such Person or any of its Affiliates, in the case of this clause (c), acting on behalf of, or at the express instructions of, such Person or Affiliate; provided that each such reference to an Affiliate, director, officer or employee shall refer to an Affiliate, director, officer or employee involved in the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” has the meaning specified in Section 9.06(b).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Repricing Event” means (a) any optional or mandatory prepayment of the Term B Loan, in whole or in part, with the proceeds of, or conversion of any portion of the Term B Loan into, any new or replacement tranche of Indebtedness bearing interest with an All-In-Yield less than the All-In-Yield of such portion of the Term B Loan and (b) any amendment to any portion of this Agreement with respect to the Term B Loan which, directly or indirectly, reduces the All-In-Yield applicable to the Term B Loan (including any mandatory assignment of the Term B Loans of any Non-Consenting Lender in connection therewith). Notwithstanding the foregoing, “Repricing Event” shall exclude, in any such case, any refinancing or repricing of the Term B Loan or amendment to this Agreement in connection with (x) any Change of Control transaction and (y) any material acquisition or other material Investment by the Borrower or any Restricted Subsidiary that is (i) not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or Investment or (ii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition or Investment, would not provide the Borrower and its Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Administrative Agent in good faith (such acquisitions, “transformational acquisitions”).

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the applicable L/C Issuer, as the case may be, in making such determination.

“Required Pro Rata Facilities Lenders” means, at any time, Lenders holding in the aggregate more than fifty percent (50%) of sum of (a) the aggregate Revolving Credit Exposures of all the Lenders at such time, plus (b) the outstanding Term A Loans (including, for the avoidance of doubt, any Delayed Draw Term A Loans) at such time, plus (c) prior to the Delayed Draw Term A Loan Termination Date, the unfunded Delayed Draw Term A Loan Commitments at such time plus (d) the unfunded Incremental Tranche A Facility Commitments at such time, plus (e) the outstanding Incremental Tranche A Term Loans. The Revolving Credit Exposure, Term A Loans, Delayed Draw Term A Loan Commitments, Incremental Tranche A Facility Commitments and Incremental Tranche A Term Loans of any Defaulting Lender shall be disregarded in determining Required Pro Rata Facilities Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or applicable L/C Issuer, as the case may be, in making such determination.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Credit Exposures representing more than fifty percent (50%) of the Revolving Credit Exposures of all Lenders having Revolving Credit Exposures. The Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Revolving Lenders at any time; provided that the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or applicable L/C Issuer, as the case may be, in making such determination.

“Resignation Effective Date” has the meaning specified in Section 9.06(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller (or, in foreign jurisdictions, substantially equivalent representatives, including a director or manager) of a Loan Party, and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary (or, in foreign jurisdictions, substantially equivalent representatives, including a director or manager) of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee or equivalent representative of the applicable Loan Party so designated by any of the foregoing officers, directors or managers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. To the extent requested by the Administrative Agent, each Responsible Officer will provide an incumbency certificate and appropriate authorization documentation, in form and substance reasonably satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof), including any normal-course issuer bids by the Borrower.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Retained Percentage” means, with respect to any Excess Cash Flow Period, (a) 100% minus (b) the applicable percentage of Consolidated Excess Cash Flow required to prepay Term B Loans pursuant to Section 2.06(b)(iii) with respect to such Excess Cash Flow Period.

“Revaluation Date” means (a) with respect to any Revolving Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02, and (iii) if an Event of Default has occurred and is continuing, such additional dates as the Administrative Agent shall determine or the Required Revolving Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the applicable L/C Issuer under any Letter of Credit denominated in an Alternative Currency, (iv) in the case of all Existing Letters of Credit denominated in Alternative Currencies, the Closing Date and (v) if an Event of Default has occurred and is continuing, such additional dates as the Administrative Agent or the applicable L/C Issuer shall determine or the Required Revolving Lenders shall require.

“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01(a), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the applicable Dollar amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or other documentation pursuant to which such Lender becomes a party hereto or in any documentation executed by such Lender in connection with an Incremental Facility, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. Revolving Commitments shall include any Incremental Revolving Increase.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate Outstanding Amount at such time of its Revolving Loans and the aggregate Outstanding Amount of such Lender’s participation in L/C Obligations and Swing Line Loans at such time.

“Revolving Facility” means the revolving facility established pursuant to Section 2.01(a).

“Revolving Lender” means, at any time, a Lender that has a Revolving Commitment, outstanding Revolving Loans or participation interests in outstanding L/C Obligations and Swing Line Loans at such time.

“Revolving Loan” has the meaning specified in Section 2.01(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Restricted Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Borrower or such Restricted Subsidiary shall sell or transfer any property used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC and the State Department), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second ECF Applicable Level” means the Consolidated Secured Net Leverage Ratio that is 1.00 to 1.00 less than the Consolidated Secured Net Leverage Ratio of the Borrower as of the Delayed Draw Term A Loan Termination Date (after giving effect to the funding thereof on such date).

“Secured Cash Management Agreement” means any Cash Management Agreement between any Loan Party or any Restricted Subsidiary and any Cash Management Bank. For the avoidance of doubt, a holder of Obligations in respect of Secured Cash Management Agreements shall be subject to the provisions of the last paragraph of Section 8.03 and the provisions of Section 9.11.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders (including Designated Lenders), the Hedge Banks, the Cash Management Banks, the L/C Issuers, the Indemnitees and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05. For purposes of this definition, “Hedge Bank” and “Cash Management Bank” shall only include any Person, only if and for so long as, such Person is an Agent, a Lender or an Affiliate of any Lender or Agent.

“Secured Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit K.

“Secured Swap Contract” means any Swap Contract between any Loan Party or any Restricted Subsidiary and any Hedge Bank. For the avoidance of doubt, a holder of Obligations in respect of a Secured Swap Contract shall be subject to the provisions of the last paragraph of Section 8.03 and the provisions of Section 9.11.

“Security Agreement” means the Security and Pledge Agreement, dated as of the Closing Date, executed in favor of the Administrative Agent, for the benefit of the Secured Parties, by the Borrower and the other Loan Parties.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, which for this purpose shall include rights of contribution in respect of obligations for which such Person has provided a Guarantee, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, which for this purpose shall include rights of contribution in respect of obligations for which such Person has provided a Guarantee, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Solvency Certificate” means a certificate substantially in the form of Exhibit G hereto.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Specified Merger Agreement Representations” means the representations made by or with respect to the Company and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower (or the Borrower’s Affiliates) have the right to terminate the Borrower’s (or such Affiliate’s) obligations under the Merger Agreement (or to decline to consummate the Finisar Acquisition) as a result of a breach of such representation or warranty.

“Specified Refinancing Debt” has the meaning set forth in Section 2.20(a).

“Specified Refinancing Revolving Loans” means Specified Refinancing Debt constituting revolving loans.

“Specified Refinancing Term Loans” means Specified Refinancing Debt constituting term loans.

“Specified Representations” means the representations and warranties made in Sections 5.01(a)(ii) (solely as to the valid existence of the Loan Parties) and (b)(ii) (solely as it relates to a Loan Party), Section 5.02(a), Section 5.02(b)(i), Section 5.02(b)(ii)(A) (solely as it relates to conflicts with any indebtedness in excess of the Threshold Amount of the Borrower and the Company), Section 5.04, Section 5.14(a), Section 5.14(b) (solely with respect to the Loan Parties), Section 5.19 (on a consolidated basis as of the Closing Date after giving effect to the Transactions), Section 5.22 (solely as it relates to compliance by the Loan Parties with the PATRIOT Act and Sanctions administered by OFAC), Section 5.23 (solely as it relates to the Loan Parties) and Section 5.24 (solely with respect to Collateral a security interest therein can be perfected by the filing of a UCC Financing Statement, the filing of a short-form security agreement with the United States Patent and Trademark Office or the United States Copyright Office, or the delivery of stock certificates evidencing Equity Interests in (x) the U.S. Subsidiaries of the Borrower, (y) the Company and (z) to the extent provided by the Company on the Closing Date after the use of commercially reasonable efforts, the Company’s U.S. Subsidiaries).

“Specified Transaction” means any Acquisition, any Disposition, any Investment, any incurrence of Indebtedness or any other event that by the terms of the Loan Documents requires compliance on a Pro Forma Basis with a test or covenant, calculation as to Pro Forma Effect with respect to a financial definition, test or covenant or requires such financial definition, test or covenant to be calculated on a Pro Forma Basis.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or an L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or such L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that an L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Springing Maturity Trigger Date” means the date that is 120 days prior to the stated maturity of the 2022 Notes (or any date thereafter) unless on any such date both (x) all or any portion of the 2022 Notes are still outstanding and (y) the Borrower has, as of such date, unrestricted cash and Cash Equivalents and undrawn available Revolving Commitments in an aggregate amount not less than the principal amount of such 2022 Notes then outstanding on such date.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Subordinated Indebtedness” means Indebtedness of the Borrower or any Restricted Subsidiary that by its terms is subordinated to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent (including, without limitation, the entry into intercreditor and/or subordination agreements generally acceptable to the Administrative Agent).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“SWIFT” has the meaning specified in Section 2.03(f).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.05.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.05(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.05(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which TARGET2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on November 19, 2007.

“Target EBITDA” has the meaning specified in the definition of “Pro Forma Basis.”

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time (including, after the Delayed Draw Term A Loan Funding Date, the aggregate principal amount of the Delayed Draw Term A Loans of all Delayed Draw Term A Lenders outstanding at such time).

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Loan Commitment at such time, (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time and (c) at any time after the Delayed Draw Term A Loan Termination Date, any Lender that holds a Delayed Draw Term A Loan.

“Term A Loan” has the meaning specified in Section 2.01(c).  From and after the Delayed Draw Term A Loan Funding Date, the Delayed Draw Term A Loans shall be deemed “Term A Loans” for all purposes hereunder.

“Term A Loan Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrower on the Closing Date pursuant to Section 2.01(c) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01. The aggregate principal amount of the Term A Loan Commitments of all of the Lenders as in effect on the Effective Date is $1,175,000,000.

“Term B Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term B Loan Commitments at such time and (b) thereafter, the aggregate principal amount of the Term B Loans of all Term B Lenders outstanding at such time.

“Term B Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term B Loan Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term B Loans at such time.

“Term B Loan” has the meaning specified in Section 2.01(b).

“Term B Loan Commitment” means, as to each Lender, its obligation to make its portion of the Term B Loan to the Borrower on the Closing Date pursuant to Section 2.01(b), in the principal amount set forth opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term B Loan Commitments of all of the Lenders as in effect on the Effective Date is $0.

“Term B Loan Springing Maturity Date” means the date that is 91 days prior to the stated maturity of the 2022 Notes (or any date thereafter) unless on any such date both (x) all or any portion of the 2022 Notes are still outstanding and (y) the Borrower has, as of such date, unrestricted cash and Cash Equivalents and undrawn available Revolving Commitments in an aggregate amount not less than the principal amount of such 2022 Notes then outstanding on such date.

“Term Facility” means the Term B Facility, the Term A Facility, the Delayed Draw Term A Facility and any Incremental Term Facilities.

“Term Loans” means the Term B Loans, the Term A Loans, the Delayed Draw Term A Loans and any Incremental Term Loans.

“Threshold Amount” means $35,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender at such time, the outstanding Loans of such Lender at such time and such Lender’s participations in L/C Obligations and Swing Line Loans at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swing Line Loans and all L/C Obligations.

“Trade Date” has the meaning specified in Section 10.06(h)(i).

“Transactions” means collectively, (a) the consummation of the Finisar Acquisition, (b) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (c) the consummation of the Refinancing, (d) the payment of certain of the Company’s Existing Convertible Notes and (e) the repayment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non- perfection or priority.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“U.S. Loan Party” means any Loan Party that is a U.S. Person.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Subsidiary” means any Subsidiary that is organized under the laws of the United States, a state thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Unrestricted Subsidiary” means, collectively, (a) each Subsidiary identified on Schedule 5.13 delivered to the Administrative Agent on the Closing Date, (b) each other Subsidiary designated by the Borrower as an Unrestricted Subsidiary after the Closing Date pursuant to Section 7.15 and (c) any Subsidiary of an Unrestricted Subsidiary; provided that, for the avoidance of doubt, any Unrestricted Subsidiary re-designated as a Restricted Subsidiary pursuant to Section 7.15 shall not constitute an Unrestricted Subsidiary.

“Warren Lease” means the Amended and Restated Agreement of Lease between 141 Mt. Bethel Realty, LLC and II-VI OptoElectronic Devices, Inc. dated as of October 2016.

“Weighted Average Life” means, when applied to any Indebtedness at any date of determination, the period of time (expressed in years) obtained by dividing (a) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date of determination and the making of such payment by (b) the then outstanding principal amount of such Indebtedness as of such date of determination.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“YEN-Revolving Credit Agreement (Japan)” means the Credit Agreement, dated as of January 31, 2012, by and among II-VI Japan Incorporated, the guarantors and banks party thereto and PNC Capital Markets LLC, as administrative agent on behalf of the banks party thereto (as amended and as may in the future be amended, restated or replaced), pursuant to which the lenders have extended a revolving credit facility (the “YEN Revolving Credit Loan”) to II-VI Japan Incorporated.

1.02Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Loan Document or Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03Accounting Terms.

(a)Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders (or, in the case of a change affecting the computation of only the Consolidated Interest Coverage Ratio, the Consolidated Total Net Leverage Ratio, or both, the Required Pro Rata Facilities Lenders) shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders (or, in the case of a change affecting the computation of only the Consolidated Interest Coverage Ratio, the Consolidated Total Net Leverage Ratio, or both, the Required Pro Rata Facilities Lenders)); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements (subject to the exceptions noted in clause (a) above) for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above. Notwithstanding anything to the contrary contained herein or any reference to determination in accordance with GAAP, all obligations of any Person that are treated as an operating lease (and any future leases and the Warren Lease), shall continue to be or shall be treated as an operating lease in each case for purposes of this Agreement (including all financial definitions and calculations of financial covenants), notwithstanding the fact that such obligations are required by GAAP (or the implementation thereof) to be treated as capitalized lease obligations in financial statements.

1.04Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05Exchange Rates; Currency Equivalents.

(a)The Administrative Agent or the applicable L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants set forth in Section 7.11 or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the applicable L/C Issuer, as applicable.

(b)Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the applicable L/C Issuer, as the case may be.

(c)For purposes of determining compliance with any Dollar-denominated restriction in Article VII, the Dollar-equivalent of amounts denominated in a foreign currency shall be calculated based on the relevant Spot Rate in effect on the date such amounts are incurred, committed, paid or invested.

(d)The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definitions of “Eurocurrency Rate” or with respect to any comparable or successor rate thereto.

1.06Additional Alternative Currencies.

(a)The Borrower may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that (i) such requested currency is an Eligible Currency and (ii) such requested currency shall only be treated as a “LIBOR Quoted Currency” to the extent that there is a published LIBOR rate for such currency. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and each Lender with a Commitment under which such currency is requested to be made available; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the applicable L/C Issuer, if any.

(b)Any such request shall be made to the Administrative Agent not later than 11:00 a.m., twenty (20) Business Days prior to the date of the desired Credit Extension (or such other time or date as may be agreed by the Administrative Agent and, in the case of any such request pertaining to Letters of Credit, the applicable L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each applicable Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the applicable L/C Issuer thereof. Each applicable Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the applicable L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten (10) Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c)Any failure by a Lender or an L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender or such L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the applicable Lenders consent to making Eurocurrency Rate Loans in such requested currency and the Administrative Agent and such Lenders reasonably determine that an appropriate interest rate is available to be used for such requested currency, the Administrative Agent shall so notify the Borrower and (i) the Administrative Agent and such Lenders may amend the definition of Eurocurrency Rate for any Non-LIBOR Quoted Currency to the extent necessary to add the applicable Eurocurrency Rate for such currency and (ii) to the extent the definition of Eurocurrency Rate reflects the appropriate interest rate for such currency or has been amended to reflect the appropriate rate for such currency, such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the applicable L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.06, the Administrative Agent shall promptly so notify the Borrower. Any specified currency of an Existing Letter of Credit that is neither Dollars nor one of the Alternative Currencies specifically listed in the definition of “Alternative Currency” shall be deemed an Alternative Currency with respect to such Existing Letter of Credit only.

1.07Change of Currency.

(a)Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

1.08Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.09Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.10Limited Condition Acquisition.  Notwithstanding anything to the contrary in this Agreement, if the proceeds of any Incremental Term Facility are being used to finance a Limited Condition Acquisition, and the Borrower has obtained commitments of Lenders to fund such Incremental Term Facility (“Incremental Financing Commitments”), then (a) the conditions set forth in Section 2.16(b), clauses (i)(B)(1) and (i)(B)(2) of Section 2.16(f), Section 4.02(a), Section 4.02(b), and clause (a) in the definition of “Permitted Acquisition” shall be limited as follows, if and to the extent such Lenders so agree in their Incremental Financing Commitments: (i) the conditions set forth in Section 2.16(d) and Section 4.02(a) shall be limited such that the only representations and warranties the accuracy of which shall be a condition to the availability of such Incremental Term Facility shall be (A) the Specified Representations, and (B) such representations and warranties under the definitive agreement governing such Limited Condition Acquisition (the “Limited Condition Acquisition Agreement”) as entitle the Borrower (or the applicable Subsidiary) to terminate its obligations under such Limited Condition Acquisition Agreement or decline to consummate such Limited Condition Acquisition, if such representations and warranties fail to be true and correct, and (ii) the reference in Section 2.16(b), Section 4.02(b) and clause (a) in the definition of “Permitted Acquisition” to no Default or no Event of Default, as applicable, means (A) no Default or no Event of Default, as applicable, shall have occurred and be continuing at the time of the execution of the Limited Condition Acquisition Agreement, and (B) no Event of Default under Section 8.01(a), 8.01(f) or 8.01(g) shall have occurred and be continuing at the time of the funding of such Incremental Term Facility in connection with the consummation of such Limited Condition Acquisition, and (b) for purposes of determining whether the conditions set forth in Section 2.16(l) or clause (f) in the definition of “Permitted Acquisition” have been satisfied in connection with such Limited Condition Acquisition, at the Borrower’s option (the Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, a “LCA Election”), the date of determination of whether any such condition has been satisfied shall be deemed to be the date the definitive agreement governing such Limited Condition Acquisition is executed (the “LCA Test Date”), and if, for the Limited Condition Acquisition and the funding of such Incremental Term Facility in connection with the consummation of such Limited Condition Acquisition, the Borrower or the applicable Subsidiary would have satisfied such condition on the relevant LCA Test Date, such condition shall be deemed to have been satisfied. If the Borrower has made a LCA Election for any Limited Condition Acquisition, then in connection with any calculation of any ratio, test or basket availability with respect to any Specified Transaction (each, a “Subsequent Transaction”) following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated and the date that the definitive agreement governing such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be calculated and tested both on (x) a Pro Forma Basis assuming such Limited Condition Acquisition and the other transactions in connection therewith have been consummated until such time as the applicable Limited Condition Acquisition has actually closed or the applicable Limited Condition Acquisition Agreement has been terminated or expires without consummation of such Limited Condition Acquisition, and (y) a standalone basis without giving effect to such Limited Condition Acquisition and the other transactions in connection therewith. It is understood and agreed that this Section 1.10 shall not limit the conditions set forth in Section 4.02 or in the definition of “Permitted Acquisition” with respect to any proposed Borrowing of Revolving Loans or Swing Line Loans or any issuance of Letters of Credit, in each case, in connection with such Limited Condition Acquisition or otherwise.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01Revolving Loans and Term Loans.

(a)Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing of Revolving Loans:

(i)the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments;

(ii)the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Commitment; and

(iii)the aggregate Outstanding Amount of all Revolving Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit;

Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(a), prepay under Section 2.06, and reborrow under this Section 2.01(a). Revolving Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)Term B Loan. Subject to the terms and conditions set forth herein, each Lender severally agrees to make its portion of a term loan (the “Term B Loan”) to the Borrower in Dollars on the Closing Date in an amount not to exceed such Lender’s Term B Loan Commitment. Amounts repaid on the Term B Loan may not be reborrowed. The Term B Loan may consist of Base Rate Loans or Eurocurrency Rate Loans, or a combination thereof, as further provided herein, provided, however, any Borrowings made on the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a funding indemnity letter not less than three (3) Business Days prior to the date of such Borrowing.

(c)Term A Loan.  Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan (the “Term A Loan”) to the Borrower in Dollars on the Closing Date in an amount not to exceed the Applicable Percentage of such Term A Lender’s Term A Loan Commitment of the Term A Facility.  The Term A Loan Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the Term A Facility.  Amounts borrowed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.  Term A Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein, provided, however, any Borrowings made on the Closing Date shall be made as Base Rate Loans unless the Borrower delivers a funding indemnity letter not less than three (3) Business Days prior to the date of such Borrowing.

(d)Delayed Draw Term A Loan.  Subject to the terms and conditions set forth herein, each Delayed Draw Term A Lender severally agrees to make a single loan (the “Delayed Draw Term A Loan”) to the Borrower on any Business Day on or prior to the Delayed Draw Term A Loan Termination Date in an amount not to exceed such Delayed Draw Term A Lender’s Delayed Draw Term A Loan Commitment.  The Delayed Draw Term A Loan Borrowing shall consist of Delayed Draw Term A Loans made simultaneously by the Delayed Draw Term A Lenders in accordance with their respective Applicable Percentage of the Delayed Draw Term A Facility.  Amounts borrowed under this Section 2.01(d) and repaid or prepaid may not be reborrowed.  Delayed Draw Term A Loans shall be of the same Type of Loan as the Term A Loans funded on the Closing Date and, once funded, shall be fungible and part of the same tranche of Term Loans as the Term A Loans.

2.02Borrowings, Conversions and Continuations of Loans.

(a)Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) four (4) Business Days (or five (5) Business Days in the case of a Special Notice Currency) prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in Alternative Currencies and (iii) on the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto and (vi) the currency of the Loans to be borrowed. If the Borrower fails to specify a currency in a Loan Notice requesting a Borrowing, then the Loans so requested shall be made in Dollars. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one (1) month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of Loans denominated in a currency other than Dollars, in each case as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m., in the case of any Loan denominated in Dollars, and not later than the Applicable Time specified by the Administrative Agent in the case of any Loan in an Alternative Currency, in each case on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01 (if such Borrowing is the initial Credit Extension), in Section 4.03 (if such Borrowing consists of Delayed Draw Term A Loans), or in Section 4.02 (if such Borrowing consists of neither the initial Credit Extension or the Delayed Draw Term A Loan),   the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by, as directed by the Borrower, (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing denominated in Dollars is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.

(c)Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Lenders may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid, or redenominated into Dollars in the amount of the Dollar Equivalent thereof, in each case on the last day of the then current Interest Period with respect thereto.

(d)The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate.

(e)After giving effect to all Borrowings, all conversions of Revolving Loans and Term Loans from one Type to the other, and all continuations of Revolving Loans and Term Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect.

(f)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.

2.03Letters of Credit.

(a)The Letter of Credit Commitment.

(i)Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower or any Restricted Subsidiary, and to amend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or any Restricted Subsidiary and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (x) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, (y) the Total Revolving Outstandings denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit and (z) the aggregate Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto and deemed L/C Obligations, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments.

(ii)No L/C Issuer shall issue any Letter of Credit, if:

(A)subject to Section 2.03(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B)the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Lenders have approved such expiry date.

(iii)No L/C Issuer shall be under any obligation to issue any Letter of Credit if:

(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or request that such L/C Issuer refrain from, the issuance of letters of credit or related bankers’ acceptances generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such L/C Issuer in good faith deems material to it;

(B)the issuance of such Letter of Credit would violate one or more policies of such L/C Issuer applicable to letters of credit generally;

(C)except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is in an initial stated amount less than $500,000 (or such lesser amount as such L/C Issuer may agree in its sole discretion);

(D)except as otherwise agreed by the Administrative Agent and such L/C Issuer, the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E)such L/C Issuer does not as of the issuance date of the requested Letter of Credit issue Letters of Credit in the requested currency; or

(F)any Lender is at that time a Defaulting Lender, unless such L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate such L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv)No L/C Issuer shall amend any Letter of Credit if such L/C Issuer would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v)No L/C Issuer shall be under any obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi)Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included such L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to such L/C Issuer.

(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i)Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the applicable L/C Issuer (with a copy to the Administrative Agent, if Bank of America is not the applicable L/C Issuer) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by such L/C Issuer, by personal delivery or by any other means acceptable to such L/C Issuer. Such Letter of Credit Application must be received by the applicable L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and such L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the applicable L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof (and in the absence of specification of currency, shall be deemed a request for a Letter of Credit denominated in Dollars); (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as such L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to such L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as such L/C Issuer may require. Additionally, the Borrower shall furnish to such L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such L/C Issuer or the Administrative Agent may require.

(ii)Promptly after receipt of any Letter of Credit Application, the applicable L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof. Unless such L/C Issuer has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to such L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that such L/C Issuer shall not permit any such extension if (A) such L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each case directing such L/C Issuer not to permit such extension.

(iv)If the Borrower so requests in any applicable Letter of Credit Application, the applicable L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by such L/C Issuer, the Borrower shall not be required to make a specific request to the applicable L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Lenders shall be deemed to have authorized (but may not require) the applicable L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-

Reinstatement Letter of Credit permits the applicable L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), such L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing such L/C Issuer not to permit such reinstatement.

(v)Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)Drawings and Reimbursements; Funding of Participations.

(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse such L/C Issuer in such Alternative Currency, unless (A) the applicable L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified such L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse such L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the applicable L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. If the Borrower is notified prior to 11:00 a.m. on the date of any payment by an L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or prior to the Applicable Time on the date of any payment by an L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the applicable L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency on such date (or, if notified after such time, then no later than 11:00 a.m. on the next succeeding Business Day with respect to any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in Dollars or the Applicable Time on the next succeeding Business Day with respect to any payment by the applicable L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency). In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.03(c)(i) and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the applicable L/C Issuer for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. If the Borrower fails to timely reimburse an L/C Issuer on the Honor Date, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency) (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Revolving Loans that are Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice) and provided that, after giving effect to such Borrowing, the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments. Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)Each Revolving Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable L/C Issuer in Dollars.

(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Revolving Loans that are Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the applicable L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)Until each Revolving Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the applicable L/C Issuer for any amount drawn under any Letter of Credit issued by such L/C Issuer, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of such L/C Issuer.

(v)Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse each L/C Issuer for amounts drawn under Letters of Credit issued by such L/C Issuer, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against an L/C Issuer, the Borrower, any Subsidiary or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c)

is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse an L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)If any Revolving Lender fails to make available to the Administrative Agent for the account of an L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by such L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an L/C Issuer submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)Repayment of Participations.

(i)At any time after an L/C Issuer has made a payment under any Letter of Credit issued by such L/C Issuer and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii)If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by an L/C Issuer in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Obligations Absolute. The obligation of the Borrower to reimburse each L/C Issuer for each drawing under each Letter of Credit issued by such L/C Issuer and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)any draft, demand, endorsement, certificate or other document presented under or in connection with such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)waiver by such L/C Issuer of any requirement that exists for such L/C Issuer’s protection and not the protection of the Borrower or any waiver by such L/C Issuer which does not in fact materially prejudice the Borrower;

(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi)any payment made by such L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii)any payment by such L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(ix)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the applicable L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against such L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the applicable L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders, the Required Pro Rata Facilities Lenders, the Required Revolving Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of bad faith, gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuers, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and an L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves, as determined by a final non-appealable judgment of a court of competent jurisdiction, were caused by such L/C Issuer’s bad faith, willful misconduct or gross negligence or such L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight or time draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, an L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and such L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring, endorsing or assigning or purporting to transfer, endorse or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuers may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g)Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the applicable L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each standby Letter of Credit. Notwithstanding the foregoing, no L/C Issuer shall be responsible to the Borrower for, and no L/C Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of such L/C Issuer required or permitted under any Law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where such L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such Law or practice.

(h)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Lender in accordance, subject to adjustment as provided in Section 2.18, with its Applicable Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) equal to the Applicable Rate for Letter of Credit Fees times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. Letter of Credit Fees shall be (x) due and payable on the first (1st) Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (y) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to each L/C Issuer for its own account, in Dollars, a fronting fee, with respect to each Letter of Credit issued by such L/C Issuer, at the rate per annum agreed in writing by such L/C Issuer and the Borrower, as applicable, in each case computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears and due and payable on the first (1st) Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.09. In addition, the Borrower shall pay directly to each L/C Issuer for its own respective account, in Dollars, the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.04[Reserved].

2.05Swing Line Loans.

(a)Swing Line Facility. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Revolving Lenders set forth in this Section 2.05, may in its sole discretion make loans in Dollars (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.05, prepay under Section 2.06, and reborrow under this Section 2.05. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b)Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Lender) prior to 1:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.05(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)Refinancing of Swing Line Loans.

(i)The Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (and the Borrower hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Revolving Loans that are Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office for Dollar-denominated payments not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.05(c)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.05(c)(i), the request for Revolving Loans that are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.05(c)(i) shall be deemed payment in respect of such participation.

(iii)If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(i), the Swing Line Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Revolving Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.05(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans made to the Borrower, together with interest as provided herein.

(d)Repayment of Participations.

(i)At any time after any Revolving Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The

Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans made to the Borrower. Until each Revolving Lender funds its Revolving Loans that are Base Rate Loan or risk participation pursuant to this Section 2.05 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans made to the Borrower directly to the Swing Line Lender.

2.06Prepayments.

(a)Voluntary Prepayments of Loans.

(i)Revolving Loans and Term Loans. The Borrower may, upon delivery of a Notice of Loan Prepayment to the Administrative Agent, at any time or from time to time voluntarily prepay Revolving Loans and Term Loans in whole or in part without premium or penalty except as set forth in Section 2.06(a)(iii); provided that, unless otherwise agreed by the Administrative Agent, (A) such notice must be received by the Administrative Agent not later than 12:00 noon (x) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (y) four (4) Business Days (or five (5) Business Days in the case of a prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (z) on the date of prepayment of Base Rate Loans; (B) any such prepayment of Eurocurrency Rate Loans shall be in a principal amount of the Dollar Equivalent of $1,000,000 or a whole multiple of the Dollar Equivalent of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); (C) any prepayment of Base Rate Loan shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof (or, if less, the entire principal amount thereof then outstanding); and (D) any prepayment of any of the Term Loans shall be applied to such tranche of the Term Loans as the Borrower shall direct in its sole discretion; provided that, absent such direction any prepayment shall be applied ratably to the Term Loans then outstanding (and to the principal installments thereof in direct order of maturity). Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment; provided that any such notice delivered by the Borrower may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked or its effectiveness deferred by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied, subject to the payment of breakage costs in accordance with Section 3.05. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 2.06(a)(iii) and Section 3.05.

Each prepayment of the outstanding Term Loans pursuant to this Section 2.06(a)(i) shall be applied to the Term A Facility and the Term B Facility and to the principal repayment installments thereof as the Borrower may direct in its sole discretion. Subject to Section 2.18, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(ii)Swing Line Loans. The Borrower may, upon delivery of a Notice of Loan Prepayment to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that, unless otherwise agreed to by the Swing Line Lender, (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, if less, the entire principal thereof then outstanding). Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)Prepayment Premium. In the event that prior to the date that is six (6) months after the Closing Date, (A) a Repricing Event occurs or (B) a Lender holding s portion of the Term B Loan is deemed a Non-Consenting Lender and must assign its Term B Loan pursuant to Section 10.13 in connection with any waiver, amendment or modification that would reduce the effective All-In-Yield in effect with respect to the Term B Loan, then in each case the aggregate principal amount to be prepaid or repaid or assigned, as applicable, will be subject to a prepayment premium in an amount equal to one percent (1.00%) of (x) the principal amount of the Term B Loan that is prepaid (in the case of an optional or mandatory prepayment of the Term B Loan described in clause (a) of the definition of “Repricing Event”), (y) the aggregate outstanding principal amount of the Term B Loan (in the case of an amendment described in clause (b) of the definition of “Repricing Event”) or (z) the principal amount of the Term B Loan that is mandatorily assigned (in the case of the foregoing clause (B)). Such prepayment premium shall be paid by the Borrower to the Administrative Agent, for the account of the applicable Lenders or such Non-Consenting Lenders, as applicable, on the date of such prepayment or repayment or the effective date of such assignment, as applicable.

(b)Mandatory Prepayments of Loans.

(i)Revolving Commitments.

(A)If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall promptly prepay Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.06(b)(i) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.

(B)In the case of Loans and Letters of Credit denominated in an Alternative Currency, the Administrative Agent will at periodic intervals, and may, at its discretion at other times, recalculate the aggregate Outstanding Amount of all Revolving Loans and L/C Obligations denominated in Alternative Currencies to account for fluctuations in exchange rates affecting such Alternative Currency. Such calculations by the Administrative Agent will be based on the Spot Rate. If, as a result of any such recalculation or otherwise, the Total Revolving Outstandings exceed 105% of the Aggregate Revolving Commitments then in effect the Borrower will promptly prepay Revolving Loans and/or Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

(ii)Dispositions and Recovery Events. The Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds in excess of $5,000,000 during any fiscal year received by the Borrower or any Restricted Subsidiary from all Dispositions other than Dispositions permitted by Sections 7.05(a) through (x) (other than Section 7.05(m)) and Recovery Events to the extent such Net Cash Proceeds in excess of $5,000,000 are not reinvested in long-term assets (excluding current assets as classified by GAAP) that are useful or usable in the business of the Borrower and its Restricted Subsidiaries within three hundred sixty-five (365) days of the date of such Disposition or Recovery Event; provided, however, if any portion of such Net Cash Proceeds are not so reinvested within such 365-day period but within such 365-day period are contractually committed to be reinvested, then upon the termination of such contract or if such Net Cash Proceeds are not so reinvested within five hundred forty-five (545) days of initial receipt, such remaining portion shall constitute Net Cash Proceeds as of the date of such termination or expiry and shall be immediately applied to the prepayment of the Term Loans as set forth in this Section 2.06(b)(ii). Any prepayment pursuant to this clause (ii) shall be applied as set forth in clause (v) below.

(iii)Consolidated Excess Cash Flow. Within ten (10) Business Days after the date that the annual consolidated financial statements of the Borrower and its Restricted Subsidiaries are required to be delivered pursuant to Section 6.01(a) after the end of each fiscal year ending after the Closing Date (the “Consolidated Excess Cash Flow Prepayment Date”), commencing with the fiscal year ending June  30, 2020, the Borrower shall prepay (or cause to be prepaid) the Term B Loans to the principal installments thereof in direct order of maturity in an aggregate amount equal to the difference of (A) the product of Consolidated Excess Cash Flow for such year times (I) fifty percent (50%), if the Consolidated Secured Net Leverage Ratio as of the end of such fiscal year is equal to or greater than the First ECF Applicable Level, (II) twenty-five percent (25%), if the Consolidated Secured Net Leverage Ratio as of the end of such fiscal year is less than the First ECF Applicable Level and greater than Second ECF Applicable Level and (III) zero percent (0%), if the Consolidated Secured Net Leverage Ratio is equal to or less than the Second ECF Applicable Level minus (B) the aggregate amount of optional principal prepayments of Term Loans and optional prepayments of Revolving Loans (to the extent accompanied by a permanent reduction in the Aggregate Revolving Commitments) in each case made pursuant to Section 2.06(a) (1) during such fiscal year (other than any optional prepayments made prior to the Consolidated Excess Cash Flow Prepayment Date for such fiscal year to the extent such optional prepayments were applied to reduce the Consolidated Excess Cash Flow prepayment required under this clause (iii) for the prior fiscal year) or (2) following the end of such fiscal year but prior to the Consolidated Excess Cash Flow Prepayment Date for such fiscal year and, upon the election of the Borrower by written notice delivered to the Administrative Agent prior to the Consolidated Excess Cash Flow Prepayment Date for such period, applied to reduce the Consolidated Excess Cash Flow prepayment required under this clause (iii), in each case, except to the extent financed with long-term, non-revolving Indebtedness, provided, however, that if the Consolidated Secured Net Leverage Ratio as of the last day of such fiscal year is equal to or less than the Second ECF Applicable Level, then the Borrower shall not be required to make any prepayment pursuant to this clause (iii) for such fiscal year. Any prepayment pursuant to this clause (iii) shall be applied as set forth in clause (v) below.

(iv)Debt Issuances. Upon receipt by the Borrower or any Restricted Subsidiary of the Net Cash Proceeds of any Debt Issuance or Specified Refinancing Debt, the Borrower shall prepay the Loans and/or Cash Collateralize the L/C Obligations as hereafter provided in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds. Any prepayment pursuant to this clause (iv) shall be applied as set forth in clause (v) below.

(v)Application of Mandatory Prepayments. All amounts required to be paid pursuant to this Section 2.06(b) shall be applied as follows:

(A)with respect to all amounts prepaid pursuant to Section 2.06(b)(i), first, ratably to the L/C Borrowings and the Swing Line Loans, second, to the outstanding Revolving Loans, and, third, to Cash Collateralize the remaining L/C Obligations;

(B)with respect to all amounts prepaid pursuant to Section 2.06(b)(iii), ratably to the Term B Loans (to the principal amortization payments scheduled to be made in direct order of maturity); and

(C)with respect to all amounts prepaid pursuant to Sections 2.06(b)(ii) and (iv), first ratably to the Term Loans (initially, to the first eight principal amortization payments scheduled to be made in direct order of maturity and, thereafter, on a pro rata basis to the remaining principal amortization payments of the applicable Term Loan), second, ratably to the L/C Borrowings and the Swing Line Loans, third, to the outstanding Revolving Loans, and fourth, to Cash Collateralize the remaining L/C Obligations (without a commitment reduction thereunder).

Within the parameters of the applications set forth above, prepayments shall be applied first to Base Rate Loans and then to Eurocurrency Rate Loans in direct order of Interest Period maturities. All prepayments under this Section 2.06(b) shall be subject to Section 3.05, but otherwise without premium or penalty and shall be accompanied by interest on the principal amount prepaid through the date of prepayment.

(vi)Notwithstanding any other provisions of this Section 2.06, (A) to the extent that any or all of the Consolidated Excess Cash Flow for any Excess Cash Flow Period attributable to, or Net Cash Proceeds received by, a Non-U.S. Subsidiary is prohibited, restricted or delayed from being repatriated to the United States, or such repatriation or prepayment would present a material risk of liability for the applicable Non-U.S. Subsidiary or its directors or officers (or would give rise to a material risk of breach of fiduciary or statutory duties by any director or officer), the Borrower shall not be required to make a prepayment at the time provided in Section 2.06(b)(ii) and (iii) with respect to such affected amounts, and instead, such amounts may be retained by the applicable Non-U.S. Subsidiary (the Borrower hereby agreeing to use reasonable efforts to otherwise cause the applicable Non-U.S. Subsidiary following the date on which the respective payment would otherwise have been required, promptly to take all actions reasonably required by the applicable local Law or other impediment to permit such repatriation), and  if following the date on which the respective payment would otherwise have been required, such repatriation of any of such Consolidated Excess Cash Flow or Net Cash Proceeds, as applicable, is permitted under the applicable local Law or other impediment (or is otherwise received by the Borrower or any other Guarantor), such repatriation will be promptly effected and such repatriated Consolidated Excess Cash Flow or Net Cash Proceeds, as applicable, will be promptly (and in any event not later than three (3) Business Days after such repatriation could be made) applied (whether or not repatriation actually occurs) to the repayment of the Term B Loans pursuant to Section 2.06(b)(ii) and (iii) to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all Consolidated Excess Cash Flow or Net Cash Proceeds, as applicable, would have a significant withholding tax consequence (taking into account any foreign tax credit or benefit actually realized in connection with such repatriation) with respect to such Consolidated Excess Cash Flow or Net Cash Proceeds, as applicable, the Consolidated Excess Cash Flow or Net Cash Proceeds, as applicable, so affected may be retained by the applicable Non-U.S. Subsidiary; provided that, in the case of this clause (B), on or before the date that is twelve months after the date on which any Consolidated Excess Cash Flow or Net Cash Proceeds, as applicable, so retained would otherwise have been required to be applied to prepayments pursuant to Section 2.06(b)(iii), the Borrower shall apply an amount equal to such Consolidated Excess Cash Flow to such prepayments as if such Consolidated Excess Cash Flow had been received by the Borrower rather than a Non-U.S. Subsidiary, less the amount of additional Taxes that would have been payable or reserved against of such Consolidated Excess Cash Flow had been repatriated.

2.07Termination or Reduction of Commitments.

(a)The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Subject to clause (iv) of the proviso to the first sentence in this Section 2.07, the amount of any such Aggregate Revolving Commitment reduction shall not be applied to the Alternative Currency Sublimit, the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower. Any reduction of the Aggregate Revolving Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

(b)The aggregate Term A Loan Commitments hereunder may be permanently reduced in whole or in part from and after the Effective Date until the Closing Date by notice from the Borrower to the Administrative Agent; provided that any such notice thereof must be received by 11:00 a.m. at least five Business Days prior to the date of reduction or termination and any such reduction or termination shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof. The Administrative Agent will give prompt notice to the applicable Term A Lenders of any such reduction in or termination of the aggregate Term A Loan Commitments.

(c)The Revolving Commitments shall, if the Closing Date has not occurred on or prior to such date, be automatically and permanently reduced to zero on the Commitment Termination Date

(d)The aggregate Term A Loan Commitments shall be automatically permanently reduced to zero on the earliest of (x) the date of the Borrowing of Term A Loans and (y) if the Closing Date has not occurred on or prior to such date, the Commitment Termination Date.

(e)The aggregate Delayed Draw Term A Loan Commitments shall be automatically permanently reduced to zero on the Delayed Draw Term A Loan Termination Date.

(f)The aggregate Term B Loan Commitments shall be automatically permanently reduced to zero on the earliest of (x) the date of the Borrowing of Term B Loans and (y) if the Closing Date has not occurred on or prior such date, the Commitment Termination Date.

2.08Repayment of Loans.

(a)Revolving Loans. The Borrower shall repay to the Lenders on the Maturity Date for Revolving Loans the aggregate principal amount of all Revolving Loans made to the Borrower outstanding on such date.

(b)Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date for Swing Line Loans.

(c)Term B Loan. The Borrower shall repay the outstanding principal amount of the Term B Loan in quarterly installments equal to 0.25% of the aggregate principal amount of such Term B Loans outstanding on the Closing Date, commencing on the last day of the first full fiscal quarter ending after the Closing Date and on each December 31, March 31, June 30 and September 30 thereafter with the remaining outstanding balance due and payable on the Maturity Date of the Term B Loan (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.06 and increases with respect to any increase to the Term B Loan pursuant to Section 2.16), unless accelerated sooner pursuant to Section 8.02.

(d)Term A Loan. The Borrower shall repay the outstanding principal amount of the Term A Loan in quarterly installments equal to 1.25% of the aggregate principal amount of such Term A Loans outstanding on the Closing Date, commencing on the last day of the first full fiscal quarter ending after the Closing Date and on each December 31, March 31, June 30 and September 30 thereafter with the remaining outstanding balance due and payable on the Maturity Date of the Term A Loan (as such installments may hereafter be adjusted as a result of prepayments made pursuant to Section 2.06 and increases with respect to any increase to the Term B Loan pursuant to Section 2.16), unless accelerated sooner pursuant to Section 8.02.

(e)Delayed Draw Term A Loan.  The Borrower shall repay each Delayed Draw Term A Loan in quarterly installments equal to an amount determined by the Administrative Agent and the Borrower in order to ensure the Delayed Draw Term A Loans will be treated as fungible with the Term A Loans commencing on the last day of the first full fiscal quarter ending after the Closing Date and on each December 31, March 31, June 30 and September 30 thereafter with the remaining outstanding balance due and payable on the Maturity Date of the Term A Loan.

(f)Incremental Term Loans. The Borrower shall repay any Incremental Term Loan in accordance with the terms of the Incremental Facility Amendment establishing such Incremental Term Loan, in each case subject to the provisions of Section 2.16(i) or Section 2.16(j), as applicable.

2.09Interest.

(a)Subject to the provisions of clause (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)

(i)Upon the occurrence and during the continuance of an Event of Default specified in Section 8.01(a), 8.01(f) or 8.01(g), the Borrower shall pay interest on all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)Upon the request of the Required Lenders while any Event of Default as a result of a breach of Section 7.11 exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)Pro Rata Ticking Fee.  The Borrower agrees to pay to the Administrative Agent in Dollars for the ratable account of each Lender with a Term A Loan Commitment or Revolving Commitment, a fee which shall accrue at the rate of 0.25% per annum on the average daily undrawn portion of the Term A Loan Commitment or Revolving Commitment (the foregoing fees, the “Pro Rata Ticking Fee”). The Pro Rata Ticking Fee shall commence on March 8, 2019 and be payable in full on the earlier of the Closing Date and the Commitment Termination Date.

2.10Fees.  In addition to certain fees described in subsections (h) and (i) of Section 2.03:

(a)Commitment Fee. The Borrower shall pay to the Administrative Agent, for the account of each Revolving Lender in accordance with its Applicable Percentage, a commitment fee (the “Commitment Fee”) in Dollars equal to the product of (i) 0.25% times (ii) the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (A) the Outstanding Amount of all Revolving Loans plus (B) the Outstanding Amount of all L/C Obligations, subject to adjustment as provided in Section 2.18. The Commitment Fee shall accrue at all times during the Availability Period (and thereafter so long as any Revolving Loans, Swing Line Loans or L/C Obligations remain outstanding), including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears. For purposes of clarification, Swing Line Loans shall not be considered outstanding for purposes of determining the unused portion of the Aggregate Revolving Commitments.

(b)Other Fees.

(i)The Borrower shall pay to the Arrangers and the Administrative Agent for their own respective accounts, in Dollars, fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii)The Borrower shall pay to the Lenders, in Dollars, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c)Delayed Draw Term A Ticking Fee.   The Borrower agrees to pay to the Administrative Agent in Dollars for the account of each Lender with a Delayed Draw Term A Loan Commitment, a fee which shall accrue at the rate of 0.25% per annum on the average daily undrawn portion of the Delayed Draw Term A Loan Commitments (the foregoing fees, the “Delayed Draw Term A Ticking Fee”). The Delayed Draw Term A Ticking Fee shall commence on the Closing Date and be payable in full on the Delayed Draw Term A Loan Termination Date.

2.11Computation of Interest and Fees.

(a)All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) and fees under the Fee Letter shall be made on the basis of a year of three hundred sixty-five (365) or three hundred sixty-six (366) days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a three hundred sixty-five (365) day year), or, in the case of interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.13(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. With respect to all Non-LIBOR Quoted Currencies, the calculation of the applicable interest rate shall be determined in accordance with market practice.

(b)If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Total Net Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Net Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), automatically and without further action by the Administrative Agent, any Lender or any L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or any L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.09(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.12Evidence of Debt.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a promissory note, which shall evidence such Lender’s Loans to the Borrower in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit D (a “Note”). Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.

(b)In addition to the accounts and records referred to in subsection (a) above, each Revolving Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.13Payments Generally; Administrative Agent’s Clawback.

(a)General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each applicable Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans or in the case of Alternative Currencies in accordance with such market practice, in each case, as applicable. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(i)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due by the Borrower to the Administrative Agent for the account of the Lenders or an L/C Issuer hereunder that the Borrower will not make such payment, the

Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.14Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender or Disqualified Institution), (y) the application of Cash Collateral provided for in Section 2.17, or (z) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.15[Reserved].

2.16Increase in Commitments.

The Borrower may from time to time add one or more tranches of term loans or increase outstanding tranches of term loans (each an “Incremental Term Facility”) and/or increase commitments under any Revolving Facility (each such increase, an “Incremental Revolving Increase”; each Incremental Term Facility and each Incremental Revolving Increase are collectively referred to as “Incremental Facilities”) to this Agreement at the option of the Borrower by an agreement in writing entered into by the Borrower, the Administrative Agent and each Person (including any existing Lender) that agrees to provide a portion of such Incremental Facility (and, for the avoidance of doubt, shall not require the consent of any other Lender) (each an “Incremental Facility Amendment”); provided that:

(a)the aggregate principal amount of all Incremental Facilities established under this Section 2.16 shall not exceed the sum of:

(i)$250,000,000; plus

(ii)an unlimited amount so long as, in the case of this clause (ii), after giving effect to the relevant Incremental Facility on a Pro Forma Basis, the Consolidated Secured Net Leverage Ratio does not exceed an amount to be decided by the Borrower and the Administrative Agent on or prior to the Closing Date (the “Incremental Incurrence Ratio”) (assuming the full amount of such Incremental Facility is fully drawn and without “netting” the cash proceeds of such Incremental Facility or any other simultaneous incurrence of debt on the consolidated balance sheet of the Borrower);

provided that any Incremental Facility may be incurred under either sub-clauses (i) or (ii) of this clause (a) as selected by the Borrower in its sole discretion and if any Incremental Facility is intended to be incurred in part under both sub-clauses (i) and (ii) then the permissibility of the portion of such Incremental Facility to be incurred under sub-clause (ii) shall first be determined without giving effect to the portion of such Incremental Facility incurred under sub-clause (i), but giving full Pro Forma Effect to the use of proceeds of the entire amount of such Incremental Facility;

(b)no Default or Event of Default shall exist on the effective date of any Incremental Facility or would exist after giving effect to any Incremental Facility;

(c)no existing Lender shall be under any obligation to provide any Incremental Facility Commitment and any such decision whether to provide an Incremental Facility Commitment shall be in such Lender’s sole and absolute discretion;

(d)each Incremental Facility shall be in an aggregate principal amount of at least $10,000,000 and each Incremental Facility Commitment shall be in a minimum principal amount of at least $1,000,000, in the case of an Incremental Revolving Increase, and at least $1,000,000 in the case of an Incremental Term Facility (or, in each case, such lesser amounts as the Administrative Agent may agree);

(e)each Person providing an Incremental Facility Commitment shall qualify as an Eligible Assignee;

(f)the Borrower shall deliver to the Administrative Agent:

(i)a certificate of each Loan Party dated as of the date of such increase signed by a Responsible Officer of such Loan Party (A) certifying and attaching resolutions adopted by the board of directors or equivalent governing body of such Loan Party approving such Incremental Facility and (B) in the case of the Borrower, certifying that, before and after giving effect to such increase, (1) the representations and warranties of each Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality or reference to Material Adverse Effect, in all respects) as of such earlier date, (2) no Default or Event of Default exists and (3) such Incremental Facility or Incremental Facilities have been incurred in compliance with this Agreement;

(ii)such amendments to the Collateral Documents as the Administrative Agent may reasonably request to cause the Collateral Documents to secure the Obligations after giving effect to such Incremental Facility; and

(iii)customary opinions of legal counsel to the Loan Parties, addressed to the Administrative Agent and each Lender (including each Person providing an Incremental Facility Commitment), dated as of the effective date of such Incremental Facility;

(g)the Administrative Agent shall have received documentation from each Person providing a commitment in respect of such requested Incremental Facility or Incremental Facilities (each such commitment, an “Incremental Facility Commitment”) evidencing its Incremental Facility Commitment and its obligations under this Agreement in form and substance reasonably acceptable to the Administrative Agent;

(h)in the case of an Incremental Term Facility, the Administrative Agent, in consultation with the Borrower, shall have determined whether such Incremental Term Facility consists of a tranche A term loan (an “Incremental Tranche A Term Facility”) or a tranche B term loan (an “Incremental Tranche B Term Facility”);

(i)in the case of an Incremental Term Facility that is an Incremental Tranche A Term Facility:

(i)the interest rate, interest rate margins, fees, discount, prepayment premiums, amortization and final maturity date for such Incremental Term Facility shall be as agreed by the Loan Parties and the Lenders providing such Incremental Term Facility; provided that:

(A)the final maturity of such Incremental Term Facility shall not be earlier than the later of (1) the Maturity Date with respect to the Term A Loans and (2) the final maturity date of any then outstanding Incremental Tranche A Term Loan; and

(B)the Weighted Average Life of such Incremental Term Facility shall not be shorter than the then remaining Weighted Average Life of the Term A Loan or any then outstanding Incremental Tranche A Term Loan;

(ii)the proceeds of such Incremental Term Facility shall be used for the purposes described in the definitive documentation for such Incremental Term Facility;

(iii)such Incremental Term Facility shall share ratably in any prepayments of the Term A Loan and any then outstanding Incremental Tranche A Term Loan pursuant to Section 2.06 (or otherwise provide for more favorable prepayment treatment for the then outstanding Term A Facility) and shall have ratable voting rights as the Term A Facility (or otherwise provide for more favorable voting rights for the Term A Facility); and

(iv)if such Incremental Term Facility consists of one or more new tranches of term loans, the other terms thereof, if not consistent with the terms applicable to the Term A Loan, shall be reasonably acceptable to the Administrative Agent;

(j)in the case of an Incremental Term Facility that is an Incremental Tranche B Term Facility:

(i)the interest rate, interest rate margins, fees, discount, prepayment premiums, amortization and final maturity date for such Incremental Term Facility shall be as agreed by the Loan Parties and the Lenders providing such Incremental Term Facility; provided that:

(A)the final maturity of such Incremental Term Facility shall not be earlier than the later of (1) the Maturity Date with respect to the Term B Loan and (2) the final maturity date of any then outstanding Incremental Tranche B Term Loan; provided that in the event the Term B Loans are no longer outstanding, the final maturity of such Incremental Tranch B Term Loan shall not be earlier than the Maturity Date with respect to the Term A Loans;

(B)the Weighted Average Life of such Incremental Term Facility shall not be shorter than the then remaining Weighted Average Life of the Term B Loan or any then outstanding Incremental Tranche B Term Loan;

(C)if the All-In-Yield on such Incremental Term Facility exceeds the All-In-Yield on the Term B Loan or any then outstanding Incremental Tranche B Term Facility by more than 50 basis points per annum, then the Applicable Rate or fees payable by the Borrower with respect to the Term B Loan and each then outstanding Incremental Tranche B Term Facility shall on the effective date of such Incremental Term Facility be increased to the extent necessary to cause the All-In-Yield on the Term B Loan and each then outstanding Incremental Tranche B Term Facility to be not more than 50 basis points less than the All-In-Yield on such Incremental Term Facility (such increase to be allocated as reasonably determined by the Administrative Agent in consultation with the Borrower); provided, that the provisions of this clause (C) shall not apply to any Incremental Term Facility provided after the first twelve (12) months following the Closing Date;

(ii)the proceeds of such Incremental Term Facility shall be used for the purposes described in the definitive documentation for such Incremental Term Facility;

(iii)such Incremental Term Facility shall share ratably in any prepayments of the Term B Loan and any then outstanding Incremental Tranche B Term Loan pursuant to Section 2.06 (or otherwise provide for more favorable prepayment treatment for the then outstanding Term Facilities) and shall have ratable voting rights as the other Term Facilities (or otherwise provide for more favorable voting rights for the then outstanding Term Facilities); and

(iv)if such Incremental Term Facility consists of one or more new tranches of term loans, the other terms thereof, if not consistent with the terms applicable to the Term B Loan, shall be reasonably acceptable to the Administrative Agent;

(k)in the case of any Incremental Revolving Increase with respect to the Revolving Facility:

(i)such Incremental Revolving Increase shall have the same terms (including interest rate and interest rate margins, provided that, subject to clause (ii) below, such Incremental Revolving Increase may be issued with a utilization fee and/or additional unused fee payable solely to the Lenders under such Incremental Revolving Increase) applicable to the Revolving Facility; and

(ii)the existing Lenders under the Revolving Facility shall on the effective date of such Incremental Revolving Increase make such assignments (which assignments shall not be subject to the requirements set forth in Section 10.06(b)) of the outstanding Revolving Loans and participation interests in Letters of Credit and Swing Line Loans under the Revolving Facility to the Lenders providing such Incremental Revolving Increase and the Administrative Agent may make such adjustments to the Register as are necessary so that, after giving effect to such assignments and adjustments, each Lender under the Revolving Facility (including the Lenders providing such Incremental Revolving Increase) will hold revolving loans and participation interests in Letters of Credit and Swing Line Loans under the Revolving Facility equal to its pro rata share thereof; and

(l)the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to the incurrence of such Incremental Facility on a Pro Forma Basis (without “netting” the cash proceeds of such Incremental Facility or any other simultaneous incurrence of debt on the consolidated balance sheet of the Borrower and assuming, in the case of any Incremental Facility that consists of an Incremental Revolving Increase, the full amount of such Incremental Facility is fully drawn) the Loan Parties would be in Pro Forma Compliance;

provided, further, that the conditions set forth in the foregoing proviso shall be subject to the provisions of Section 1.10 in the case of any Incremental Term Facility used to finance a Limited Condition Acquisition.

The Incremental Facility Commitments and credit extensions thereunder shall constitute Commitments and Credit Extensions under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Collateral Documents. The Lenders hereby authorize the Administrative Agent to enter into, and the Lenders agree that this Agreement and the other Loan Documents shall be amended by, such Incremental Facility Amendments to the extent (and only to the extent) the Administrative Agent deems necessary in order to establish Incremental Facilities on terms consistent with and/or to effect the provisions of this Section 2.16. This Section 2.16 shall supersede any provisions in Section 10.01 to the contrary. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Facility Amendment.

2.17Cash Collateral.

(a)Certain Credit Support Events. If (i) an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, (ii) as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, (iii) the Borrower shall be required to provide Cash Collateral pursuant to Section 2.06 or Section 8.02, or (iv) there shall exist a Defaulting Lender, the Borrower shall immediately (in the case of clause (iii) above) or within one (1) Business Day (in all other cases) following any request by the Administrative Agent or an L/C Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iv) above, after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender). Additionally, if the Administrative Agent notifies the Borrower at any time that the Outstanding Amount of all L/C Obligations at such time exceeds the Letter of Credit Sublimit then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall provide Cash Collateral for the Outstanding Amount of the L/C Obligations in an amount not less than the amount by which the Outstanding Amount of all L/C Obligations exceeds the Letter of Credit Sublimit.

(b)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, each L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or an L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in one or more Controlled Accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.06, 2.18 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released to the Person providing such Cash Collateral promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuers that there exists excess Cash Collateral; provided, however, (x) any such release shall be without prejudice to, and any disbursement or other transfer of Cash Collateral shall be and remain subject to, any other Lien conferred under the Loan Documents and the other applicable provisions of the Loan Documents, and (y) the Person providing Cash Collateral and the L/C Issuers may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18Defaulting Lenders.

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required Pro Rata Facilities Lenders”, “Required Revolving Lenders” and Section 10.01.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuers or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuers’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.17; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuers’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.17; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuers or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.18(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.10(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.17.

(C)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non- Defaulting Lender pursuant to clause (iv) below, (y) pay to an L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 10.21, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non- Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.17.

(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.19Designated Lenders.

Each of the Administrative Agent, each L/C Issuer, the Swing Line Lender and each Lender at its option may make any Credit Extension or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of the Borrower to repay any Credit Extension in accordance with the terms of this Agreement. Any Designated Lender shall be considered a Lender; provided that in the case of an Affiliate or branch of a Lender, such provisions that would be applicable with respect to Credit Extensions actually provided by such Affiliate or branch of such Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender; provided that for the purposes only of voting in connection with any Loan Document, any participation by any Designated Lender in any outstanding Credit Extension shall be deemed a participation of such Lender.

2.20Refinancing Facilities.

(a)The Borrower may from time to time, add one or more new term loan facilities and new revolving credit facilities to the Facilities (“Specified Refinancing Debt”), to refinance (i) all or any portion of any class of Term Loans then outstanding under this Agreement and (ii) all or any portion of any class of Revolving Loans (and the unused Revolving Commitments with respect to such class of Revolving Loans) then in effect under this Agreement, in each case pursuant to a Refinancing Amendment (it being agreed that in no event shall more than three classes of revolving commitments be outstanding at any time under this Agreement); provided that such Specified Refinancing Debt: (i) will rank pari passu in right of payment as the other Loans and Commitments hereunder; (ii) will not have obligors or contingent obligors that were not obligors or contingent obligors (or that would not have been required to become obligors or contingent obligors) in respect of the Facilities; (iii) will be (x) unsecured or (y) secured by the Collateral on a pari passu or junior basis to the Obligations pursuant to an intercreditor agreement that is reasonably satisfactory to the Administrative Agent; (iv) will have such pricing and optional prepayment terms as may be agreed by the Borrower and the applicable Lenders thereof; (v) (x) to the extent constituting revolving credit facilities, will not have a maturity date (or have mandatory commitment reductions or amortization) that is prior to the Maturity Date of the Revolving Commitment being refinanced and (y) to the extent constituting term loan facilities, will have a maturity date that is not prior to the date that is the scheduled maturity date of, and will have a weighted average life to maturity that is not shorter than the weighted average life to maturity of, the Loans being refinanced; (vi) each Revolving Facility Borrowing (including any deemed Revolving Facility Borrowings made pursuant to Section 2.03 or 2.05) shall be allocated pro rata among the classes of Revolving Commitments (it being agreed that notwithstanding the foregoing, the Administrative Agent may, in its reasonable discretion, take such actions as it deems advisable to allocate Letters of Credit and participations therein between any revolving facilities); (vii) subject to clauses (iv) and (v) above, will have terms and conditions (other than pricing, interest rate margin, fees, discounts, rate floors and optional prepayment and redemption terms) that are substantially similar to, or (taken as a whole) no more favorable to the lenders providing such Specified Refinancing Debt than, those applicable to the Loans or commitments being refinanced; and (ix) the Net Cash Proceeds of such Specified Refinancing Debt shall be applied, substantially concurrently with the incurrence thereof, to the pro rata prepayment of the outstanding Loans being so refinanced, in each case pursuant to Section 2.06 and 2.07, as applicable; provided, however, that such Specified Refinancing Debt shall not have a principal or commitment amount (or accreted value) greater than the Loans and Revolving Commitments being refinanced (excluding accrued interest, fees (including original issue discount and upfront fees), discounts, premiums or expenses).

(b)The Borrower shall make any request for Specified Refinancing Debt pursuant to a written notice to the Administrative Agent specifying in reasonable detail the proposed terms thereof.  Any proposed Specified Refinancing Debt may be provided by existing Lenders (it being understood that existing Lenders are not required to provide such proposed Specified Refinancing Debt) or, subject to the approval of the Administrative Agent and, with respect to revolving commitments, the L/C Issuers (in each case, which approval shall not be unreasonably withheld, conditioned or delayed), Eligible Assignees in such respective amounts as the Borrower may elect.

(c)The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in clause (a) above and Section 4.02, and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates and/or reaffirmation agreements, including any supplements or amendments to the Collateral Documents providing for such Specified Refinancing Debt to be secured thereby, generally consistent, where applicable, with those delivered on the Closing Date under Section 4.01 (other than changes to such legal opinions resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).  The Lenders hereby authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish any Specified Refinancing Debt and to make such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such Specified Refinancing Debt, in each case on terms consistent with and/or to effect the provisions of this Section 2.20.

(d)Each class of Specified Refinancing Debt incurred under this Section 2.20 shall be in an aggregate principal amount that is (i) (x) with respect to Specified Refinancing Debt denominated in Dollars, not less than $5,000,000, or $1,000,000 increments in excess thereof or (y) with respect to Specified Refinancing Debt denominated in an Alternative Currency, not less than an amount in such Alternative Currency equal to the Dollar Equivalent of $5,000,000, and $1,000,000 increments in excess thereof or (ii) the amount required to refinance all of the applicable class of Loans and/or Commitments.  Any Refinancing Amendment may provide for the making of Specified Refinancing Revolving Loans to, or the issuance of Letters of Credit for the account of, the Borrower or any Subsidiary, or the provision to the Borrower of Swing Line Loans, pursuant to any revolving credit facility established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swing Line Loans under the Revolving Commitments.

(e)The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment.  Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Specified Refinancing Debt incurred pursuant thereto (including the addition of such Specified Refinancing Debt as separate facilities hereunder and treated in a manner consistent with the Facilities being refinanced, including for purposes of prepayments and voting).  Any Refinancing Amendment may, without the consent of any Person other than the Borrower, the Administrative Agent and the Lenders providing such Specified Refinancing Debt, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of or be consistent with this Section 2.20.  In addition, if so provided in the relevant Refinancing Amendment and with the consent of each L/C Issuer, participation in Letters of Credit expiring on or after the scheduled maturity date in respect of a class of revolving commitments shall be reallocated from Lenders holding such revolving commitments to Lenders holding refinancing revolving commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding refinancing revolving commitments, be deemed to be participation interests in respect of such extended revolving commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or any Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party (A) shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to clause (e) below, (B) shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified

Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)Payment of Other Taxes by the Loan Parties. Without limiting the provisions of clause (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c)Tax Indemnifications.

(i)Each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or an L/C Issuer, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Administrative Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender or an L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii) below; provided, however, that no Loan Party shall have any obligation to indemnify any party hereunder for Indemnified Taxes, Other Taxes or any other liability that arises from such party’s own gross negligence or willful misconduct. To the extent that a Loan Party pays an amount to the Administrative Agent pursuant to the preceding sentence (a “Back-Up Indemnity Payment”), then upon request of the Borrower, the Administrative Agent shall use commercially reasonable efforts to exercise its set-off rights described in the last sentence of clause (c)(ii) below (on behalf of itself or the Loan Parties) to collect the applicable Back-Up Indemnity Payment amount from the applicable Lender or L/C Issuer and shall pay the amount so collected to the Borrower net of any reasonable expenses incurred by the Administrative Agent in its efforts to collect (through set-off or otherwise) from such Lender or L/C Issuer with respect to clause (c)(ii), below.

(ii)Each Lender and each L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (A) the Administrative Agent against any Indemnified Taxes attributable to such Lender or such L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Party to do so), (B) the Administrative Agent and the Loan Party, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (C) the Administrative Agent and the Loan Party, as applicable, against any Excluded Taxes attributable to such Lender or such L/C Issuer, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender and each L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or such L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).

(d)Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)Status of Lenders; Tax Documentation.

(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or the taxing authorities of a jurisdiction pursuant to such applicable Law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation either (A) set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below or (B) required by applicable Law other than the Code or the taxing authorities of the jurisdiction pursuant to such applicable Law to comply with the requirements for exemption or reduction of withholding tax in that jurisdiction) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing,

(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)executed copies of IRS Form W-8ECI;

(3)in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or

(4)to the extent a Non-U.S. Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the Effective Date.

(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or an L/C Issuer, or have any obligation to pay to any Lender or any L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or such L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or an L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02Illegality.

(a)If any Lender determines in good faith that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Credit Extension or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Credit Extension or to make or continue Eurocurrency Rate Loans in the affected currency or currencies or, in the case of Eurocurrency Rate Loans in Dollars to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

(b)If, in any applicable jurisdiction, the Administrative Agent, any L/C Issuer or any Lender or any Designated Lender determines in good faith that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, any L/C Issuer or any Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Loan Document, or (ii) to fund or maintain its participation in any Loan or Letter of Credit, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Credit Extension shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for each Loan or other Obligation occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable Law), (B) to the extent applicable to an L/C Issuer, Cash Collateralize that portion of applicable L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized and (C) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

3.03Inability to Determine Rates.

(a)If in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines in good faith (A) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the applicable interbank market for such currency, for the applicable amount and Interest Period of such Eurocurrency Rate Loan for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (B) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether in Dollars or in Alternative Currency) or in connection with an existing or proposed Base Rate Loan or (C) a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) (in each case with respect to clause (i), “Impacted Loans”) or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the affected currency or currencies shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the affected currency or currencies (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in Dollars in the amount specified therein.

(b)Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (a)(i) of this Section 3.03, the Administrative Agent, in consultation with the Borrower and the Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (a)(i) of this Section 3.03, (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.

(c)Notwithstanding anything contained in this Article III to the contrary, a Lender shall not be entitled to exercise the rights under Section 3.02 to the extent such Lender is not generally exercising such rights against other similarly situated borrowers under similar circumstances.

3.04Increased Costs; Reserves on Eurocurrency Rate Loans.

(a)Increased Costs Generally. If any Change in Law shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or any L/C Issuer;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)impose on any Lender or any L/C Issuer or the applicable interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such L/C Issuer, in each case in an amount deemed by such Lender or such L/C Issuer to be material, the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section 3.04(a) for any additional amounts incurred more than nine (9) months prior to the date that such Lender or the L/C Issuer notifies the Borrower of the Change in Law giving rise to such additional amounts and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor; provided that, if the Change in Law giving rise to such additional amounts is retroactive, then such nine-month period referred to above shall be extended to include the period of retroactive effect thereof.

(b)Capital Requirements. If any Lender or any L/C Issuer determines that any Change in Law affecting such Lender or such L/C Issuer or any Lending Office of such Lender or such Lender’s or such L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such L/C Issuer’s capital or on the capital of such Lender’s or such L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), in each case in an amount deemed by such Lender or such L/C Issuer to be material, then from time to time the Borrower will pay to such Lender or such L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c)Certificates for Reimbursement. A certificate of a Lender or an L/C Issuer (i) setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or such L/C Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 3.04 and (ii) setting forth in reasonable detail the manner in which such amount was deferred, which shall be conclusive absent manifest error, and shall be delivered to the Borrower. The Borrower shall pay such Lender or such L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding anything contained in this Article III to the contrary, a Lender shall not be entitled to any compensation pursuant to Section 3.04 to the extent such Lender is not generally imposing such charges or requesting such compensation from other similarly situated borrowers under similar circumstances.

(d)Delay in Requests. Failure or delay on the part of any Lender or any L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or such L/C Issuer’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender or an L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Additional Reserve Requirements. The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including funds or deposits denominated in Euros (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten (10) days from receipt of such notice.

3.05Compensation for Losses.  The Borrower shall compensate such Lender for, and hold such Lender harmless from, any loss, cost or expense incurred by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c)any failure by the Borrower to make payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency; or

(d)any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract, but in any event, excluding loss of anticipated profit. The Borrower will, within ten (10) Business Days after the Borrower’s receipt of a certificate of the type described in Section 3.04(c), pay such Lender such additional amounts as will compensate such Lender for such losses, costs and expenses.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, any L/C Issuer, or any Governmental Authority for the account of any Lender or any L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or such L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or such L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or such L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or any L/C Issuer in connection with any such designation or assignment.

(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

3.07Successor LIBOR.

Notwithstanding anything to the contrary in this Agreement or any other Loan Documents (including Section 10.01 hereof), if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or the Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(a)adequate and reasonable means do not exist for ascertaining LIBOR for the applicable currency for any requested Interest Period because the LIBOR Screen Rate for the applicable currency is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(b)the administrator of the LIBOR Screen Rate for the applicable currency or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR for the applicable currency or the LIBOR Screen Rate for the applicable currency shall no longer be made available, or used for determining the interest rate of loans denominated in the applicable currency (such specific date, the “Scheduled Unavailability Date”), or

(c)syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR for the applicable currency, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace LIBOR for the applicable currency with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then-existing convention for similar syndicated credit facilities denominated in the applicable currency for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. Such LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise determined by the Administrative Agent in consultation with the Borrower.

If no LIBOR Successor Rate has been determined and the circumstances under clause (a) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the applicable currency shall be suspended (to the extent of the affected Eurocurrency Rate Loans or Interest Periods), and (y) if the applicable currency is Dollars, then the Eurocurrency Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in the applicable currency (to the extent of the affected Eurocurrency Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

3.08Survival.  All obligations of the Loan Parties under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, resignation of the Administrative Agent and the Facility Termination Date.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01Conditions to the Closing Date.  The Closing Date and the obligation of each L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject only to the satisfaction of the following conditions precedent:

(a)The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and subject, in each case, to the terms of the last paragraph of this Section 4.01:

(i)executed counterparts of this Agreement, the Security Agreement and the Guaranty Agreement;

(ii)a Note executed by the Borrower in favor of each Lender requesting Notes;

(iii)searches of filings made under the UCC, or other applicable Law, in each case in the jurisdiction of formation of each Loan Party and each other jurisdiction reasonably deemed appropriate by the Administrative Agent;

(iv)such UCC financing statements or similar documents as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the Collateral in the United States;

(v)all certificates evidencing any certificated Equity Interests pledged to the Administrative Agent pursuant to the Security Agreements together with duly executed in blank, undated stock powers attached thereto;

(vi)searches of ownership of, and Liens on, United States intellectual property registrations and applications owned by each Loan Party in the appropriate United States governmental offices;

(vii)executed notices of grant of security interest in the form required by the Security Agreements as are necessary, in the Administrative Agent’s reasonable discretion, to perfect the Administrative Agent’s security interest in the United States intellectual property registrations and applications of the Loan Parties;

(viii)updated customary certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party to replace the corresponding such certificates as of the Effective Date;

(ix)customary evidence that each Loan Party is validly existing and in good standing in its jurisdiction of organization or formation;

(x)customary opinions of counsel to the Loan Parties addressed to the Administrative Agent and each Lender;

(xi)a certificate signed by a Responsible Officer of the Borrower certifying that the conditions specified in Sections 4.01(b), 4.01(f), 4.01(g) and 4.01(h) have been satisfied;

(xii)a Solvency Certificate signed by the chief financial officer of the Borrower;

(xiii)a perfection certificate in the form attached hereto as Exhibit J and signed by a Responsible Office of the Borrower; and1

(xiv)copies of (A) for the Borrower (1) GAAP audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (2) GAAP unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows for each subsequent fiscal quarter (the “Interim Financial Statements”) ended at least 45 days before the Closing Date (and the corresponding period in the prior year), in each case, which financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended (subject, in the case of unaudited interim financial statements, to normal year end audit adjustments), and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3, and (B) for the Company (1) GAAP (except as may be indicated therein or in the notes thereto) audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows for the three most recent fiscal years ended at least 90 days prior to the Closing Date and (2) GAAP (except as may be indicated therein or in the notes thereto and except as permitted by the SEC on Form 8-K, Form 10-Q or any successor or like form under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows for each subsequent fiscal quarter ended at least 45 days before the Closing Date (and the corresponding period in the prior year), in each case, which financial statements shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended (subject, in the case of unaudited interim financial statements, to normal, recurring year end audit adjustments and except, in the case of the unaudited interim financial statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act), and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement under such Act on Form S-3; provided, however that the filing of the required financial statements on Form 10-K or Form 10-Q within the time periods required thereby will satisfy the requirements under clauses (A) and (B) above; and

(xv)pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of end of the most recent fiscal quarter period for which financial statements have been delivered pursuant to paragraph (xiv)(A) above, and for the most recent fiscal year and each subsequent fiscal quarter period for which financial statements have been delivered pursuant to paragraph (xiv)(A) above, in each case prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the income statement).

(b)Substantially concurrently with the Closing Date, all obligations under the Borrower’s Existing Credit Agreement shall have been repaid in full (other than contingent indemnification obligations for which no claim or demand has yet been made), and all commitments thereunder shall have been terminated.

[1]	NTD: To be deleted upon receipt of perfection certificate.

(c)The Administrative Agent and the Lenders shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, to the extent requested by the Administrative Agent or any such Lender in writing to the Borrower at least ten (10) Business Days prior to the Closing Date.

(d)At least three (3) Business Days prior to the Closing Date, if the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, it shall have delivered to each Lender that so requests a Beneficial Ownership Certification in relation to the Borrower.

(e)The Arrangers, the Administrative Agent and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Closing Date pursuant to the Fee Letters or hereunder concurrently with the initial Credit Extension hereunder; provided that if invoices for such expenses are not received at least two (2) Business Days prior to the Closing Date, then the payment thereof shall not be a condition to the Closing Date.

(f)The Finisar Acquisition shall be consummated substantially concurrently with the initial Credit Extension hereunder in accordance with the Merger Agreement in all material respects, and the Merger Agreement shall not have been amended or modified in any respect that is materially adverse to the Lenders or the Arrangers, without the Administrative Agent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned), and no condition shall have been waived or consent granted, in each case, in any respect that is materially adverse to the Lenders or the Arrangers, without each Arranger’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood and agreed that (i) any decrease in the purchase price of the Acquisition shall be deemed not materially adverse to the Lenders and the Arrangers to the extent such decrease is less than 15% of the initial purchase price and applied to reduce the Term Facilities on a dollar-for-dollar (and pro rata) basis, (ii) any increase in the purchase price of the Finisar Acquisition that is not funded with equity or cash on hand shall be deemed to be materially adverse to the Lenders and the Arrangers and (iii) any amendment, modification, waiver or consent with respect to the definition of “Company Material Adverse Effect” in the Merger Agreement shall be deemed to be materially adverse to the Lenders and the Arrangers).

(g)Since November 8, 2018, there shall not have been any “Change” (as defined in the Merger Agreement as in effect on November 8, 2018) that, individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect (as defined in the Merger Agreement as in effect on November 8, 2018) that is continuing.

(h)The Specified Merger Agreement Representations shall be true and correct in all material respects. The Specified Representations shall be true and correct in all material respects as of the Closing Date (except in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be); provided that to the extent any representation and warranty is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such date.

(i)The Administrative Agent shall have received Schedules 1.01, 5.13, 5.21, 6.19, 7.01, 7.02, 7.03, 7.04, 7.05, 7.08, 7.09, 10.02 and 10.06 in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, provided that the Administrative Agent and Lenders agree that such schedules shall be deemed to be satisfactory if such updated Schedules (i) do not differ from the corresponding Schedules attached hereto as of the Effective Date in a manner that is material and adverse to the Lenders or (ii) are otherwise satisfactory to the Required Lenders (it being understood and agreed that any such items disclosed in the Borrower’s Form 10-K or 10-Q or the Company’s Form 10-K or 10-Q with the SEC prior to the Effective Date shall be deemed satisfactory to the Required Lenders).

(j)The Effective Date shall have occurred.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

It is understood and agreed that for purposes of the availability of the Facilities on the Closing Date, to the extent any security interest in the intended Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, the filing of short-form security agreements with the United States Patent and Trademark Office or the United States Copyright Office or the delivery of stock certificates evidencing equity interests in (x) the Borrower’s U.S. Subsidiaries (other than the Company and the Company’s U.S. Subsidiaries) and (y) the Company, and to the extent provided by the Company on the Closing Date after use of commercially reasonable efforts, any of the Company’s U.S. Subsidiaries) is not provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, the provision of such perfected security interest(s) shall not constitute a condition precedent under this Section 4.01 but shall be required to be delivered no later than ninety (90) after the Closing Date (or such later date agreed to by the Administrative Agent) pursuant to arrangements to be mutually agreed.

4.02Conditions to all Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension after the Closing Date (including a Request for Credit Extension relating to an advance under an Incremental Facility but excluding a Loan Notice requesting a borrowing of Loans on the Closing Date, a borrowing of Delayed Draw Term A Loans or only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) is subject only to the following conditions precedent:

(a)The representations and warranties of (i) the Borrower contained in Article V and (ii) each Loan Party contained in each other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality or reference to Material Adverse Effect, in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in clauses (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of proceeds thereof.

(c)The Administrative Agent and, if applicable, the applicable L/C Issuer(s) or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)[reserved].

(e)In the case of a Credit Extension to be denominated in an Alternative Currency, such currency remains an Eligible Currency.

Notwithstanding anything to the contrary contained in this Agreement, the conditions set forth in clauses (a) and (b) of this Section 4.02 shall be subject to the provisions of Section 1.10 in the case of any Incremental Term Facility used to finance a Limited Condition Acquisition.

Each Request for Credit Extension (other than a Loan Notice requesting a borrowing of Loans on the Closing Date, a borrowing of Delayed Draw Term A Loans or only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

4.03Conditions to Delayed Draw Term A Loans.  The obligation of each Delayed Draw Term A Lender to honor any Request for Credit Extension for a Delayed Draw Term A Loan is subject solely to the following conditions precedent:

(a)The Specified Representations shall be true and correct in all material respects (or, if qualified by materiality or reference to Material Adverse Effect, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if qualified by materiality or reference to Material Adverse Effect, in all respects) as of such earlier date.

(b)No Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension under this Section 4.03 submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.03(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

4.04Conditions to the Effective Date.  The effectiveness of this Agreement on the Effective Date is subject to the satisfaction of the following conditions precedent:

(a)The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Effective Date:

(i)executed counterparts of this Agreement;

(ii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of a Responsible Officer of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of such Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement; and

(b)The Arrangers, the Administrative Agent and the Lenders shall have received all fees and invoiced expenses required to be paid on or prior to the Effective Date pursuant to the Fee Letters or hereunder; provided that if invoices for such expenses are not received at least two (2) Business Days prior to the Effective Date, then the payment thereof shall not be a condition to the Effective Date;

(c)The representations and warranties of the Borrower contained in Sections 5.01(a), 5.01(b)(ii), 5.02(a) and 5.04, in each case as to the Borrower only, shall be true and correct in all material respects as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (or, if qualified by materiality or reference to Material Adverse Effect, in all respects);

4.05Certain Funds Provisions.  During the period from and including the Effective Date to and including the Commitment Termination Date (the “Certain Funds Period”), and notwithstanding (i) that any representation made on the Effective Date was incorrect, (ii) any provision to the contrary in this Agreement or otherwise or (iii) that any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied, neither the Administrative Agent nor any Lender shall be entitled to (1) cancel any of its Commitments, (2) rescind, terminate or cancel this Agreement or exercise any right or remedy or make or enforce any claim under this Agreement, the Notes, any related Fee Letter or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Loan, (3) refuse to participate in making its Loan so long as the conditions set forth in Section 4.01 have been satisfied or waived, or (4) exercise any right of set-off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan.  For the avoidance of doubt, (A) the rights and remedies of the Lenders and the Administrative Agent shall not be limited in the event that any condition set forth in Section 4.01 is not satisfied or waived on the Closing Date and (B) immediately after the expiration of the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that such rights, remedies and entitlements were not available prior to such time as a result of the foregoing.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders, as of the Closing Date and each other date on which such representations and warranties are required to be true and correct pursuant to Sections 4.02 and 4.04, or otherwise that:

5.01Existence, Qualification and Power.  Each Loan Party and each Restricted Subsidiary (other than an Immaterial Subsidiary) (a) is (i) duly organized or formed, (ii) validly existing and (iii) in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and (to the extent applicable) in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.02Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens permitted under Section 7.01) under or require any payment to be made under (A) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any Restricted Subsidiary or (B) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (iii) violate any Law, in the case of clauses (ii) and (iii) above in any manner which could reasonably be expected to have a Material Adverse Effect.

5.03Governmental Authorization; Other Consents.  No material approval, consent, exemption, authorization, or other material action by, or material notice to, or material filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (a) those that have already been obtained and are in full force and effect substantially concurrently with the initial Credit Extension on the Closing Date or will be obtained or made and will be in full force and effect and (b) filings to perfect the Liens in Collateral created by the Collateral Documents and notices to Governmental Authorities, in each case to the extent required thereunder.

5.04Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) applicable Debtor Relief Laws or by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (ii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in a Non U.S. Subsidiary and intercompany Indebtedness owed by Non U.S. Subsidiaries.

5.05Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b)The Interim Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for taxes, material commitments and Indebtedness.

(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has or would reasonably be expected to have a Material Adverse Effect.

5.06Litigation.  There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened (and reasonably likely to be commenced) in writing against the Borrower or any of its Restricted Subsidiaries or any property or rights of the Borrower or any of its Restricted Subsidiaries as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would individually or in the aggregate result in a Material Adverse Effect.

5.07No Default.  Neither any Loan Party nor any Restricted Subsidiary thereof is in default under or with respect to any Material Contract that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.08Ownership of Property; Liens.  Each Loan Party and each Restricted Subsidiary has good record and marketable title in fee simple (or similar concept under the Law of any applicable jurisdiction) to, or valid leasehold interests (or similar concept under the Law of any applicable jurisdiction) in, or, in the case of Non-U.S. Subsidiaries in jurisdictions without such legal concepts, the right to use, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Loan Parties and the Restricted Subsidiaries is subject to no Liens, other than Permitted Liens.

5.09Environmental Compliance.  The Loan Parties and their Restricted Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10Insurance.  The properties of the Borrower and the Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party operates.

5.11Taxes.  The Borrower and the Restricted Subsidiaries have filed all federal, state, provincial and territorial income tax returns and other tax returns and reports required to be filed, except where such failure to file would not reasonably be likely to have a Material Adverse Effect, and have paid all federal, state, provincial and territorial income and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or in respect of which such failure to pay would not reasonably be likely to have a Material Adverse Effect. To the knowledge of the Borrower and its Restricted Subsidiaries, there is no proposed Tax assessment against the Borrower or any Restricted Subsidiary that would, if made, have a Material Adverse Effect. Neither the Borrower nor any Restricted Subsidiary is party to any tax sharing agreement except as set forth on Schedule 5.11.

5.12ERISA Compliance.

(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the IRS to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the IRS. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)Other than as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Borrower nor, to the knowledge of the Borrower, any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and, to the knowledge of the Borrower, each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is sixty percent (60%) or higher and neither the Borrower nor, to the knowledge of the Borrower, any ERISA Affiliate knows of any facts or circumstances that would reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of the most recent valuation date; and (iv) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA.

(d)As of the Closing Date the Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

5.13Subsidiaries; Equity Interests.  Set forth on Schedule 5.13 is a complete and accurate list as of the Closing Date of each Subsidiary, together with (a) such Subsidiary’s jurisdiction of organization, (b) the number of shares of each class of Equity Interests of such Subsidiary outstanding, (c) the number and percentage of each class of outstanding shares of such Subsidiary owned (directly or indirectly) by the Borrower or any Subsidiary and (d) an indication as to whether such Subsidiary is a Restricted Subsidiary or an Unrestricted Subsidiary, an Excluded Subsidiary (and, if so, the type (e.g., an Immaterial Subsidiary) of such Excluded Subsidiary), a CFC Holdco and/or a CFC. The outstanding Equity Interests of each Restricted Subsidiary are validly issued, fully paid and non-assessable (to the extent applicable) and are owned by a Loan Party in the amounts specified on Schedule 5.13 free and clear of all Liens other than the Liens created pursuant to the applicable Collateral Documents and inchoate and other non-consensual Permitted Liens.

5.14Margin Regulations; Investment Company Act.

(a)No Loan Party is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock and the Credit Extensions hereunder will not be used to purchase or carry margin stock in violation of Regulation U or to extend credit to others for the purpose of purchasing or carrying margin stock or for any purpose that would violate the provisions of Regulation X issued by the FRB, as in effect from time to time.

(b)None of the Borrower or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15Disclosure.  No report, financial statement, certificate or other written information furnished (other than projected financial information and information of a general economic or industry- specific nature) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder or under any other Loan Document for the purpose of the Facilities (in each case, as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein not materially misleading in light of the circumstances under which they were made; provided that, with respect to projected financial information, the Borrower represents only that such projected financial information were prepared in good faith based upon assumptions believed to be reasonable at the time and estimates as of the date of preparation (it being understood and agreed that such projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection will be realized, that actual results during the period or periods covered by any such projected financial information may differ significantly from the projected results and such differences may be material, and that such projected financial information are not a representation by the Borrower or any of its Subsidiaries that such projections will be achieved). As of the Closing Date, the information included in the Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5.16Compliance with Laws.  Each Loan Party and each Restricted Subsidiary is in compliance in all material respects with the requirements of all applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

5.17[Reserved].

5.18Casualty, Etc.  As of the Closing Date, neither the businesses nor the properties of any Loan Party or any of its Restricted Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.19Solvency.  Immediately after giving effect to the Transactions, the Borrower and its Restricted Subsidiaries, on a consolidated basis, are Solvent.

5.20Intellectual Property; Licenses, Etc.  The Borrower and its Restricted Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses except where and to the extent any lack of ownership or possession would not reasonably be expected to have a Material Adverse Effect, without conflict with the rights of any other Person except where and to the extent any such conflict would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Loan Party infringes upon any rights held by any other Person that would reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened in writing (and reasonably likely to be commenced), which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.21Labor Matters.  Except as set forth on Schedule 5.21, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any Restricted Subsidiary as of the Closing Date and neither the Borrower nor any Restricted Subsidiary has suffered any material strikes, walkouts, work stoppages or other labor difficulty in the three (3) years preceding the Closing Date.

5.22OFAC and Anti-Money Laundering.  Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee or agent thereof, is an individual or entity that is, or is owned or controlled by one or more individuals or entities that are (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals and Blocked Persons, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Loan Parties and their Subsidiaries and, to the knowledge of the Loan Parties, the directors, officers, employees and agents, of the Loan Parties and their Subsidiaries, are in compliance in all material respects with Anti-Money Laundering Laws and applicable Sanctions. The Loan Parties have instituted and maintained policies and procedures designed to promote and achieve compliance with applicable Sanctions and Anti-Money Laundering Laws.

5.23Anti-Corruption Laws.  The Loan Parties and their Subsidiaries, and to the knowledge of the Loan Parties, the directors, officers, employees and agents of the Loan Parties and their Subsidiaries, are in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977,  the UK Bribery Act 2010, and all other applicable similar anti-corruption laws (such laws, “Anti-Corruption Laws”).  The Loan Parties have instituted and maintained policies and procedures designed to promote and achieve compliance with Anti-Corruption Laws.

5.24Collateral Documents.  The Collateral Documents, upon the execution and delivery thereof by the parties thereto, create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens are currently (or, upon delivery of Collateral to the Administrative Agent and/or when the appropriate filings or other actions required by the applicable Collateral Document or by applicable law have been filed or taken, will be) perfected security interests and Liens (to the extent such security interests and Liens are required to be perfected under the terms of the Collateral Documents) to the extent such security interests and Liens can be perfected by such delivery, filings and actions, prior to all other Liens other than Permitted Liens.

5.25Status as Senior Debt.  The Obligations of each Loan Party under this Agreement, the Notes, the Security Agreement and each of the other Loan Documents to which it is a party do rank and will rank at least pari passu in priority of payment with all other Indebtedness of such Loan Party except Indebtedness of such Loan Party to the extent secured by Permitted Liens.

5.26EEA Financial Institutions.  No Loan Party is an EEA Financial Institution.

ARTICLE VI.

AFFIRMATIVE COVENANTS

From and after the Closing Date, the Borrower hereby covenants and agrees that it shall, and shall cause each of its Restricted Subsidiaries to:

6.01Financial Statements.  Deliver to the Administrative Agent (who will make such documents available to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of Ernst & Young LLP or another independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception (other than any qualification or exception in the last year of this Agreement and due solely to the impending maturity of the Loans and Commitments hereunder) or any qualification or exception as to the scope of such audit;

(b)as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)as soon as available, but in any event at least sixty (60) days after the end of each fiscal year of the Borrower, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, in form satisfactory to the Administrative Agent, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a monthly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date for the Term B Facility occurs).

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under subsection (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in subsections (a) and (b) above at the times specified therein.

6.02Certificates; Other Information.  Deliver to the Administrative Agent (who will make such documents available to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower (which delivery may be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) and (ii) a report signed by a Responsible Officer of the Borrower that supplements Schedule 5.13 such that, as supplemented, such Schedule would be accurate and complete in all material respects as of the last day of the period covered by the Compliance Certificate described in the foregoing clause (i) (provided that if no supplement is required to cause such Schedule to be accurate and complete in all material respects as of such date, then the Borrower shall not be required to deliver such a report);

(b)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), for any period in which there exist any Unrestricted Subsidiaries, unaudited consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such financial statements delivered pursuant to Section 6.01(a) or (b), as applicable, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, comprehensive income, shareholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or under any other applicable securities Laws, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)promptly following any request therefor, provide information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act and the Beneficial Ownership Regulation; and

(e)promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are available on the website of the SEC at http://www.sec.gov, or are posted on the Borrower’s behalf on another Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, in the case of documents that are not available on http://www.sec.gov or https://www.sedar.com, (x) the Borrower shall deliver paper copies (which may include .pdf files) of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or each Arranger may, but shall not be obligated to, make available to the Lenders and any L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuers and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall not be under any obligation to mark any Borrower Materials “PUBLIC.”

6.03Notices.  Promptly notify the Administrative Agent (who will make such notice available to each Lender):

(a)of the occurrence of any Default;

(b)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect;

(c)of the occurrence of any ERISA event that would reasonably be expected to result in a Material Adverse Effect; and

(d)of any material change in accounting policies or financial reporting practices by the Borrower or any Restricted Subsidiary.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04Payment of Obligations.  Pay and discharge as the same shall become due and payable, all its material obligations and liabilities (including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, and (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens)); unless such obligations and liabilities are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Restricted Subsidiary or in respect of which such failure to pay would not reasonably be likely to have a Material Adverse Effect.

6.05Preservation of Existence, Etc.

(a)Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Sections 7.04 or 7.05;

(b)take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and

(c)preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

6.06Maintenance of Properties.

(a)Maintain, preserve and protect all of its material properties and equipment necessary in the normal operation of its business in good working order and condition, ordinary wear and tear and damage by casualty or condemnation excepted, except where the failure to do so could  not reasonably be expected to have a Material Adverse Effect; and

(b)make all necessary repairs thereto and renewals and replacements thereof, except to the extent that (i) any of such properties or equipment are obsolete or are being replaced in the ordinary course of business, (ii) the Borrower or any of its Restricted Subsidiaries reasonably determine that the continued maintenance, repaid, renewal or replacement of any of its properties or equipment is no longer commercially practicable and is not in the best interests of the Borrower or any of its Restricted Subsidiaries, or (iii) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.07Maintenance and Evidence of Insurance.

(a)Maintenance of Insurance. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower or any Subsidiary, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including, without limitation, liability, casualty, property, terrorism and business interruption insurance.

(b)Evidence of Insurance. Cause the Administrative Agent to be named as lenders’ loss payable or loss payee (other than with respect to business interruption insurance) and as mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Administrative Agent and, to the extent available and customarily agreed to by the relevant insurance provider, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Administrative Agent that it will give the Administrative Agent thirty (30) days’ prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days’ prior notice in the case of cancellation due to the nonpayment of premiums or, with respect to insurance premiums issued by non-U.S. insurance companies, to the extent available, as substantially similar notice as is practicable). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Administrative Agent, such evidence of insurance as required by the Administrative Agent, including, but not limited to: (i) evidence of such insurance policies, (ii) declaration pages for each insurance policy and (iii) to the extent available from the relevant insurance provider, lender’s loss payable endorsement (or other evidence that the Administrative Agent has substantially the same or similar standing under any insurance policies issued by non-U.S. insurance companies) if the Administrative Agent for the benefit of the Secured Parties is not on the declarations page for such policy. As requested by the Administrative Agent, the Loan Parties agree to deliver to the Administrative Agent an Authorization to Share Insurance Information.

6.08Compliance with Laws.  Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

6.09Books and Records.  (a) Maintain proper books of record and account, in which full, true and correct (in all material respects) entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be, and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Restricted Subsidiary, as the case may be.

6.10Inspection Rights.  Upon the request of the Administrative Agent on behalf of any Lender, permit representatives and independent contractors of the Administrative Agent (which may include representatives of Lenders) to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided, that one or more representatives of the Borrower shall be invited (with reasonable advance notice)) to attend any such meetings with such independent public accountants (provided that the failure of any such representatives of the Borrower to attend any such meeting shall not preclude such meeting from occurring), all at the expense of the Lenders when no Event of Default exists, and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower and no more than once per year; provided, however, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours upon written notice; provided, further that notwithstanding anything to the contrary herein, neither the Borrower nor any of its Restricted Subsidiaries shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss any document, information, or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and its Restricted Subsidiaries and/or any of its customers and/or suppliers, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or agents) is prohibited by applicable Law, (c) that is subject to attorney-client or similar privilege or constitutes attorney work product or (d) in respect of which the Borrower or any Subsidiary owes confidentiality obligations to any third party (it being understood that the

Borrower or any of its Subsidiaries shall inform the Administrative Agent of the existence and nature of the confidential records, documents or other information not being provided and, following a reasonable request from the Administrative Agent, use commercially reasonable efforts to request consent from an applicable contractual counterparty to disclose such information (but shall not be required to incur any cost or expense or pay any consideration of any type to such party in order to obtain such consent)).

6.11Use of Proceeds.  Use the proceeds of the Credit Extensions (a) consisting of the Loans borrowed on the Closing Date to consummate the Transactions, (b) consisting of Delayed Draw Term A Loans, to refinance the 2033 Notes or 2036 Notes, as applicable, outstanding immediately after the Closing Date and (c) under the Revolving Facility and any Incremental Facility for general corporate purposes of the Borrower and its Subsidiaries (including for capital expenditures, Permitted Acquisitions, working capital needs, the payment of transaction fees and expenses including those with respect to the Transaction, Investments, Restricted Payments and any other purpose not prohibited by the terms of the Loan Documents) of the Borrower and its Subsidiaries not in contravention of any Law or of any Loan Document.

6.12Compliance with Environmental Laws.  Comply, in all material respects, with all applicable Environmental Laws and Environmental Permits and obtain and renew all Environmental Permits necessary for its operations and properties; provided, however, that neither the Borrower nor any of its Restricted Subsidiaries shall be required to undertake any action under any Environmental Laws and Environmental Permits to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP or to the extent failure to take such action could not reasonably be expected to result in a Material Adverse Effect.

6.13Ratings.  Use commercially reasonable efforts (it being understood and agreed that “commercially reasonable efforts” shall in any event include the payment by the Borrower of customary rating agency fees and cooperation with information and data requests by Moody’s and S&P in connection with their ratings process) to obtain and maintain (a) a public corporate family rating of the Borrower and a rating of the credit facilities provided under this Agreement, in each case from Moody’s, (b) a public corporate credit rating of the Borrower and a rating of the credit facilities provided under this Agreement, in each case from S&P and (c) a current, non-credit-enhanced, senior secured long-term debt rating with respect to the Term B Loan and the Term A Loan from each of S&P and Moody’s; provided, that in no event shall the Borrower be required to maintain a specific rating with any such agency.

6.14Covenant to Guarantee Obligations.

(a)Within forty-five (45) days (or such later date as the Administrative Agent may agree in its sole discretion) after (x) the acquisition or formation of any Restricted Subsidiary (other than an Excluded Subsidiary) or (y) the date on which any Excluded Subsidiary ceases to be an Excluded Subsidiary, cause such Restricted Subsidiary to (i) become a Guarantor by executing and delivering to the Administrative Agent a Supplement to the Guaranty Agreement substantially in the form of Exhibit A attached thereto or such other documents as the Administrative Agent shall reasonably request for such purpose and (ii) upon the reasonable request of the Administrative Agent, deliver to the Administrative Agent Organization Documents, resolutions and customary opinions of counsel all in form, content and scope consistent with such documents delivered by the Borrower on the Closing Date.

(b)If any Subsidiary (including, to the extent permitted by applicable Law, any Excluded Subsidiary or any other Subsidiary with respect to which the Administrative Agent and the Borrower reasonably agree that the burden or cost of such Person providing the Guaranty shall outweigh the benefits to be obtained by the Lenders therefrom) that is not a Guarantor provides a

Guarantee in respect of any Additional Indebtedness issued by a Loan Party, cause such Subsidiary to, concurrently with providing such Guarantee in respect of such Additional Indebtedness (or at such later date that the Administrative Agent may agree in its sole discretion), (i) become a Guarantor by executing and delivering to the Administrative Agent a Supplement to the Guaranty Agreement substantially in the form of Exhibit A attached thereto or such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose and (ii) upon the request of the Administrative Agent in its reasonable discretion, deliver to the Administrative Agent such Organization Documents, resolutions and favorable opinions of counsel, all in form, content and scope reasonably satisfactory to the Administrative Agent.

6.15Covenant to Give Security.  Except with respect to Excluded Property:

(a)Cause each U.S. Loan Party to grant or cause to be granted a first priority perfected security interest (subject to Permitted Liens) in the following (to the extent not constituting Excluded Property), in each case to secure the Obligations pursuant to the Security Agreement, in each case on the Closing Date or, if acquired thereafter, within forty-five (45) days (or such later date as the Administrative Agent may agree in its sole discretion) after the acquisition thereof:

(i)(A) one hundred percent (100%) of the issued and outstanding Equity Interests of any Restricted Subsidiary that is a U.S. Subsidiary and not a CFC Holdco directly owned by such U.S. Loan Party; (B) sixty-six percent (66%) of the issued and outstanding Equity Interests entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any Restricted Subsidiary that is (x) a CFC directly owned by such U.S. Loan Party or (y) a CFC Holdco directly owned by such U.S. Loan Party; and (C) one hundred percent (100%) of the issued and outstanding Equity Interests not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) of any Restricted Subsidiary that is (x) a CFC directly owned by such U.S. Loan Party or (y) a CFC Holdco directly owned by such U.S. Loan Party; and

(ii)all other personal property of such Loan Party;

(b)At any time upon reasonable request of the Administrative Agent (but, for the avoidance of doubt, subject to any applicable time periods set forth in Section 6.14 and this Section 6.15), promptly execute and deliver any and all further instruments and documents and take all such other action (including promptly completing any registration or stamping of documents as may be applicable) as the Administrative Agent reasonably may deem necessary to maintain in favor of the Administrative Agent, for the benefit of the Secured Parties, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Loan Parties under, the Loan Documents and all applicable Laws.

Notwithstanding anything to the contrary contained herein, the Subsidiaries set forth on Part A of Schedule 6.19 shall not be required to comply with this Section 6.15 until the Post-Closing Compliance Date.

6.16Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions.  Conduct its business in compliance in all material respects with Anti-Money Laundering Laws, Anti-Corruption Laws and applicable Sanctions, and maintain procedures designed to promote and achieve compliance with such laws.

6.17Further Assurances.  Promptly upon reasonable request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Collateral Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including promptly completing any registration or stamping of documents as may be applicable) as the Administrative Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Collateral Documents, (ii) to the fullest extent permitted by applicable Law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests (other than, in each case, Excluded Property) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Collateral Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.18[Reserved].

6.19Post-Closing Obligations.

By no later than the date that is ninety (90) days after the Closing Date, undertake all actions listed on Schedule 6.19 (or such longer periods of time as may be agreed to by the Administrative Agent in its sole discretion) (the “Post-Closing Compliance Date”).

ARTICLE VII.

NEGATIVE COVENANTS

From and after the Closing Date, the Borrower hereby covenants that it shall not, nor shall it permit any of its Restricted Subsidiaries (or, with respect to Section 7.16 and Section 7.17, its Unrestricted Subsidiaries) to, directly or indirectly:

7.01Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)Liens pursuant to any Loan Document;

(b)Liens existing on the Closing Date and listed on Schedule 7.01 and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c)Liens for Taxes that are (i) not yet due or (ii) being contested in good faith and by appropriate proceedings diligently conducted and for which adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)deposits and other Liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), tenders, statutory obligations, surety bonds (other than bonds related to judgments or litigation), leases, performance bonds, government contracts and other obligations of a like nature incurred in the ordinary course of business;

(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)Liens securing judgments for the payment of money (or appeal or other surety bonds relating to such judgments) not constituting an Event of Default under Section 8.01(h);

(i)Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

(j)licenses (including licenses of intellectual property), sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering with the business of the Borrower or any Restricted Subsidiary in any material respect;

(k)Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods;

(l)any interest of title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Agreement;

(m)normal and customary rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions;

(n)Liens securing Acquired Indebtedness, provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) such Liens existed prior to the applicable Permitted Acquisition and were not incurred in connection with, or in anticipation or contemplation of, the applicable Permitted Acquisition;

(o)Liens on property of Restricted Subsidiaries that are Non-U.S. Subsidiaries securing Indebtedness of such Restricted Subsidiary under Section 7.03(v);

(p)Modification, replacement, renewal or extension of any Lien permitted by clauses (b), (i) or (n) of this Section 7.01; provided that (i) the Lien does not extend to any additional property, other than (A) after acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof, and (ii) the modification replacement, renewal or extension or refinancing of the obligations secured or benefitted by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness)

(q)Liens pursuant to any Loan Document securing (x) Secured Cash Management Agreements and (y) Secured Swap Contracts;

(r)Liens arising from precautionary UCC financing statements or similar filings;

(s)with respect to any real property occupied, owned or leased by the Borrower or any of its Restricted Subsidiaries, leases, subleases, tenancies, options, concession agreements, rental agreements occupancy agreements, franchise agreements, access agreements and any other agreements, whether or not of record and whether now in existence or hereafter entered into, of the real properties of any Loan Party or any Restricted Subsidiary granted by such Person to third parties, in each case entered into in the ordinary course of such Person’s business and so long as, to the extent such real properties are subject to Liens, such Liens do not materially interfere with the ordinary conduct of business of the Loan Parties or their Restricted Subsidiaries, taken as a whole, and do not materially impair the use of such property for its intended purposes;

(t)Liens arising by operation of law under Article 4 of the Uniform Commercial Code in connection with collection of items provided for therein or under Article 2 of the Uniform Commercial Code in favor of a reclaiming seller of goods or buyer of goods;

(u)Liens attaching solely to (i) cash earnest money deposits in connection with any letter of intent or purchase agreement and (ii) proceeds of an asset disposition permitted hereunder that are held in escrow to secure obligations under the sale documentation relating to such disposition;

(v)any laws, regulations or ordinances now or hereafter in effect (including, but not limited to, zoning, building and environmental protection) as to the use, occupancy, subdivision or improvement of real property occupied, owned or leased by the Borrower or any of its Restricted Subsidiaries adopted or imposed by any Governmental Authority;

(w)Liens of landlords under leases where the Borrower or any of its Restricted Subsidiaries is the tenant, securing performance by the tenant under the lease arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business;

(x)(i) Liens that are customary contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations or to secure negative cash balances in local accounts of foreign Restricted Subsidiaries incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, (ii) Liens encumbering reasonable customary initial deposits and margin deposits and (iii) Liens on the proceeds of any Indebtedness permitted to be incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of proceeds to finance such transaction;

(y)Liens securing insurance premium financing arrangements; provided, that such Liens only encumber the insurance premiums, policies or dividends with respect to the policies that were financed with the funds advanced under such arrangements;

(z)Liens on cash or Cash Equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;

(aa)Liens arising out of conditional sale, title retention, consignment, bailment or similar arrangements for the purchase, sale or shipment of goods entered into in the ordinary course of business;

(bb)Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired by the Borrower or any Restricted Subsidiary to be applied against the purchase price therefor or otherwise in connection with any escrow arrangements with respect thereto or any disposition permitted under Section 7.05 and (ii) consisting of an agreement to dispose of any property in a disposition permitted under Section 7.05 solely to the extent such disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(cc)Liens on securities which are the subject of repurchase agreements referred to in the definition of “Cash Equivalents” granted under such repurchase agreements in favor of the counterparties thereto;

(dd)undetermined or inchoate Liens and charges arising or potentially arising under statutory provisions incidental to current operations which have not at the time been filed or registered in accordance with applicable Law or of which written notice has not been duly given in accordance with applicable Law, or which although filed or registered, relate to obligations not due or delinquent;

(ee)Liens not otherwise permitted by this Section 7.01 securing obligations in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding; and

(ff)From and after the Delayed Draw Term A Loan Termination Date, unlimited Liens on property constituting Collateral securing Indebtedness permitted under Section 7.03 on a junior basis with the Liens securing the Obligations so long as (x) the Consolidated Secured Net Leverage Ratio is equal to or less than the lesser of (i) 3.25:1.00 or (ii) the Incremental Incurrence Ratio, on a Pro Forma Basis and (y) such Indebtedness is subject to an intercreditor agreement that is reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, in no event shall the Borrower or any other Loan Party secure any debt for borrowed money with any of their respective owned or leased real property.

7.02Investments.  Make any Investments, except:

(a)Investments held by the Borrower or such Restricted Subsidiary in the form of Cash Equivalents;

(b)advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $5,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)Investments in the Borrower or any Loan Party; provided that in the case of any such Investment by a Restricted Subsidiary that is not a Loan Party in a Loan Party, (i) such Investment shall be subordinated to the Obligations in a manner and to an extent reasonably acceptable to the Administrative Agent and (ii) such Investment shall not be repaid unless no Event of Default exists;

(d)Investments of any Restricted Subsidiary that is not a Loan Party in any other Restricted Subsidiary that is not a Loan Party;

(e)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f)Guarantees permitted by Section 7.03;

(g)Permitted Acquisitions;

(h)Investments of any Person in existence at the time such Person becomes a Subsidiary pursuant to a Permitted Acquisition; provided such Investment was not made in connection with or anticipation of such Person becoming a Subsidiary;

(i)to the extent constituting Investments, deposit accounts maintained in the ordinary course of business and cash pooling arrangements in the ordinary course of business;

(j)other Investments in an aggregate amount not to exceed the Available Amount; so long as both before and after giving effect to such Investment on a Pro Forma Basis, (x) the Consolidated Total Net Leverage Ratio shall be less than 0.25 to 1.00 less than the Consolidated Total Net Leverage Ratio set forth in Section 7.11(b) at the applicable time and (y) no Default or Event of Default exists or would result therefrom;

(k)to the extent constituting Investments, Restricted Payments permitted under Section 7.06;

(l)Investments existing on, or contractually committed to as of, the Closing Date and described in Schedule 7.02 or consisting of intercompany Investments between or among the Borrower and its Subsidiaries outstanding on the Closing Date and any modification, replacement, renewal or extension thereof so long as such modification, renewal or extension thereof does not increase the amount of such Investment except, in the case of any such Investment described on Schedule 7.02, by the terms thereof as in effect on the Closing Date and described on Schedule 7.02 or as otherwise permitted by this Section 7.02;

(m)Swap Contracts permitted under Section 7.03(d).

(n)Investments (including debt obligations and Equity Interests) (i) received by the Borrower or any of its Subsidiaries as a creditor pursuant to a bankruptcy, insolvency, receivership or plan of reorganization under any Debtor Relief Law of any Person or a composition or readjustment of the debts of such Person, (ii) in settlement of a dispute or delinquent account, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(o)Investments consisting of (i) deposits or prepaid expenses or (ii) endorsements for collection or deposit and customary trade arrangements, in each case made or incurred in the ordinary course of business;

(p)any Investment received as non-cash consideration from any Disposition permitted by Section 7.05;

(q)Investments comprised of notes payable, or Equity Interests issued by account debtors to the Borrower or any Restricted Subsidiary pursuant to negotiated agreements with respect to settlement of such account debtor’s account in the ordinary course of business;

(r)Deposits to secure performance of leases;

(s)Investments consisting of Indebtedness to the extent permitted under Section 7.03, Permitted Liens, transactions to the extent permitted by Section 7.04, and Restricted Payments and Junior Payments to the extent permitted by Section 7.06;

(t)Investments in any Subsidiary in connection with reorganizations and activities related to tax planning; provided that after giving effect to any such reorganization and related activities, the security interest of the Administrative Agent in the Collateral, taken as a whole, is not materially impaired and after giving effect to such Investment, the Borrower and its Subsidiaries shall otherwise be in compliance with Section 7.02;

(u)Investments related to reorganizations of the Borrower after the Closing Date as set forth on Schedule 7.02(u); and

(v)other Investments in an aggregate amount not to exceed at any time outstanding the sum of (i) $125,000,000 plus (ii) an unlimited amount so long as both before and after giving effect to such Investment on a Pro Forma Basis under this Section 7.02(v)(ii), (x) the Consolidated Total Net Leverage Ratio shall be less than 3.25 to 1.00 and (y) no Default or Event of Default is continuing (provided, the aggregate amount of Investments made in Subsidiaries that are not Loan Parties pursuant to clause (ii) shall not exceed $100,000,000).

For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but in each case, net of any return in respect thereof, including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts.

7.03Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)Indebtedness under the Loan Documents, Secured Cash Management Agreements and Secured Swap Contracts;

(b)Indebtedness outstanding on the Closing Date (including the 2022 Notes) and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

(c)Guarantees of the Borrower or any Loan Party in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Loan Party; provided that if such Indebtedness is subordinated to the Obligations, such Guarantee shall be subordinated to the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness;

(d)obligations (contingent or otherwise) of the Borrower or any Restricted Subsidiary existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”;

(e)Indebtedness in respect of capital leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $125,000,000;

(f)Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds and completion guarantees provided by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(g)intercompany Indebtedness permitted under Section 7.02 (other than Section 7.02(f)); provided that in the case of Indebtedness owing by a Loan Party to any Subsidiary that is not a Loan Party, such Indebtedness shall be unsecured and subordinated in right of payment to the Obligations on a basis, and pursuant to an agreement, reasonably acceptable to the Administrative Agent;

(h)from and after the Delayed Draw Term A Loan Termination Date, unsecured Indebtedness (any such Indebtedness, “Additional Indebtedness”); provided in each case that (i) after giving effect to the incurrence of such Indebtedness and the application of the proceeds thereof on a Pro Forma Basis, (A) the Loan Parties would be in Pro Forma Compliance and (B) the Consolidated Total Net Leverage Ratio would be less than 0.25 to 1.00 inside the then-applicable Consolidated Total Net Leverage Ratio set forth in Section 7.11(b), (ii) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating compliance with the immediately preceding sub-clauses (A) and (B) of the immediately preceding clause (i), as applicable; (iii) no Default or Event of Default shall exist at the time of, or would result from, the incurrence of, such Indebtedness; (iv) the maturity date of such Indebtedness shall be at least ninety-one (91) days after the later of (A) the latest Maturity Date of the Term B Facility and (B) the maturity date for any Incremental Tranche B Term Facility; (v) the Weighted Average Life of any such Indebtedness shall not be shorter than the then remaining Weighted Average Life of any other Term Loan; and (vi) the terms and conditions including such financial maintenance covenants (if any) applicable to such Additional Indebtedness shall not be, when taken as a whole, materially more restrictive (as determined by the Administrative Agent acting reasonably) than those contained in the Loan Documents; provided, that the aggregate principal amount of such Indebtedness incurred by Restricted Subsidiaries that are not Loan Parties shall not exceed $50,000,000.

(i)Indebtedness of the Borrower or any Restricted Subsidiary assumed or acquired connection with Permitted Acquisition (any such Indebtedness, “Acquired Indebtedness”), provided that (i) such Indebtedness shall exist prior to the applicable Permitted Acquisition and was not incurred in connection with, in anticipation or contemplation of, the applicable Permitted Acquisition and (ii) the aggregate principal amount of all such Indebtedness shall not exceed $75,000,000 at any one time outstanding;

(j)[reserved];

(k)accrued expenses (including salaries, accrued vacation and other compensation), current trade or other accounts payable and other current liabilities arising in the ordinary course of business and not past due more than 90 days except to the extent being contested in good faith and by appropriate proceedings;

(l)Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including contingent earn-out obligations) incurred in connection with any disposition permitted hereunder, any acquisition or other purchase of assets or Equity Interests permitted hereunder, and Indebtedness arising from surety bonds, performance bonds or similar instruments securing the performance of the Borrower or any Restricted Subsidiary pursuant to such agreement;

(m)Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(n)Indebtedness in respect of premium financing arrangements; provided that the aggregate principal amount of such Indebtedness shall not exceed the annual premium amount and shall be secured only by the Liens described in Section 7.01(x);

(o)Indebtedness consisting of unsecured guarantees by the Borrower or any of its Restricted Subsidiaries of operating leases of any Loan Party (other than the Borrower);

(p)Indebtedness in respect of commercial credit cards, stored value cards, employee credit cards, purchasing cards and treasury management services and other netting services, overdraft protections, automated clearing-house arrangements, employee credit card programs, controlled disbursement, ACH transactions, return items, interstate depository network service, Society for Worldwide Interbank Financial Telecommunication transfers, cash pooling and operational foreign exchange management, and, in each case, similar arrangements and otherwise in connection with cash management or customary banking arrangements, and deposit accounts, in each case to the extent incurred in the ordinary course of business; provided that, to the extent any such arrangements create Indebtedness obligations or liabilities by a Loan Party to or with respect to any Subsidiary that is not a Loan Party, such Indebtedness obligations or liabilities must be permitted under Section 7.02 (other than Section 7.02(f));

(q)Indebtedness representing deferred compensation to employees of the Borrower and its Subsidiaries;

(r)(i) Indebtedness in respect of guarantees of the obligations of suppliers, customers and licensees in the ordinary course of business and (ii) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(s)unfunded pension fund and other employee benefit plan obligations and liabilities incurred in the ordinary course of business to the extent that the unfunded amounts would not otherwise cause an Event of Default;

(t)Indebtedness consisting of obligations owing under any dealer, customer or supplier incentive, supply, license or similar agreements entered into in the ordinary course of business;

(u)Indebtedness consisting of (i) take-or-pay obligations contained in supply arrangements and/or (ii) obligations to reacquire assets or inventory in connection with customer financing arrangements, in each case, in the ordinary course of business;

(v)Indebtedness of any Restricted Subsidiary that is a Non-U.S. Subsidiary under (i) the Yen Revolving Credit Agreement (Japan) in a maximum principal amount of Yen 500,000,000 at any time outstanding or (ii) any other local overdraft, working capital, letter of credit or other facility or extension of credit from third parties, in each case incurred in the ordinary course of business of such Non-U.S. Subsidiary, in an aggregate amount for all such Indebtedness incurred pursuant to this clause (v)(ii) not to exceed $75,000,000 at any time outstanding; provided that, in the event that any such facility is secured, to the extent deemed necessary or appropriate by the Administrative Agent in its sole discretion, any such secured Indebtedness shall be subject to an intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent;

(w)to the extent constituting Indebtedness, customer deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(x)[reserved];

(y)other Indebtedness in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; and

(z)the 2033 Notes and the 2036 Notes.

7.04Fundamental Changes.  Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)(i) the Borrower may merge, amalgamate or consolidate with any of its Subsidiaries; provided that the Borrower is the continuing or surviving Person, and (ii) any Restricted Subsidiary may merge, amalgamate or consolidate with (or engage in any similar transaction, including to be acquired by or wound up into) any of the Borrower or one or more other Restricted Subsidiaries; provided that (x) if a Guarantor is a party thereto, the continuing or surviving Person is the Borrower or a Guarantor or (y) if the Borrower is a party thereto, the Borrower is the continuing or surviving Person;

(b)the Borrower or any Restricted Subsidiary may merge or amalgamate with any other Person in connection with a Permitted Acquisition, provided that (i) if the Borrower is a party thereto, the Borrower is the continuing or surviving Person, and (ii) if a Guarantor is a party thereto, such surviving Person shall be the Borrower or a Guarantor;

(c)any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that (i) if the transferor in such a transaction is a Loan Party, then the transferee must be a Loan Party and (ii) if the transferor in such a transaction is the Borrower, the transferee must be the Borrower; and

(d)(i) each of the dissolutions, liquidations, consolidations and other Disposals that are in process or slated to occur and described in Schedule 7.04 may be consummated and (ii) any Subsidiary that is an Immaterial Subsidiary or an Unrestricted Subsidiary may be dissolved, liquidated, or consolidated with or into another Person, provided that with respect to any consolidation with or into another Person pursuant to this clause (ii), (x) if the Borrower is a party thereto, the Borrower is the continuing or surviving Person, (y) if a Guarantor is a party thereto, such surviving Person shall be the Borrower or a Guarantor and (z) if a Restricted Subsidiary is a party thereto, such surviving Person shall be a Restricted Subsidiary;

(e)any Disposition to the extent permitted by Section 7.05 (other than, for the avoidance of doubt, pursuant to clause (e) of such Section) shall be permitted under this Section 7.04; and

(f)the Borrower and the Restricted Subsidiaries may consummate the Transactions.

7.05Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)Dispositions of used, obsolete, damaged, worn-out or surplus equipment, or property no longer useful in the conduct of the business or otherwise economically impracticable to maintain, whether now owned or hereafter acquired, in the ordinary course of business;

(b)Disposition of inventory, goods held for sale and other assets and non-exclusive licenses of intellectual property (including on an intercompany basis and including allowing any issuances, registrations or any application for registration of any intellectual property that are not material to the business of the Borrower and the Restricted Subsidiaries to lapse or become abandoned), in each case in the ordinary course of business;

(c)Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d)Dispositions of property (including, for the avoidance of doubt, owned Equity Interests) to the Borrower or to another Restricted Subsidiary; provided that if the transferor of such property is a Loan Party, (i) the transferee thereof must be a Loan Party or (ii) if such transaction constitutes an Investment, it is permitted under Section 7.06;

(e)Dispositions permitted by Section 7.04 or Section 7.06;

(f)non-exclusive licenses of IP Rights in the ordinary course of business;

(g)Dispositions of accounts receivable in connection with the collection or compromise thereof;

(h)licenses, sublicenses, leases or subleases (including the provision of software or the licensing of other intellectual property rights) and termination thereof, in each case which do not interfere in any material respect with the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(i)Dispositions of cash and Cash Equivalents;

(j)to the extent constituting Dispositions, Recovery Events;

(k)Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business;

(l)Dispositions of property pursuant to sale-leaseback transactions permitted by Section 7.13;

(m)the Disposition of non-core or non-strategic assets acquired in connection with a Permitted Acquisition or similar Investment; provided that (x) to the extent required by Section 2.06(b)(ii), such Net Cash Proceeds from any such sale are reinvested or applied in prepayment of the Loans in accordance with the provisions of Section 2.06(b)(v), (y) immediately after giving effect thereto, no Event of Default would exist and (z) the fair market value of such non-core or non-strategic assets (determined as of the date of acquisition thereof by the applicable Loan Party or Restricted Subsidiary, as the case may be) so Disposed shall not exceed twenty-five percent (25%) of the purchase price paid for all such assets acquired in such Permitted Acquisition;

(n)the termination of a lease due to the default of the landlord thereunder or pursuant to any right of termination of the tenant under the lease;

(o)Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such similar replacement property;

(p)the lease or sub-lease of any real or personal property in the ordinary course of business and the termination or non-renewal of any real property lease not used or not necessary to the operations of the Borrower or any Restricted Subsidiary;

(q)Dispositions in the ordinary course of business consisting of the abandonment of intellectual property rights which, in the reasonable good faith determination of the Borrower, are not material to the conduct of the business of the Borrower and its Subsidiaries, taken as a whole;

(r)Dispositions of Investments in joint ventures or any Restricted Subsidiaries that are not wholly owned Subsidiaries to the extent required by, or made pursuant to, buy/sell arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(s)Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed;

(t)Dispositions in connection with the termination or unwinding of Swap Contracts;

(u)Dispositions of Equity Interests or Indebtedness of Unrestricted Subsidiaries;

(v)exchanges or swaps, including transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of property or assets so long as the exchange or swap is made for fair value (as reasonably determined by the Borrower) for like property or assets; provided that (i) within ninety (90) days of any such exchange or swap, in the case of any Loan Party and to the extent such property does not constitute Excluded Property, the

Administrative Agent has a perfected Lien having the same priority as any Lien held on the property so exchanged or swapped and (ii) any Net Cash Proceeds received as a “cash boot” in connection with any such transaction shall be applied and/or reinvested as (and to the extent) required by Section 2.06;

(w)any merger, consolidation, Disposition or conveyance, the sole purpose and effect of which is to reincorporate or reorganize (i) any U.S. Subsidiary in another jurisdiction in the U.S. or (ii) any Non-U.S. Subsidiary in the U.S. or any other jurisdiction; provided, that any Loan Party involved in such transaction does not become an Excluded Subsidiary (except to the extent that it is or becomes an Immaterial Subsidiary so long as it remains a Loan Party hereunder) as a result of such transaction and any Restricted Subsidiary does not become an Unrestricted Subsidiary as a result of such transaction unless the designation of such Restricted Subsidiary as an Unrestricted Subsidiary is permitted under Section 7.15 at such time;

(x)Dispositions of joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and Dispositions set forth on Schedule 7.05;

(y)Dispositions not otherwise permitted under this Section 7.05, so long as (i) no Default or Event of Default has occurred and is continuing and (ii) the aggregate fair market value of any such Dispositions in any fiscal year shall not exceed $15,000,000; and

(z)Dispositions not otherwise permitted under this Section 7.05, so long as (i) no Default or Event of Default has occurred and is continuing, (ii) at least seventy-five percent (75%) of the consideration paid in connection therewith shall be cash or Cash Equivalents paid contemporaneously with consummation of the transaction, (iii) the consideration paid in connection therewith shall be in an amount not less than the fair market value of the property disposed of (as reasonably determined by the Borrower), (iv) such transaction does not involve the Disposition of a minority Equity Interest in any Loan Party (other than the Borrower) and (v) such Disposition does not involve a Disposition of receivables other than receivables owned by or attributable to other property concurrently being disposed of in a Disposition otherwise permitted under this Section 7.05.

To the extent any Collateral is disposed of as expressly permitted by this Section 7.05 to any Person other than a Loan Party, such Collateral shall be sold free and clear of the Liens created by the Collateral Documents, and the Administrative Agent or the Collateral Agent, as applicable, shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

7.06Restricted Payments and Junior Payments.  Declare or make, directly or indirectly, any Restricted Payment or any Junior Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)each Restricted Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Restricted Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c)the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)the Borrower may make Restricted Payments and Junior Payments in an aggregate amount not to exceed the Available Amount; so long as both before and after giving effect to such Restricted Payments or Junior Payments, on a Pro Forma Basis, (x) the Consolidated Total Net Leverage Ratio shall be at least 0.25 to 1.00 inside the required Consolidated Total Net Leverage Ratio set forth in Section 7.11(b) and (y) no Default or Event of Default then exists or would result therefrom;

(e)to the extent constituting Restricted Payments and/or Junior Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate the transactions expressly permitted under Section 7.04 and Section 7.08 (other than pursuant to clause (c) of such Section) and may redeem, refinance or otherwise pay or prepay, or settle any conversion of all or any portion of, the 2022 Notes, the 2033 Notes and the 2036 Notes; and

(f)the Borrower may make Restricted Payments and Junior Payments (including, without limitation, normal-course issuer bids) in an aggregate amount during the term of this Agreement not to exceed the sum of (i) $50,000,000 plus (ii) an unlimited amount so long as both before and after giving effect to such Restricted Payment or Junior Payment, as applicable, pursuant to this Section 7.06(f)(ii), on a Pro Forma Basis, the then applicable Consolidated Secured Net Leverage Ratio shall be less than 3.00:1.00; provided that no Default or Event of Default then exists or would result therefrom.

7.07Change in Nature of Business.  Engage in any material line of business other than those lines of business conducted by the Borrower and its Restricted Subsidiaries on the Closing Date and/or any business similar, complementary, ancillary, adjacent, reasonably related or incidental thereto.

7.08Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate (other than the Borrower or a Restricted Subsidiary) of the Borrower, whether or not in the ordinary course of business, other than (a) employment and compensation arrangements (including employee benefit plans and arrangements) and reimbursement expenses of (and indemnities for the benefit of) officers, directors, management and other employees, (b) stock option plans for officers, directors, management and other employees, (c) transactions solely between or among the Borrower and/or one or more Restricted Subsidiaries or any Person that becomes a Restricted Subsidiary as a result of such transaction, (c) any dividends or distributions on account of shares of any Equity Interests issued by Subsidiaries of the Borrower ratably to the holders thereof or other transactions permitted under Section 7.06 (other than pursuant to clause (e) of such Section), (e) transactions between or among the Borrower and/or one or more Restricted Subsidiaries and their Affiliates that are required under applicable Law or by any Governmental Authority, (f) transactions entered into on or prior to the Closing Date and described on Schedule 7.08 and (g) other transactions on terms not materially less favorable to the Borrower or such Restricted Subsidiary as would be obtainable by the Borrower or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

7.09Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the Borrower or any Loan Party or to otherwise transfer property to the Borrower or any Loan Party, (ii) of any U.S. Subsidiary to Guarantee the Indebtedness of the Borrower hereunder or (iii) of the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on the property of such Person intended to constitute Collateral; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person, in the case of each of clauses (a) and (b), other than Contractual Obligations:

(a)set forth in any agreement evidencing (i) Indebtedness of a Restricted Subsidiary that is not a Loan Party permitted by Section 7.03, (ii) Indebtedness permitted by Section 7.03 that is secured by a Permitted Lien if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the property or assets intended to secure such Indebtedness and (iii) Indebtedness permitted pursuant to clauses (e) and/or (w) of Section 7.03 (including any refinancings or replacements of any of the foregoing);

(b)that are or were created by virtue of any Lien granted upon, Disposition of, transfer of, agreement to transfer or grant of, any option or right with respect to any property, assets or Equity Interests not otherwise prohibited under this Agreement; provided that such Lien is only on or with respect to the property, assets or Equity Interests subject to such Disposition, transfer, agreement to transfer or option or right;

(c)arising under or as a result of applicable Law or the requirements of any Governmental Authority or the terms of any license, authorization, concession or permit obtained in the ordinary course of business;

(d)arising under customary non-assignment provisions with respect to assignments, leases, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements, in each case entered into in the ordinary course of business;

(e)imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements applicable solely to such partnership, limited liability company or joint venture;

(f)that are assumed in connection with any acquisition of property or the Equity Interests of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Equity Interests of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(g)set forth in any agreement for any Disposition of any Restricted Subsidiary (or all or substantially all of the property and/or assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such Disposition;

(h)set forth in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis;

(i)set forth in documents which exist on the Closing Date and were not created in contemplation thereof and which are set forth on Schedule 7.09;

(j)on cash, other deposits or net worth or similar restrictions imposed by Persons under contracts entered into in the ordinary course of business or for whose benefit such cash, other deposits or net worth or similar restrictions exist;

(k)arising in any Swap Contract and/or any agreement relating to any Swap Obligation or obligations of the type referred to in Section 7.03(d);

(l)arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred hereunder if the relevant restrictions, taken as a whole, are not materially less favorable to the Lenders than the restrictions contained in this Agreement, taken as a whole (as determined in good faith by the Borrower);

(m)relating to any asset (or all of the assets) of and/or the Equity Interests of any Restricted Subsidiary which are imposed pursuant to an agreement entered into in connection with any Disposition of such asset (or assets) and/or all or a portion of the Equity Interests of the relevant Person that is permitted or not restricted by this Agreement;

(n)set forth in any agreement relating to any Permitted Lien that limits the right of the Borrower or any Restricted Subsidiary to Dispose of or encumber the assets subject thereto; and

(o)imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (n) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing are, in the reasonable judgment of the Borrower, not materially more restrictive with respect to such encumbrances and other restrictions, taken as a whole, than those in effect prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

7.10Use of Proceeds.  Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.11Financial Covenants.

(a)Consolidated Interest Coverage Ratio. Except with the consent of the Required Pro Rata Facilities Lenders, permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00:1.00.

(b)Consolidated Total Net Leverage Ratio. Except with the consent of the Required Pro Rata Facilities Lenders, permit the Consolidated Total Net Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than the applicable level set forth below opposite such fiscal quarter under the heading “Consolidated Total Net Leverage Ratio”:

Periods Ending	Consolidated Total Net Leverage Ratio
First four fiscal quarters after the Closing Date, commencing with the first full fiscal quarter after the Closing Date	5.00 to 1.00
Fifth fiscal quarter through and including the eighth fiscal quarter after the Closing Date	4.50 to 1.00
Each subsequent fiscal quarter	4.00 to 1.00

7.12Organization Documents; Fiscal Year; Legal Name, Jurisdiction of Formation and Form of Entity.

(a)Amend, modify or change its Organization Documents in a manner materially adverse to the Lenders;

(b)Change the Borrower’s fiscal year;

(c)Without providing ten (10) days (or such lesser period as the Administrative Agent may agree) prior written notice to the Administrative Agent, change its name, jurisdiction of formation or form of organization; or

(d)Make any material change in accounting policies or reporting practices, except as required by GAAP.

7.13Sale Leasebacks.  Enter into any Sale and Leaseback Transaction; provided that any Sale and Leaseback Transaction shall be permitted so long as such Sale and Leaseback Transaction (1) cash consideration is received by the Borrower or any of its Restricted Subsidiaries for the property subject thereto, (2) the Borrower or its applicable Restricted Subsidiary would otherwise be permitted to enter into, and remain liable under, the applicable underlying lease and (3) the aggregate fair market value of the property sold pursuant to all such Sale and Leaseback Transactions under this Section 7.13 shall not exceed $50,000,000.

7.14Amendments to and Prepayments of Additional Indebtedness.

(a)Amend or modify any of the terms of any Additional Indebtedness if after giving effect to such amendment or modification the terms of such Additional Indebtedness would not satisfy the requirements of clauses (iv) through (vii) of Section 7.03(h);

(b)Make (or give any notice with respect thereto) any voluntary prepayment or redemption or acquisition for value of (including without limitation, by way of depositing money or securities with the trustee with respect thereto before due for the purpose of paying when due), or refund, refinance or exchange, any Additional Indebtedness except for (i) Junior Payments permitted by Section 7.06 and (ii) in the case of the giving of notice with respect to any such voluntary prepayment, redemption, acquisition for value, refund, refinance or exchange, any such notice given in connection with the repayment in full of all Obligations and the termination of the Aggregate Commitments;

Nothing herein is intended to limit or restrict in any manner or otherwise alter or modify any right of the Borrower or any Subsidiary to redeem, refinance or otherwise pay or prepay, or settle any conversion of all or any portion of, the 2022 Notes, the 2033 Notes and the 2036 Notes.

(c)Amend or modify any of the subordination provisions applicable to any Subordinated Indebtedness without the prior written consent of the Administrative Agent; or

(d)Make any payments in respect of any Subordinated Indebtedness in violation of the subordination provisions applicable to such Subordinated Indebtedness.

7.15Unrestricted Subsidiaries.

(a)The Borrower shall not designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary unless (i) no Default or Event of Default shall exist immediately prior or immediately after giving effect to such designation; (ii) the Borrower shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that after giving effect to such designation on a Pro Forma Basis, the Loan Parties would be in Pro Forma Compliance; and (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if such Restricted Subsidiary Guarantees any indebtedness in excess of the Threshold Amount of the Borrower or any Restricted Subsidiary.

(b)(i) No Unrestricted Subsidiary that has been designated as a Restricted Subsidiary may subsequently be re-designated as an Unrestricted Subsidiary; and (ii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary unless concurrent with such designation such Restricted Subsidiary is designated as an “unrestricted subsidiary” (or otherwise not be subject to the covenants) under any Additional Indebtedness.

(c)The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower in such Subsidiary on the date of such designation in an amount equal to the fair market value of such Subsidiary (as determined by the Borrower in good faith) on such date. Accordingly, such designation shall be permitted only if the Investment represented thereby would be permitted under Section 7.02.

(d)The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence on the date of such designation of any Investment, Indebtedness or Liens of such Subsidiary existing on such date and (ii) for purposes of calculating the outstanding amount of Investments by the Borrower and its Restricted Subsidiaries in all Unrestricted Subsidiaries, a return on all Investments by the Borrower and its Restricted Subsidiaries in such Subsidiary in an amount equal to the outstanding amount of all such Investments in such Subsidiary on the date of such designation.

7.16Sanctions.  Directly or knowingly indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, L/C Issuer, Swing Line Lender, or otherwise) of Sanctions.

7.17Anti-Corruption Laws.  Directly or knowingly indirectly use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach any applicable Anti-Corruption Laws.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01Events of Default.  Any of the following shall constitute an Event of Default:

(a)Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, and in the currency required hereunder, any amount of principal of any Loan or any L/C Obligation, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within three (3) Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants. The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03(a), 6.05(a)(solely in respect of legal existence) or 6.10,  or Article VII; provided that any such failure to observe or perform any of the covenants set forth in Section 7.11 shall not constitute an Event of Default for purposes of the Term B Loan, the Specified Refinancing Debt consisting of term “b” loans or any Incremental Tranche B Term Facility unless and until the Administrative Agent or the Required Pro Rata Facilities Lenders first exercise any remedy in accordance with this Article VIII in respect of such breach (and until such time, the failure to comply with Section 7.11 shall only constitute an Event of Default with respect to the Aggregate Revolving Commitments, the Term A Facility and any Incremental Tranche A Term Facilities); provided, further, that any Event of Default under any of the covenants set forth in Section 7.11 may be amended, waived or otherwise modified from time to time by the Required Pro Rata Facilities Lenders pursuant to Section 10.01; or

(c)Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in clauses (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after the earlier of (i) a Responsible Officer of the Borrower having actual knowledge of such failure, or (ii) receipt by a Responsible Officer of the Borrower of notice from the Administrative Agent or any Lender of such failure; or

(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made (or, if such representation, warranty, certification or statement of fact is qualified by materiality or material adverse effect or “Material Adverse Effect”, shall be incorrect or misleading in any respect); or

(e)Cross-Default. (i) The Borrower or any Restricted Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate or committed principal amount of more than the Threshold Amount and the continuation of such failure beyond any applicable grace or cure period, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto and the continuation of such failure beyond any applicable grace or cure period, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or Cash Collateral in respect thereof to be demanded (provided that any breach of any covenant or agreement contained in Section 7.11 that may give rise to an event described in clause (B) above shall not, by itself, constitute an Event of Default for purposes of the Term B Loan or any Incremental Tranche B Term Facility unless and until the Administrative Agent or Required Pro Rata Facilities Lenders shall first exercise any remedy in accordance with this Article VIII as a result of such breach); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Restricted Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Restricted Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Restricted Subsidiary as a result thereof is greater than the Threshold Amount; or

(f)Insolvency Proceedings, Etc. Any Loan Party or any Material Restricted Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; makes a proposal to its creditors or files notice of its intention to do so, institutes any other proceeding under applicable Law seeking to adjudicate it a bankrupt or an insolvent, or seeking liquidation, dissolution, winding-up, reorganization, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors, composition of it or its debts or any other similar relief; or applies for or consents to the appointment of any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, receiver-manager, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)Inability to Pay Debts; Attachment. (i) Any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or

(h)Judgments. There is entered against the Borrower or any Restricted Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)ERISA Events. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of the Obligations (other than contingent indemnification obligations for which no claim or demand has yet been made), ceases to be in full force and effect in any material respect; or any Loan Party or any Subsidiary contests in writing in any manner the validity or enforceability of any Loan Document for any reason other than the satisfaction in full of the Obligations (other than contingent indemnification obligations for which no claim or demand has yet been made); or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document other than as a result of the satisfaction in full of the Obligations (other than contingent indemnification obligations for which no claim or demand has yet been made); or

(k)Change of Control. There occurs any Change of Control.

8.02Remedies Upon Event of Default.  If any Event of Default occurs and is continuing:

(a)if such Event of Default is an Event of Default specified in Section 8.01(b) above as a result of any Loan Party’s failure to perform or observe Section 7.11, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Pro Rata Facilities Lenders, take any or all of the following actions:

(i)declare the commitment of each Revolving Lender to make Revolving Loans, the commitment of each Lender in respect of any unfunded Incremental Tranche A Term Loan, the commitment of each Lender in respect of any unfunded Delayed Draw Term A Loan any obligation of the Swing Line Lender to make Swing Line Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligations shall be terminated;

(ii)declare the unpaid principal amount of all outstanding Revolving Loans, Swing Line Loans, Term A Loans, Incremental Tranche A Term Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document in respect of the Revolving Commitments, Term A Loans and Incremental Tranche A Term Loans to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); or

(b)if such Event of Default is any Event of Default other than an Event of Default specified in Section 8.01(b) above as a result of any Loan Party’s failure to perform or observe Section 7.11 (or, if (x) such Event of Default is an Event of Default specified in Section 8.01(b) above as a result of any Loan Party’s failure to perform or observe Section 7.11 and (y) the

Administrative Agent has taken any of the actions described in the immediately preceding clause (a)), the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(i)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(iii)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and

(iv)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law or equity;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code (or any similar occurrence in any other Debtor Relief Laws), the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

8.03Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuers (including fees, charges and disbursements of counsel to the respective Lenders and applicable L/C Issuers payable in accordance with the terms of this Agreement and any of the other Loan Documents and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of (i) that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans and L/C Borrowings payable to the Lenders and the L/C Issuers, all ratably among the Lenders and the L/C Issuers in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting (i) unpaid principal of the Loans and L/C Borrowings, (ii) Swap Termination Values under any Secured Swap Contract (to the extent such Secured Swap Contract shall have been terminated and as to which the Administrative Agent shall have received notice of such termination and the Swap Termination Value thereof and other Additional Secured Obligations related thereto), (iii) amounts owing under any Secured Cash Management Agreements and other Additional Secured Obligations related thereto, (iv) obligations to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, all ratably among the Lenders (and in the case of Secured Swap Contracts, any Affiliate of a Lender) and the L/C Issuers in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of each L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit issued by it to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.17; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than contingent indemnification obligations for which no claim or demand has been made), to the applicable Loan Party or Loan Parties or as otherwise required by Law.

Subject to Sections 2.03(c) and 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above. Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party or such Loan Party’s assets, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Swap Contracts shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate thereof, as the case may be (unless such Lender or Affiliate is the Administrative Agent or an Affiliate thereof, in which case no Secured Party Designation Notice is required). Each Affiliate of a Lender that is not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01Appointment and Authority.  Each of the Lenders and each of the L/C Issuers hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuers, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), party to any Secured Swap Contract and party to any Secured Cash Management Agreement) and each of the L/C Issuers hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and such L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c)), as though such co-agents, sub- agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

9.02Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or an L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

9.04Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or such L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or such L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, and, at all times other than during the existence of an Event of Default, with the Borrower’s consent (such consent not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the L/C Issuers, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower and, at all times other than during the existence of an Event of Default, with the Borrower’s consent (such consent not to be unreasonably withheld), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuers under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (A) while the retiring or removed

Administrative Agent was acting as Administrative Agent and (B) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including (1) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (2) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

(d)Any resignation by or removal of Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Bank of America resigns as an L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

9.07Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and each L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an L/C Issuer hereunder.

9.09Administrative Agent May File Proofs of Claim; Credit Bidding.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise.

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuers and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuers and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuers, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or any L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or any L/C Issuer in any such proceeding.

The holders of the Obligations hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar Debtor Relief Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the holders thereof shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(x) of Section 10.01 of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Lender or any acquisition vehicle to take any further action.

9.10Collateral and Guaranty Matters.  Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a party to any Secured Cash Management Agreement and a party to any Secured Swap Contract) and each of the L/C Issuers irrevocably authorize the Administrative Agent:

(a)to release or authorize the release of any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon the occurrence of the Facility Termination Date, (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition or transaction permitted hereunder or under any other Loan Document, or (iii) subject to Section 10.01, if approved, authorized or ratified in writing by the Required Lenders;

(b)to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i);

(c)to release any Guarantor from its obligations under any Guaranty and any other Loan Document if such Person ceases to be a Restricted Subsidiary as a result of a transaction permitted under the Loan Documents;

(d)to release any Lien granted to or held by the Administrative Agent under any Loan Document on the Equity Interests of any Unrestricted Subsidiary;

(e)[reserved];

(f)to subordinate or release any Lien granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(dd); and

(g)to enter into and perform each intercreditor agreement or subordination agreement contemplated hereby.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor (other than, for the avoidance of doubt, the Borrower) from its obligations under the Guaranty pursuant to this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

9.11Secured Cash Management Agreements and Secured Swap Contracts.  No Lender or Affiliate thereof party to a Secured Swap Contract or Secured Cash Management Agreement that obtains the benefit of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of any Guaranty or any Collateral Document (including any release or impairment with respect to any Guarantor) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Swap Contracts except to the extent expressly provided herein and unless the Administrative Agent has received a Secured Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Lender or Affiliate thereof, as the case may be. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Swap Contracts in the case of the date that (a) all Commitments have terminated, (b) all Obligations arising under the Loan Documents have been paid in full (other than contingent indemnification obligations for which no claim or demand has yet been made), and (c) all Letters of Credit have terminated or expired (other than Letters of Credit that have been Cash Collateralized).

9.12ERISA Matters.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments

and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X.

MISCELLANEOUS

10.01Amendments, Etc.

(a)Subject to Section 2.20 and Section 3.07 and except as otherwise provided in this Section 10.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)except as provided in Section 4.01, waive any condition set forth therein without the written consent of each Lender;

(ii)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender whose Commitment is being extended, increased or reinstated (it being understood and agreed that a waiver of any condition precedent set forth in Section 4.02 or of any Default or of a mandatory reduction in Commitments is not considered an extension, increase or reinstatement in Commitments of any Lender);

(iii)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(iv)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (b) of this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount (it being understood that neither of the following constitutes a reduction in the rate of interest on any Loan or L/C Borrowing or any fees or other amounts: (A) any amendment to the definition of “Default Rate” or waiver of any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) any amendment to or waiver of any financial covenant hereunder (or any defined term or component defined term used therein) even if the effect of such amendment or waiver would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder);

(v)change Sections 2.14 or 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(vi)change any provision of this Section 10.01 or the definition of “Required Lenders”, “Required Pro Rata Facilities Lenders”, “Required Revolving Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(vii)release any Guarantor or the Borrower without the written consent of each Lender, or, except in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the value of the Guaranty without the written consent of each Lender whose Obligations are guaranteed thereby, except, in either case, to the extent any such release is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(viii)release or authorize the release of all or substantially all of the Collateral under the Collateral Documents without the written consent of each Lender whose Obligations hereunder are secured by such Collateral, it being understood that to the extent that Collateral comprises assets which are permitted to be sold pursuant to Section 7.05 or released pursuant to Section 9.10, such Collateral may be released without the consent of any of the Lenders;

(ix)amend Section 1.06 without the written consent of each Lender and L/C Issuer obligated to make Credit Extensions in Alternative Currencies; or

(x)without limiting the generality of clause (a)(i) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or any condition set forth in Section 4.03 as to the Credit Extension of Delayed Draw Term A Loans without the written consent of the Delayed Draw Term A Lenders who hold greater than 50% of the Delayed Draw Term A Loan Commitments.

(xi)prior to the termination of the Aggregate Revolving Commitments, unless also signed by the Required Revolving Lenders, no such amendment, waiver or consent shall (A) waive any Default or Event of Default for purposes of Section 4.02(b), (B) amend, change, waive, discharge or terminate Sections 4.02 or 8.01 in a manner adverse to the Revolving Lenders or (C) amend, change, waive, discharge or terminate this clause (xi);

(xii)unless also signed by Lenders (other than Defaulting Lenders) holding in the aggregate at least a majority of the aggregate Outstanding Amount of the Term B Loans entitled to receive prepayments pursuant to Section 2.06(b)(iii), as applicable, no such amendment, waiver or consent shall (A) amend, change, waive, discharge or terminate Section 2.06(b)(v) so as to alter the manner of application of proceeds of any mandatory prepayment required by Section 2.06(b)(iii) or (B) amend, change, waive, discharge or terminate this clause (xii) (other than to provide Lenders of other Term Loans with proportional rights under this clause (xii));

(xiii)unless in writing and signed by each L/C Issuer in addition to the Lenders required above, no amendment, waiver or consent shall affect the rights or duties of the L/C Issuers under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it;

(xiv)unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, no amendment, waiver or consent shall affect the rights or duties of the Swing Line Lender under this Agreement;

(xv)unless in writing and signed by the Administrative Agent in addition to the Lenders required above, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and

(xvi)directly and materially adversely affect the rights of Lenders holding Commitments or Loans of one Class differently from the rights of Lenders holding Commitments or Loans of any other Class without the written consent of the applicable Class of Required Lenders of such affected Lenders;

(b)Notwithstanding anything to the contrary in this Section 10.01:

(i)any amendment, waiver or consent with respect to (A) Section 7.11 (or any defined term or component defined term used therein) or any Default or Event of Default or exercise of remedies by the Required Pro Rata Facilities Lenders in respect or as a result thereof, (B) the second proviso in Section 8.01(b), (C) clause (a) of Section 8.02 or (D) the parenthetical provisions referencing Section 7.11 in Section 10.03 will not require the consent of the Required Lenders but shall be effective if, and only if, signed by the Required Pro Rata Facilities Lenders and the Loan Parties and acknowledged by the Administrative Agent;

(ii)any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(iii)any amendment, waiver or consent with respect to the definitions of “Alternative Currency Sublimit”, “Letter of Credit Sublimit” and “Swing Line Sublimit”, Section 1.06, Section 2.03 and Section 2.05 will not require the consent of the Required Lenders but shall be effective if, and only if, signed by the Required Revolving Lenders, the Loan Parties and any party whose consent is required pursuant to clauses (a)(ix), (a)(x), (a)(xiii), (a)(xiv) or (a)(xv) above and acknowledged by the Administrative Agent;

(iv)a Refinancing Amendment shall be effective if signed only by Borrower, the Administrative Agent and each Person that agrees to provide a portion of the applicable Specified Refinancing Debt;

(v)an Incremental Facility Amendment shall be effective if signed only by Borrower, the Administrative Agent and each Person that agrees to provide a portion of the applicable Incremental Facility;

(vi)no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender;

(vii)each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein;

(viii)the Required Lenders shall determine whether or not to allow a Loan Party to use cash collateral other than Cash Collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders;

(ix)this Agreement may be amended with the written consent of only the Borrower, the Administrative Agent, the L/C Issuers and the Lenders obligated to make Credit Extensions in Alternative Currencies to amend the definition of “Alternative Currency”, “LIBOR Quoted Currency”, “Non-LIBOR Quoted Currency” or “Eurocurrency Rate” solely to add additional currency options and the applicable interest rate with respect thereto, in each case solely to the extent permitted pursuant to Section 1.06;

(x)only the written consent of the Administrative Agent and the Borrower shall be required to make amendments contemplated by Section 3.07;

(xi)this Agreement may be amended and restated in accordance with this Section 10.01 but without the consent of a specific Lender if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts then owing to it or then accrued for its account under this Agreement;

(xii)only the written consent of the Administrative Agent and the Borrower shall be required to amend, modify or supplement this Agreement or any other Loan Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes or to extend an existing Lien over additional property, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as (A) such amendment, modification or supplement does not adversely affect the rights of any Lender or other holder of Obligations in any material respect and (B) the Lenders shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment;

(xiii)only the written consent of the Administrative Agent (after consultation with the Borrower) shall be required to amend, modify or supplement this Agreement to implement the “flex” provisions set forth in the Joint Fee Letter so long as, in each case, such amendment, modification or supplement does not adversely affect the rights of any Lender in the applicable Facility or any L/C Issuer; and

(xiv)prior to the Closing Date, only the written consent of the Administrative Agent and the Borrower shall be required to amend, modify or supplement this Agreement (x) as it relates to those provisions applicable to the  Term B Facility (including the Term B Loan Commitments) so long as such amendment, modification or supplement is not adverse to the Lenders or any L/C Issuer and (y) to reallocate Term A Loan Commitments to Delayed Draw Term A Loan Commitments.

(c)In addition, notwithstanding anything to the contrary in this Section 10.01, the Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders holdings Commitments and/or Loans of a particular class or tranche to make one or more amendments or modifications to (i) allow the maturity of such Commitments or Loans of the accepting Lenders to be extended, (ii) modify the Applicable Rate and/or fees payable with respect to such Loans and Commitments of the accepting Lenders, (iii) modify any covenants or other provisions or add new covenants or provisions that are agreed between the Borrower, the Administrative Agent and the Accepting Lenders; provided that such modified or new covenants and provisions are applicable only during periods after the latest Maturity Date that is in effect on the effective date of such amendment, and (iv) any other amendment to a Loan Document required to give effect to the amendments described in clauses (i), (ii) and (iii) of this paragraph (“Permitted Amendments”, and any amendment to this Agreement to implement Permitted Amendments, a “Loan Modification Agreement”) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (x) the terms and conditions of the requested Permitted Amendments and (y) the date on which such Permitted Amendments are requested to become effective. Permitted Amendments shall become effective only with respect to the applicable class or tranche of Commitments and/or Loans of the Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Commitments and/or Loans as to which such Lender’s acceptance has been made. The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof, and the Loan Parties shall also deliver such resolutions, opinions and other documents as reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that (1) upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendments evidenced thereby and only with respect to the applicable class or tranche of Commitments and Loans of the Accepting Lenders as to which such Lenders’ acceptance has been made, (2) any applicable Lender who is not an Accepting Lender may be replaced by the Borrower in accordance with Section 10.13, and (3) to the extent relating to Revolving Commitments and Revolving Loans, the Administrative Agent and the Borrower shall be permitted to make any amendments or modifications to any Loan Documents necessary to allow any borrowings, prepayments, participations in Letters of Credit and Swing Line Loans and commitment reductions to be ratable across each class of Revolving Commitments the mechanics for which may be implemented through the applicable Loan Modification Agreement and may include technical changes related to the borrowing and repayment procedures of the Lenders; provided that with the consent of the Accepting Lenders such prepayments and commitment reductions and reductions in participations in Letters of Credit and Swing Line Loans may be applied on a non-ratable basis to the class of non-Accepting Lenders.

(d)In addition, notwithstanding anything to the contrary in this Section 10.01, this Agreement and any other Loan Document may be amended with only the consent of the Borrower and the Administrative Agent solely to the extent necessary to incorporate jurisdiction-specific provisions deemed reasonably necessary or appropriate by the Borrower, the Administrative Agent and their respective legal counsel in connection with the joinder of any Subsidiary as a Guarantor in accordance with the terms of Section 6.14 and the granting of security interests by such Subsidiary in accordance with the terms of Section 6.15.

10.02Notices; Effectiveness; Electronic Communication.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)if to the Borrower or any other Loan Party, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in clause (b) below, shall be effective as provided in such clause (b).

(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuers hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any L/C Issuer pursuant to Article II if such Lender or such L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Swing Line Lender, any L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet except to the extent such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party.

(d)Change of Address, Etc. The Borrower, the Administrative Agent, each L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities laws.

(e)Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuers and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of any Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of any Loan Party. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and all the L/C Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.14), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 (or, in the case of any Event of Default arising from a breach of Section 7.11, the Required Pro Rata Facilities Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 with respect to the Aggregate Revolving Commitments, the Term A Loans, the Incremental Tranche A Term Loans and the Obligations in respect thereof) and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.14, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders (or, in the case of any Event of Default arising from a breach of Section 7.11, any Lender with a Revolving Commitment, Revolving Credit Exposure, Term A Loan, Delayed Draw Term A Loan Commitment or Incremental Tranche A Term Loan may, with the consent of the Required Pro Rata Facilities Lenders, enforce any rights and remedies available to it with respect to the Aggregate Revolving Commitments, the Incremental Tranche A Term Loans and the Obligations in respect thereof and as authorized by the Required Pro Rata Facilities Lenders).

10.04Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket fees and expenses incurred by the Administrative Agent, each Arranger, each L/C Issuer and their respective Affiliates (but limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one firm of counsel to the Administrative Agent, the Arrangers, the L/C Issuers and their respective Affiliates, taken as a whole, and, if necessary, one firm of special counsel and one firm of local counsel in each appropriate jurisdiction (which may be a single firm for multiple jurisdictions) to all such Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest between or among such Persons, of another firm of counsel, another firm of special counsel and another firm of local counsel in each appropriate jurisdiction for all such affected Indemnitees taken as a whole, repeated until no such actual or perceived conflict exists among such Persons taken as a whole)), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or any L/C Issuer (but limited, in the case of legal fees and expenses, to the reasonable fees and expenses of one firm of counsel to the Administrative Agent, the Arrangers, the Lenders, the L/C Issuers and their respective Affiliates, taken as a whole, and, if necessary, one firm of special counsel and one firm of local counsel in each appropriate jurisdiction (which may be a single firm for multiple jurisdictions) to all such Persons, taken as a whole (and except allocated costs of in-house counsel) (and, in the case of an actual or perceived conflict of interest between or among such Persons, of another firm of counsel, another firm of special counsel and another firm of local counsel in each appropriate jurisdiction for all such affected Indemnitees taken as a whole, repeated until no such actual or perceived conflict exists among such Persons taken as a whole)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Arranger, each Lender and each L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related reasonable, expenses (limited, in the case of legal fees and expenses, to one firm of counsel for all Indemnitees taken as a whole and, if necessary, one firm of special counsel and one firm of local counsel in each appropriate jurisdiction (which may be a single firm for multiple jurisdictions) for all Indemnitees taken a as a whole (and, in the case of an actual or perceived conflict of interest, of another firm of counsel, another firm of special counsel and another firm of local counsel in each appropriate jurisdiction for all such affected Indemnitees taken as a whole) (in each case, excluding allocated costs of in- house counsel)), incurred by any Indemnitee or asserted or awarded against any Indemnitee by any Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Loan Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related reasonable, expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (a) the gross negligence or willful misconduct of such Indemnitee or any of its Related Indemnified Parties or (b) a material breach of such Indemnitee’s obligations (or any of its Related Indemnified Parties’ obligations) hereunder or under any other Loan Document or (y) arise solely out of, or result from, a claim, litigation, investigation or proceeding brought by one Indemnitee against another Indemnitee except to the extent such claim (1) involves any action or inaction by the Borrower or any Affiliate or (2) relates to any action or inaction of such Indemnitee in its capacity as Administrative Agent (or any sub-agent thereof), Arranger or similar title (including, without limitation, arranger, bookrunner, syndication agent, documentation). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), any L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided further that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), or such L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), such L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.13(d).

(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no party hereto shall assert, and each party hereto hereby waives, and acknowledges that no other Person shall have, any claim against any party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this clause (d) shall limit the Borrower’s indemnification obligations set forth above to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after demand therefor.

(f)Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, an L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments, the repayment, satisfaction or discharge of all the other Obligations and the Facility Termination Date.

10.05Payments Set Aside.  To the extent that any payment by or on behalf of any Loan Party is made to the Administrative Agent, any L/C Issuer or any Lender, or the Administrative Agent, any L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuers under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder (other than in the case of the Borrower or any other Loan Party to the extent expressly permitted under Section 7.04) except (i) to an assignee in accordance with the provisions of clause (b) of this Section 10.06, (ii) by way of participation in accordance with the provisions of clause (d) of this Section 10.06, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section 10.06, (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuers and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. Notwithstanding any other provision set forth in this Section 10.06 or otherwise, the Lenders shall not be permitted to assign their Commitments prior to the Closing Date.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this clause (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (in each case with respect to any credit facility hereunder) any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it (in each case with respect to any credit facility provided hereunder) or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 10.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)in any case not described in clause (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 in the case of any assignment in respect of the Revolving Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among the revolving credit facility or term loan facility provided hereunder on a non-pro rata basis;

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.06 and, in addition:

(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received written notice thereof;

(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any unfunded commitment to a term loan facility provided hereunder or any Revolving Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable credit facility subject to such assignment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Facility to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C)the consent of each L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D)the consent of each L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries or to any Disqualified Institution, or to any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or to a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person).

(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, any L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.06.

(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuers shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in Sections 10.01(a)(i) through Section 10.01(a)(x) that directly affects such Participant. Subject to clause (e) of this Section 10.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under clause (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06(b) with respect to any Participant. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any Lender acting as an L/C Issuer or Swing Line Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to clause (b) above, such L/C Issuer or Swing Line Lender may, (i) upon thirty (30) days’ prior written notice to the Borrower and the Lenders, resign as an L/C Issuer and/or (ii) upon thirty (30) days’ prior written notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such lender as L/C Issuer or Swing Line Lender, as the case may be. If any Lender resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If any Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.05(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (2) the successor L/C Issuer shall issue letters of credit in substitution for the applicable Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to such resigning L/C Issuer to effectively assume the obligations of such resigning L/C Issuer with respect to such Letters of Credit.

(h)Disqualified Institutions.

(i)Notwithstanding anything to the contrary set forth in this Section 10.06, no assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person (unless the Borrower has consented to such assignment as otherwise contemplated by this Section 10.06, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment in violation of this clause (h)(i) shall not be void, but the other provisions of this clause (g) shall apply.

(ii)If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior consent in violation of clause (i) above, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Commitment, (B) in the case of outstanding Term Loans held by Disqualified Institutions, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts and amounts payable under Section 2.06(a)(iii)) payable to it hereunder and under the other Loan Documents and/or (C) require such Disqualified Institution to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 10.06), all of its interest, rights and obligations under this Agreement and related Loan Documents to an Eligible Assignee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts and amounts payable under Section 2.06(a)(iii)) payable to it hereunder and other the other Loan Documents; provided that (i) the Borrower or the assigning Disqualified Institution shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b), and (ii) such assignment does not conflict with applicable Laws.

(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Institution does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by any applicable court of competent jurisdiction effectuating the foregoing clause (2).

(iv)The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders or (B) provide the DQ List to each Lender requesting the same.

10.07Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the L/C Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its and its Affiliates’ respective Related Parties who need to know such information in connection with or relating to the evaluation, administration, or enforcement of the Transactions and the Loan Documents and are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential (and the Administrative Agent, the Lenders and the L/C Issuers shall be responsible for their Related Parties’ compliance with this paragraph), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), in which case the

Administrative Agent, such Lender or such L/C Issuer shall except with respect to any audit or examination conducted by accountants or any governmental, regulatory, or self- regulatory authority exercising examination or regulatory authority, to the extent permitted by Law, notify the Borrower promptly in advance thereof, (c) to the extent required by applicable laws or regulations, by any compulsory legal process or pursuant to the order of any court or administrative agency in any pending legal, judicial or administrative proceeding, in which case the Administrative Agent, such Lender or such L/C Issuer shall notify the Borrower of the proposed disclosure in advance to the extent not prohibited by Law, compulsory legal process or the applicable administrative agency, (d) to any other party hereto, provided that no material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, may be disclosed to any Public Lender, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) to market data collectors, similar services providers to the lending industry, and services providers to the Arrangers and the Lenders in connection with the administration and management of the Credit Agreement and the Facilities hereunder; provided that such information is limited to the existence of the Loan Documents and the Facilities hereunder that is customarily provided to such market data collectors or service provider, (g) subject to an agreement containing provisions substantially the same as those of this Section and in accordance with the standard syndication processes of the Arrangers (and shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information) or as otherwise agreed, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.16 or Section 2.20 or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any of the Borrower and their obligations, this Agreement or payments hereunder, (h) on a confidential basis to  any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, (i) with the prior written consent of the Borrower, (j) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a third-party source other than the Borrower; (k) to the extent that such information was already in possession of the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates (except to the extent received in a manner restricted by this paragraph) or is independently developed by the Administrative Agent, any Lender, any L/C Issuer or any of their respective Affiliates; or (l) for purposes of establishing a “due diligence” defense in any suit, action or proceeding relating to the Loan Documents; provided that in no event shall any disclosure of Information be made to any Disqualified Institution. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received by the Loan Parties or the Subsidiaries or Affiliates after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

10.08Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender, each L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or such L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuers and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, such L/C Issuer or their respective Affiliates may have. Each Lender and each L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, any separate letter agreements with respect to fees payable to the Administrative Agent or any L/C Issuer, and the Commitment Letter as it relates solely to the Term B Facility (and the applicable commitments thereunder), constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.04, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder (other than contingent indemnification obligations for which no claim or demand has been made) shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

10.12Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the applicable L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13Replacement of Lenders.  Without limiting the provisions of Section 10.06 with respect to Disqualified Institutions, if the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)such assignment does not conflict with applicable Laws; and

(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent; provided that the failure by such Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations and Swing Line Loans pursuant to this Section 10.13 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15[Reserved].

10.16Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.17No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any of the Arrangers nor any Lender has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and each other Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.18Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Loan Notices, Swing Line Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.19USA PATRIOT Act.  Each Lender that is subject to the PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party, information concerning its direct and indirect holders of Equity Interests and other Persons exercising Control over it, and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

10.20Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under applicable law).

10.21Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Solely to the extent any Lender or any L/C Issuer that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or any L/C Issuer that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:	II-VI INCORPORATED,
a Pennsylvania corporation

	By:	/s/ Mary Jane Raymond
	Name:	Mary Jane Raymond
	Title:	Chief Financial Officer

II-VI INCORPORATED

CREDIT AGREEMENT

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
as Administrative Agent

	By:	/s/ Anthony W. Kell
	Name:	Anthony W. Kell
	Title:	Vice President

II-VI INCORPORATED

CREDIT AGREEMENT

LENDERS:	BANK OF AMERICA, N.A.,
as a Lender, an L/C Issuer and Swing Line Lender

	By:	/s/ Katherine Osele
	Name:	Katherine Osele
	Title:	Senior Vice President

II-VI INCORPORATED

CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION, as a Lender and an L/C Issuer

By:	/s/ Mary Molinar
Name:	Mary Molinar
Title:	Vice President

II-VI INCORPORATED

CREDIT AGREEMENT

BANK OF MONTREAL, as a Lender

By:	/s/ Michael Kus
Name:	Michael Kus
Title:	Managing Director

II-VI INCORPORATED

CREDIT AGREEMENT

Citizens Bank N.A., as a Lender

By:	/s/ Donald P. Haddad
Name:	Donald P. Haddad
Title:	Senior Vice President

II-VI INCORPORATED

CREDIT AGREEMENT

Fifth Third Bank, as a Lender

By:	/s/ Marisa Lake
Name:	Marisa Lake
Title:	Officer

II-VI INCORPORATED

CREDIT AGREEMENT

MUFG UNION BANK, N.A., as a Lender

By:	/s/ Matthew Antioco
Name:	Matthew Antioco
Title:	Director

II-VI INCORPORATED

CREDIT AGREEMENT

SunTrust Bank, as a Lender

By:	/s/ Dave Felty
Name:	Dave Felty
Title:	Managing Director

II-VI INCORPORATED

CREDIT AGREEMENT

TD BANK, N.A., as a Lender

By:	/s/ Matt Waszmer
Name:	Matt Waszmer
Title:	Senior Vice President

II-VI INCORPORATED

CREDIT AGREEMENT

First National Bank of Pennsylvania, as a Lender

By:	/s/ Dennis F. Lennon
Name:	Dennis F. Lennon
Title:	Vice President

II-VI INCORPORATED

CREDIT AGREEMENT

HSBC Bank USA, N.A., as a Lender

By:	/s/ Christopher S. Helmeci
Name:	Christopher S. Helmeci
Title:	SVP

II-VI INCORPORATED

CREDIT AGREEMENT

Santander Bank N.A., as a Lender

By:	/s/ Audra E. Glassmire
Name:	Audra E. Glassmire
Title:	Senior Vice President

By:	/s/ Joseph J. Sigle
Name:	Joseph J. Sigle
Title:	Senior Vice President

II-VI INCORPORATED

CREDIT AGREEMENT

Mizuho Bank, Ltd., as a Lender

By:	/s/ Donna DeMagistris
Name:	Donna DeMagistris
Title:	Authorized Signatory

II-VI INCORPORATED

CREDIT AGREEMENT